   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1996.

                                                      REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                  ABC BANCORP
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)
         GEORGIA                     6022                    58-1456434
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)         I.D. NO.)
    INCORPORATION OR
      REGISTRATION)
                            310 FIRST STREET, S.E.
                            MOULTRIE, GEORGIA 31768
                                (912) 890-1111
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                        KENNETH J. HUNNICUTT, PRESIDENT
                            310 FIRST STREET, S.E.
                            MOULTRIE, GEORGIA 31768
                                (912) 890-1111
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                   COPY TO:
       STEVEN E. FOX, ESQ.                         EDWARD J. HARRELL, ESQ.
         ROGERS & HARDIN                        MARTIN, SNOW, GRANT & NAPIER
   229 PEACHTREE STREET, N.E.                         240 THIRD STREET
         2700 CAIN TOWER                            MACON, GEORGIA 31201
     ATLANTA, GEORGIA 30303                            (912) 743-7051
         (404) 522-4700

                               ----------------

  Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein and after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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
                                                        PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF                PROPOSED MAXIMUM    AGGREGATE
       SECURITIES        AMOUNT TO BE   OFFERING PRICE      OFFERING        AMOUNT OF
  TO BE REGISTERED(1)    REGISTERED(2)     PER UNIT         PRICE(3)     REGISTRATION FEE
-----------------------------------------------------------------------------------------
Common Stock $1.00 par
 Value..................    400,000     Not applicable     $6,353,600       $1,925.33
-----------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) This Registration Statement relates to the shares of Common Stock of the Registrant to be issued to holders of shares of common stock of M & F Financial Corporation ("M & F") in connection with the Merger (as described herein).
(2) Represents Registrant's estimate of the maximum number of shares of the Registrant's Common Stock issuable upon consummation of the Merger.
(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is based on the book value of M & F's common stock as of September 30, 1996. At such date and assuming the exercise of all then-outstanding options to acquire M & F common stock, there were 1,091,358 shares of M & F common stock issued and outstanding having an aggregate book value of $3,512,737.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  ABC BANCORP
                             CROSS REFERENCE SHEET

              ITEM NUMBERCAPTION                    HEADING IN PROSPECTUS
              ------------------                    ---------------------
 A. Information About the Transaction
    1. Forepart of Registration Statement and  Outside Front Cover Page;
      Front Cover Page of Prospectus           Facing Page
    2. Inside Front and Outside Back Cover     Available Information and
      Pages of Prospectus                      Sources of Information;
                                               Documents Incorporated by
                                               Reference; Table of Contents
    3. Risk Factors, Ratio of Earnings to      Summary; Summary--Selected
      Fixed Charges and Other Information      Consolidated Financial Data
    4. Terms of the Transaction                Summary; Proposed Merger;
                                               Comparative Rights of
                                               Sharesholders; Appendix A
    5. Pro Forma Financial Information         Summary
    6. Material Contacts with the Company      Proposed Merger
      Being Acquired
    7. Additional Information Required for     *
      Reoffering by Persons and Parties Deemed
      to be Underwriters
    8. Interests of Named Experts and Counsel  Legal Opinions; Experts
    9. Disclosure of Commission Position on    *
      Indemnification for Securities Act
      Liabilities
 B. Information About the Registrant
   10. Information with Respect to S-3         *
      Registrants
   11. Incorporation of Certain Information by *
      Reference
   12. Information with Respect to S-2 or S-3  Documents Incorporated by
      Registrants                              Reference; Summary--The
                                               Parties; ABC Management's
                                               Discussion and Analysis of
                                               Financial Condition and Results
                                               of Operations; Summary--
                                               Selected Consolidated Financial
                                               Data
   13. Incorporation of Certain Information by Documents Incorporated by
      Reference                                Reference
   14. Information with Respect to Registrants *
      Other than S-2 or S-3 Registrants
 C. Information About the Company Being
  Acquired
   15. Information with Respect to S-3         *
      Companies
   16. Information with Respect to S-2 or S-3  *
      Companies
   17. Information with Respect to Companies   Summary--The Parties;
      Other than S-2 or S-3 Companies          Description of M & F Finanacial
                                               Corporation

              ITEM NUMBERCAPTION                   HEADING IN PROSPECTUS
              ------------------                   ---------------------
 D.  Voting and Management Information
     18. Information if Proxies, Consents or     Documents Incorporated by
          Authorizations Are to be Solicited     Reference; Summary; Special
                                                 Meeting Information; Proposed
                                                 Merger; Comparative Rights of
                                                 Shareholders
     19. Information if Proxies, Consents or     *
         Authorizations Are Not to be Solicited,
         or in an Exchange Offer

--------
* Inapplicable, not required or none.

                          M & F FINANCIAL CORPORATION
                             109 WEST THIRD STREET
                         DONALSONVILLE, GEORGIA 31047

                                                                         , 1996

To the Shareholders of M & F Financial Corporation:

  You are cordially invited to attend a Special Meeting of Shareholders of Merchants & Farmers Financial Corporation ("M & F") to be held at the main office lobby of Merchants and Farmers Bank, 109 West Third Street,
Donalsonville, Georgia 31047 on     , 1996, at 10:00 a.m. (the "Special
Meeting"). At the Special Meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger, dated as of September 12, 1996, between ABC Bancorp ("ABC") and M & F (the "Merger Agreement"), which provides for the merger (the "Merger") of M & F with and into ABC Bancorp ("ABC"). A copy of the Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Appendix A.

  Upon consummation of the Merger, each share (other than shares with respect to which statutory dissenters' rights have been perfected) of the common stock of M & F outstanding immediately prior thereto (the "M & F Shares") will be converted into the right to receive that number of shares of the common stock, $1.00 par value per share, of ABC ("ABC Common Stock") having a value equal to
(i) (A) 1.9 times the lesser of (1) 0.08 times the total assets of M & F based on the average of the total assets, net of intangible assets, of M & F as of the close of business for each of the 60 calendar days immediately preceding the date which is five calendar days prior to the closing date (the "Closing Date") of the Merger (the "Average Total Assets") or (2) the Total Equity of
M & F, plus (B) 1.0 times the amount, if any, by which the Total Equity of M & F exceeds 0.08 times the Average Total Assets, (ii) divided by the aggregate number of then-outstanding M & F Shares (the "Merger Consideration"). Cash will be paid in lieu of issuing fractional shares of ABC Common Stock. For purposes of the Merger, "Total Equity" means M & F's total stockholders' equity, net of intangible assets, calculated under generally accepted accounting principles, consistently applied, as of the close of business on the day immediately preceding the date which is five days prior to the Closing Date.

  Also accompanying this letter are a Notice of Special Meeting and form of Proxy for voting your M & F Shares. Please sign, date and return to M & F as soon as possible the form of Proxy in the enclosed self-addressed, stamped envelope. Before executing and returning the Proxy, you should carefully read the accompanying Proxy Statement/Prospectus. It is important that your M & F Shares be voted whether or not you attend the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish, even though you previously returned your Proxy.

  M & F's Board of Directors has fixed the close of business on     , 1996 as
the record date for the Special Meeting. Accordingly, only shareholders of record on that date will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding M & F Shares entitled to vote at the Special Meeting. Holders of 722,507 M & F Shares, representing approximately 66.2% of the shares entitled to vote, have granted to ABC irrevocable proxies pursuant to which ABC intends to vote such shares in favor of the Merger. Management, therefore, anticipates that the Merger will be approved.

  The Board of Directors of M & F believes that the proposed Merger, on the terms and conditions set forth in the accompanying Proxy Statement/Prospectus, is in the best interests of M & F and its shareholders and, therefore, unanimously recommends that you vote in favor of the Merger and the Merger Agreement.

  We look forward to your attendance at the Special Meeting.

  If you have any questions, please feel free to contact the undersigned at
(912) 524-2112.

                                          Very truly yours,

                                          David I. Rach
                                          President

                          M & F FINANCIAL CORPORATION
                             109 WEST THIRD STREET
                         DONALSONVILLE, GEORGIA 31047
                           TELEPHONE: (912) 524-2112

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD    , 1996

  To The Shareholders of M & F Financial Corporation:

  Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of M & F Financial Corporation, Donalsonville, Georgia ("M & F"), will be held at the main office lobby of Merchants & Farmers Bank, 109 West
Third Street, Donalsonville, Georgia on     , 1996, at 10:00 a.m. local time,
for the following purposes:

  1. To consider and vote upon the Agreement and Plan of Merger, dated as of September 12, 1996, between ABC Bancorp ("ABC") and M & F in the form set forth in Appendix A to the accompanying Proxy Statement/Prospectus (the "Merger Agreement"), and the transactions contemplated thereby, including the merger of M & F with and into ABC (the "Merger").

  2. To transact such other business as may properly come before the Special Meeting.

  Notice is also given that M & F's shareholders have the right to dissent and demand an appraisal of the value of their shares in the event that the Merger is approved and consummated. The rights of any dissenting shareholder to receive the value of his or her shares through statutory appraisal process is contingent upon strict compliance with the procedures set forth in Article 13 of the Georgia Business Corporation Code, a copy of which is attached as Appendix B to the accompanying Proxy Statement/Prospectus.

  M & F's Board of Directors has fixed the close of business on     , 1996, as
the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

  M & F's BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

                                          By Order of the Board of Directors

                                          _____________________________________
                                          Jerry G. Mitchell, Secretary

    , 1996

SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER RECEIVES MORE THAN ONE PROXY BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY AND, IF NO SPECIFICATION IS MADE, YOUR PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

PROSPECTUS                                                  PROXY STATEMENT
    OF                                                            OF
ABC BANCORP                                                 M & F FINANCIAL
                                                              CORPORATION

                          M & F FINANCIAL CORPORATION

                        SPECIAL MEETING OF SHAREHOLDERS

                                      , 1996

  This Proxy Statement/Prospectus is being furnished to shareholders of record
at    , 1996 of M & F Financial Corporation ("M & F") in connection with the solicitation of proxies by M & F for use at the Special Meeting of Shareholders of M & F to be held at the main office lobby of Merchants &
Farmers Bank, 109 West Third Street, Donalsonville, Georgia 31047 on    ,
1996, at 10:00 a.m. local time, and at any postponements or adjournments thereof (the "Special Meeting"). This Proxy Statement/Prospectus and the form
of proxy are being first mailed on or about    , 1996.

  At the Special Meeting, M & F's shareholders will be asked to approve the Agreement and Plan of Merger, dated as of September 12, 1996 (the "Merger Agreement"), between M & F and ABC Bancorp ("ABC"), and the transactions contemplated thereby, including the merger of M & F with and into ABC (the "Merger" or the "Merger Proposal"). A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A. Upon consummation of the Merger, each share of common stock of M & F outstanding immediately prior thereto (the "M & F Shares") will be converted into the right to receive that number of shares of the common stock, $1.00 par value per share, of ABC ("ABC Common Stock") having a value equal to (i) (A) 1.9 times the lesser of (1)
0.08 times the total assets of M & F based on the average of the total assets, net of intangible assets, of M & F as of the close of business for each of the 60 calendar days immediately preceding the date which is five calendar days prior to the closing date (the "Closing Date") of the Merger (the "Average Total Assets"), or (2) the Total Equity of M & F, plus (B) 1.0 times the amount, if any, by which the Total Equity of M & F exceeds 0.08 times the Average Total Assets, (ii) divided by the aggregate number of outstanding M & F Shares (the "Merger Consideration"). Cash will be paid in lieu of issuing fractional shares of ABC Common Stock. For purposes of the Merger, "Total Equity" means M & F' total stockholders' equity, net of intangible assets, calculated under generally accepted accounting principles, consistently applied, as of the close of business on the day immediately preceding the date which is five calendar days prior to the Closing Date. For a more complete description of the Merger Agreement and the terms of the Merger, see "PROPOSED MERGER."

  Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding M & F Shares entitled to vote at the Special Meeting. Holders of 722,507 M & F Shares, representing approximately 66.2% of the shares entitled to vote, have granted to ABC irrevocable proxies pursuant to which ABC intends to vote such shares in favor of the Merger. Management, therefore, anticipates that the Merger will be approved. Any shareholder of M & F has the right to dissent and demand any appraisal of the value of his or her shares in the event that the Merger is approved and consummated. The rights of any dissenting shareholder to receive the value of his or her shares through statutory appraisal process is contingent upon strict compliance with the procedures set forth in Article 13 of the Georgia Business Corporation Code, a copy of which is attached to this Proxy Statement/Prospectus as Appendix B. A vote against the Merger will not, in and of itself, satisfy the requirements of Article 13. See "PROPOSED MERGER--Rights of Dissenting Shareholders."

  This Proxy Statement/Prospectus constitutes the Proxy Statement of M & F and the Prospectus of ABC covering the shares of its Common Stock to be issued pursuant to the Merger Proposal. This Proxy Statement/Prospectus does not cover any resales of ABC Common Stock to be received by the shareholders of M & F upon consummation of the Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.

  The outstanding shares of ABC Common Stock are, and the shares offered hereby will be, approved for quotation on the Nasdaq National Market. The closing sale price of ABC Common Stock, as reported on the Nasdaq National
Market on   , 1996, was $   per share.

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

  THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENT AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Proxy Statement/Prospectus is    , 1996.

               AVAILABLE INFORMATION AND SOURCES OF INFORMATION

  ABC has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, covering the shares of ABC Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes the Prospectus of ABC filed as part of the Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. The Registration Statement and the exhibits thereto can be inspected and copied at the Commission's public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Commission's regional offices located at: CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  ABC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, ABC files proxy statements, annual and quarterly reports and other information with the Commission. All such proxy statements, reports and other information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above.

  ALL INFORMATION CONCERNING ABC CONTAINED HEREIN HAS BEEN FURNISHED BY ABC, AND ALL INFORMATION CONCERNING M & F CONTAINED HEREIN HAS BEEN FURNISHED BY
M & F. REFERENCES TO ABC AND M & F IN THIS PROXY STATEMENT/PROSPECTUS MEAN THE RESPECTIVE CORPORATIONS AND THEIR CONSOLIDATED SUBSIDIARIES, EXCEPT AS THE CONTEXT MAY OTHERWISE INDICATE.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL ANY SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES BY ABC MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE RELATING TO ABC WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON (INCLUDING ANY BENEFICIAL OWNER) TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO SARA R. HALL, ABC BANCORP, 310 FIRST STREET, S.E., P. O. BOX 1500, MOULTRIE, GEORGIA 31768 (912) 890-1111. IN ORDER TO INSURE TIMELY DELIVERY OF SUCH DOCUMENTS,
ANY REQUEST SHOULD BE MADE BY      , 1996.

  The following documents of ABC (Commission File No. 0-16181) are hereby incorporated by reference:

    1. ABC's Annual Report on Form 10-K for the year ended December 31, 1995;
  and

    2. ABC's Quarterly Report on Form 10-Q for the quarter ended June 30,
  1996.

  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus except as so modified or superseded. The information relating to ABC contained in this Proxy Statement/Prospectus should be read together with the information in the documents incorporated herein by reference.

                                    SUMMARY

  This summary is necessarily general and abbreviated and has been prepared to assist M & F shareholders in their review of this Proxy Statement/Prospectus. The summary is not intended to be a complete explanation of the matters covered in this Proxy Statement/Prospectus and is qualified in all respects by reference to the more detailed information contained in, or incorporated by reference into, this Proxy Statement/Prospectus, including the Appendices hereto. Shareholders are urged to read carefully this Proxy Statement/Prospectus and each of the Appendices hereto.

THE PARTIES

  ABC Bancorp. ABC is a bank holding company organized under the laws of the State of Georgia and registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the Bank Holding Company Act of 1956, as amended (the "BHCA"). ABC, through its subsidiaries, is engaged in the commercial banking business. Its primary source of earnings is derived from income generated by the ownership and operation of its eight wholly-owned subsidiary banks: American Banking Company located in Moultrie, Georgia; The Bank of Quitman located in Quitman, Georgia; Bank of Thomas County located in Thomasville, Georgia; The Citizens Bank of Tifton located in Tifton, Georgia; Cairo Banking Company located in Cairo, Georgia; Southland Bank located in Dothan, Alabama; Central Bank & Trust located in Cordele, Georgia; and First National Bank of South Georgia located in Albany, Georgia. As of September 30, 1996, ABC, on a consolidated basis, had total assets of $576.6 million, total loans of $409.8 million, total deposits of $478.4 million and stockholders' equity of $52.5 million. ABC's net income for 1995 was $5.5 million, or $1.22 per share; its net income for the nine months ended September 30, 1996 was $4.8 million, or $1.01 per share. ABC's principal executive offices are located at 310 First Street, S.E., P.O. Box 1500, Moultrie, Georgia 31768, and its telephone number is (912) 890-1111.

  M & F Financial Corporation. M & F is a bank holding company organized under the laws of the State of Georgia and registered with the Federal Reserve Board pursuant to the BHCA. M & F owns all of the outstanding common stock of Merchants & Farmers Bank, Donalsonville, Georgia ("Merchants & Farmers Bank"), a Georgia state bank which provides general banking services in Seminole County, Georgia. As of September 30, 1996, M & F, on a consolidated basis, had total assets of $42.1 million, total loans of $25.9 million, total deposits of $33.6 million and stockholders' equity of $3.5 million. M & F's net income for 1995 was $464,600, or $.43 per share; its net income for the nine months ended September 30, 1996 was $411,379, or $.38 per share. M & F's principal executive offices are located at 109 West Third Street, Donalsonville, Georgia 31047, and its telephone number is (912) 544-2112.

THE SPECIAL MEETING

  Date of Meeting, Time and Place. The Special Meeting will be held     , 1996,
at 10:00 a.m. at the main office lobby of Merchants & Farmers Bank, 109 West Third Street, Donalsonville, Georgia.

  Record Date. All shareholders of record of M & F as of the close of business
on     , 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting.

  Purpose of Special Meeting. The purpose of the Special Meeting is to consider and vote upon the Merger Agreement between M & F and ABC and the transactions contemplated thereby, including the Merger of M & F with and into ABC on the terms described in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

  Required Shareholder Vote. Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding M & F Shares entitled to vote at the Special Meeting. Holders of 722,507 M & F Shares, representing approximately 66.2% of the shares entitled to vote, have granted to ABC irrevocable proxies pursuant to which ABC intends to vote such shares in favor of the Merger. Management, therefore, anticipates that the Merger will be approved. See "VOTE REQUIRED" and "SPECIAL MEETING INFORMATION."

FINANCIAL TERMS OF THE MERGER

  Structure. Under the Merger Agreement, M & F will be merged with and into ABC. ABC will be the surviving corporation in the Merger. As a result of the Merger, the separate corporate existence of M & F will cease, and Merchants & Farmers Bank will become a wholly-owned subsidiary of ABC.

  Consideration Amount. Upon consummation of the Merger, each M & F Share outstanding immediately prior thereto (other than shares with respect to which statutory dissenters' rights have been perfected) will be converted into the right to receive that number of shares of ABC Common Stock having a value equal to (i) (A) 1.9 times the lesser of (1) 0.08 times the total assets of M & F based on the average of the total assets, net of intangible assets, of M & F as of the close of business for each of the 60 calendar days immediately preceding the date which is five days prior to the closing date (the "Closing Date") of the Merger (the "Average Total Assets"), or (2) the Total Equity of M & F, plus
(B) 1.0 times the amount, if any, by which the Total Equity of M & F exceeds
0.08 times the Average Total Assets, (ii) divided by the aggregate number of then-outstanding M & F Shares (the "Merger Consideration"). For purposes of the Merger, "Total Equity" means M & F's total stockholders' equity, net of intangible assets, calculated under generally accepted accounting principles, consistently applied, as of the close of business on the day immediately preceding the date which is five days prior to the Closing Date. Cash will be paid in lieu of issuing fractional shares of ABC Common Stock.

  By way of illustration only, the following is an example of the Merger Consideration into which each M & F Share would be converted upon consummation of the Merger based on M & F's unaudited balance sheet as of September 30, 1996 included elsewhere herein. This example assumes that all outstanding options to purchase M & F Shares have been exercised and that Average Total Assets of M & F equal total assets (net of intangible assets) of M & F at September 30, 1996. The actual Merger Consideration will be subject to a number of variables, including the actual Average Total Assets, and may be higher or lower than the amount shown in this example. In the event that the actual Merger Consideration is less than the amount set forth in the example below by 10% or more (i.e., if the actual Merger Consideration is less than $5.00), other than by reason of the issuance by M & F of additional M & F Shares to its shareholders pursuant to Section 6.2(d) of the Merger Agreement, ABC and M & F will amend or supplement this Proxy Statement/Prospectus to provide a revised example of the calculation of the Merger Consideration and will afford M & F shareholders the opportunity to revoke previously granted proxies.

  If immediately prior to the consummation of the Merger (i) the aggregate number of M & F Shares outstanding is 1,091,358, (ii) Average Total Assets are $41,800,000, and (iii) Total Equity is $3,192,000, then each M & F Share outstanding immediately prior to the consummation of the Merger (other than shares with respect to which statutory dissenters' rights have been perfected) will be converted into the right to receive that number of shares of ABC Common Stock having a value equal to $5.56, determined as follows:

     Average Total Assets..........................................  $41,800,000
     Multiple......................................................       x 0.08
                                                                     -----------
                                                                     $ 3,344,000
                                                                     ===========
     Total Equity..................................................  $ 3,192,000
                                                                     ===========
     1.9x lesser of 0.08 times Average Total Assets or Total Equity
      (1.9 x $3,192,000)...........................................  $ 6,064,800
     plus amount by which Total Equity exceeds 0.08 times Average
      Total Assets ................................................          N/A
                                                                     -----------
                                                                     $ 6,064,800
     divided by aggregate number of M & F Shares outstanding.......    1,091,358
                                                                     -----------
     Merger Consideration..........................................  $      5.56
                                                                     ===========

  Number of Shares of ABC Common Stock. The number of shares of ABC Common Stock into which a M & F Share may be converted (other than shares with respect to which statutory dissenters' rights have been perfected) will be determined by dividing the Merger Consideration by the value of a share of ABC Common Stock calculated in accordance with the Merger Agreement (the "Base Period Trading Price"). Thus, a M & F shareholder who does not dissent would receive, for his or her M & F Shares exchangeable for ABC Common Stock, that number of shares of ABC Common Stock equal to the Merger Consideration times the number of M & F Shares to be exchanged for ABC Common Stock, divided by the Base Period Trading Price, with cash being paid in lieu of fractional shares of ABC Common Stock. For this purpose, the "Base Period Trading Price" means the average of the daily closing sales price of a share of ABC Common Stock as reported on the Nasdaq National Market for the 20 consecutive trading days immediately preceding the five consecutive calendar days immediately preceding the consummation of the Merger; provided that for purposes of this calculation, the Base Period Trading Price is deemed to equal (i) $21.00 in the event the Base Period Trading Price is higher than $21.00 or (ii) $16.00 in the event that the Base Period Trading Price is less than $16.00.

  By way of illustration only, the following is an example of the number of shares of ABC Common Stock that would be issued to a hypothetical holder of 100 M & F Shares in connection with the Merger. This example assumes a Base Period Trading Price of $19.00, which was the closing sale price of ABC Common Stock as reported on the Nasdaq National Market on September 30, 1996. The actual number of shares of ABC Common Stock issuable to a M & F shareholder is subject to certain variables, including the actual Base Period Trading Price and the number of M & F Shares held by such shareholder, and may be higher or lower than the number of shares shown in this example.

  If immediately prior to the consummation of the Merger (i) the Merger Consideration for each M & F Share is assumed to be $5.56 (as in the example above), and (ii) the Base Period Trading Price is $19.00, then a M & F shareholder who owns 100 M & F Shares would receive 29 shares of ABC Common Stock (plus cash in lieu of any fractional share) determined as follows:

     Merger Consideration.............................................. $  5.56
     times number of M & F Shares......................................     100
                                                                        -------
     Subtotal.......................................................... $556.00
     divided by the Base Period Trading Price.......................... $ 19.00
                                                                        -------
     Number of Shares of ABC Common Stock..............................   29.26
                                                                        =======

REASONS FOR THE PROPOSED MERGER

  The Board of Directors of M & F has determined that the proposed Merger is in M & F's best interest and the best interests of its shareholders, customers, employees and community. In particular, the Board determined that the proposed Merger will provide Merchants & Farmers Bank with increased financial resources and the technical expertise available from ABC and its bank subsidiaries. In addition, by receiving ABC Common Stock, shareholders of M & F may benefit from ownership of a larger financial institution whose common stock is traded on the Nasdaq National Market.

  Although the terms of the Merger have been reviewed and unanimously approved by M & F's Board of Directors, M & F has not sought or received an opinion from an independent third party regarding the fairness of the Merger to any of M & F shareholders, nor was any special committee formed to negotiate or make recommendations on behalf of M & F's shareholders.

  ABC's Board of Directors has concluded that the Merger would be in the best interests of ABC's shareholders and the employees, depositors and other customers of ABC's subsidiaries, and is consistent with ABC's acquisition strategy of developing a network of local banks in the southeastern United States. ABC's Board believes that the additional banking and other resources that will be available to M & F as a result of the Merger will enhance M & F 's service to its customers. See "PROPOSED MERGER--Reasons for the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  ABC has agreed to cause Merchants & Farmers Bank to enter into an employment agreement with John C. Mosely, the President of Merchants & Farmers Bank, pursuant to which Mr. Mosely will serve as the President of Merchants & Farmers Bank for at least one year following the Merger. ABC has also agreed to cause each officer and employee of Merchants & Farmers Bank to be eligible to participate in ABC's employee benefit plans. Furthermore, ABC has agreed to provide generally to employees of Merchants & Farmers Bank fringe benefits (including health and welfare plans, vacation benefits and severance benefits) on terms and conditions no less favorable than those provided to other employees of ABC's other bank subsidiaries. See "PROPOSED MERGER--Interests of Management in the Merger".

RECOMMENDATION OF THE BOARD OF DIRECTORS OF M & F

  M & F's Board of Directors has unanimously approved the Merger Agreement and has agreed to support the Merger. The Board of Directors believes that the terms of the Merger Proposal are in the best interests of M & F's shareholders and unanimously recommends to M & F shareholders that they vote in favor of the Merger and the Merger Proposal. See "PROPOSED MERGER--Recommendation of M & F's Board of Directors."

DISSENTERS' RIGHTS

  In accordance with the Georgia Business Corporation Code (the "GBCC"), holders of M & F Shares will be entitled to dissenters' rights in connection with the Merger. The Merger Agreement provides, however, that if any shareholder timely files with M & F a written notice stating that such shareholder intends to demand payment for his or her M & F Shares, then ABC may elect not to consummate the Merger. HOLDERS OF M & F SHARES WHO WISH TO EXERCISE THEIR DISSENTERS' RIGHTS MUST SEND WRITTEN NOTICE OF THEIR INTENT TO DEMAND PAYMENT FOR THEIR M & F SHARES BEFORE THE SHAREHOLDERS OF M & F VOTE ON
THE MERGER PROPOSAL AT THE SPECIAL MEETING ON     , 1996. Such written notice
should be sent to the attention of Jerry G. Mitchell, Secretary, M & F Financial Corporation, 109 West Third Street, Donalsonville, Georgia 31047. See "PROPOSED MERGER--Dissenters' Rights" and the text of Article 13 of the GBCC attached as Appendix B to this Proxy Statement/Prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger, if and when consummated in accordance with the Merger Agreement, is expected to constitute a tax-free reorganization. M & F shareholders will recognize no gain or loss on the exchange of M & F Shares, except with respect to cash received in lieu of fractional shares. The foregoing summary is based upon an opinion to M & F provided by Rogers & Hardin, counsel to ABC. Such opinion is not binding on the Internal Revenue Service (the "Service"), and no advance ruling has been sought or obtained from any federal, state, local or other taxing authority, including the Service. All M & F shareholders should consult their own tax advisors as to the specific tax consequences to them of the Merger. See "PROPOSED MERGER--Certain Federal Income Tax Consequences of the Merger."

CONDITIONS; AMENDMENTS; TERMINATION

  Consummation of the Merger is contingent upon the approval of the proposed Merger by M & F shareholders and certain regulatory authorities, including the Federal Reserve Board (the "FRB") and the Georgia Department of Banking and Finance (the "DBF"), and is subject to numerous other conditions. See "PROPOSED MERGER--Other Provisions of the Merger Agreement--Additional Conditions to the Merger."

  The Merger Agreement may be amended at any time by mutual agreement of the Boards of Directors of ABC and M & F; provided that after the approval of M & F shareholders has been obtained, the Merger Agreement may not be amended or supplemented in any manner which will result in a decrease in the consideration paid for M & F Shares or which will otherwise materially adversely affect the rights of M & F's shareholders. The Merger Agreement may also be terminated, and the Merger abandoned, notwithstanding prior shareholder approval, by mutual agreement of M & F and ABC or by either of them in the event of failure to satisfy the conditions to the Merger prior to January 31, 1997, or if either party shall have breached any material representation or warranty contained in the Merger Agreement and such breach has not been cured within 30 days of notice thereof to the breaching party. See "PROPOSED MERGER--Other Provisions of the Merger Agreement--Waivers; Amendments; Terminations."

COMPARATIVE SHAREHOLDERS' RIGHTS

  The rights of shareholders of ABC and shareholders of M & F differ in a number of respects. For a description of the relative rights of such shareholders, see "COMPARATIVE RIGHTS OF SHAREHOLDERS."

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

  The following tables present selected historical, pro forma combined, and equivalent M & F per share data for (i) ABC; (ii) M & F; and (iii) ABC on a pro forma basis, as if the Merger had been effective on the dates indicated, and M & F. The information is based on the historical financial statements of ABC and M & F. The pro forma data do not purport to be indicative of the results of future operations or the actual results that would have occurred had the Merger been consummated at the beginnings of the periods presented. The pro forma data give effect to the Merger and are based on numerous assumptions and estimates. If the Merger is consummated as anticipated, it will be accounted for as a pooling of interests. The information presented below should be read in conjunction with, and is qualified in its entirety by, the separate consolidated financial statements, including applicable notes, of ABC and of M & F, and the Unaudited Pro Forma Condensed Consolidated Financial Data, and notes thereto, appearing elsewhere herein.

                                            AS OF AND FOR THE NINE MONTHS ENDED
                                                     SEPTEMBER 30, 1996
                                            ------------------------------------
                                                                     EQUIVALENT
                                                                       M & F
                                                         PRO FORMA     AMOUNT
                                             ABC  M & F COMBINED(1) PER SHARE(2)
                                            ----- ----- ----------- ------------
Net income per common share................ $0.96 $0.38    $0.98       $0.29
Dividends per common share.................  0.30    --     0.28        0.08
Book value per common share................ 10.44  3.22    10.48        3.06

                                                AS OF AND FOR THE YEAR ENDED
                                                     DECEMBER 31, 1995
                                            ------------------------------------
                                                                     EQUIVALENT
                                                                       M & F
                                                         PRO FORMA     AMOUNT
                                             ABC  M & F COMBINED(1) PER SHARE(2)
                                            ----- ----- ----------- ------------
Net income per common share................ $1.21 $0.43    $1.23       $0.36
Dividends per common share.................  0.35    --     0.25        0.07
Book value per common share................  9.73  2.89     8.98        2.63


                                                AS OF AND FOR THE YEAR ENDED
                                                     DECEMBER 31, 1994
                                            ------------------------------------
                                                                     EQUIVALENT
                                                                       M & F
                                                         PRO FORMA     AMOUNT
                                             ABC  M & F COMBINED(1) PER SHARE(2)
                                            ----- ----- ----------- ------------
Net income per common share................ $0.96 $0.41    $0.99       $0.29
Dividends per common share.................  0.29    --     0.20        0.06

                                                AS OF AND FOR THE YEAR ENDED
                                                     DECEMBER 31, 1993
                                            ------------------------------------
                                                                     EQUIVALENT
                                                                       M & F
                                                         PRO FORMA     AMOUNT
                                             ABC  M & F COMBINED(1) PER SHARE(2)
                                            ----- ----- ----------- ------------
Net income per common share................ $0.88 $0.25    $0.89       $0.26
Dividends per common share.................  0.29    --     0.17        0.05

--------
(1) See unaudited Pro Forma Condensed Consolidated Financial Data included elsewhere in this Proxy Statement/Prospectus.
(2) The equivalent share information for M & F in the above table is computed assuming an exchange ratio of 319,203 shares of ABC Common Stock (with an assumed market value of $19 per share) for all M & F Shares.

SELECTED CONSOLIDATED FINANCIAL DATA

  The following tables set forth selected historical financial data of ABC and M & F for each of the last five years and selected unaudited historical financial data for the nine months ended September 30, 1996 and 1995. The selected historical financial data of each of ABC and M & F have been derived from and should be read in conjunction with the annual audited consolidated financial statements of ABC and M & F, as the case may be, including the notes thereto, and the unaudited nine months consolidated financial statements of ABC and M & F, as the case may be, including the notes thereto, appearing elsewhere herein. The ABC Income Statement Data and Per Share Data for the nine months ended September 30, 1996 and 1995 and the balance sheet data at September 30, 1996 include, in the opinion of ABC's management, all adjustments necessary to present fairly the information for such periods. Such adjustments consist only of normal recurring adjustments. The M & F Income Statement Data and Per Share Data for the nine months ended September 30, 1996 and 1995 and the Balance Sheet Data at September 30, 1996 include, in the opinion of M & F's management, all adjustments necessary to present fairly the information for such periods. Such adjustments consist only of normal recurring adjustments. The data presented is not necessarily indicative of results to be expected in the future.

                          ABC BANCORP AND SUBSIDIARIES

                         NINE MONTHS ENDED
                           SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                         ------------------  ------------------------------------------------
                           1996      1995      1995      1994      1993      1992      1991
                         --------  --------  --------  --------  --------  --------  --------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED BALANCE SHEET DATA:
 Total assets........... $576,643  $411,806  $446,309  $382,200  $350,645  $331,640  $238,860
 Total loans............  409,802   281,925   281,031   250,180   212,938   196,948   139,476
 Total deposits.........  478,407   357,420   393,957   337,216   311,541   298,304   209,151
 Investment securities..   98,927    67,943    71,989    67,771    64,698    48,910    41,621
 Stockholders' equity...   52,541    42,144    43,629    38,561    27,772    26,689    25,795
SELECTED INCOME STATEMENT DATA:
 Interest income........ $ 31,682  $ 25,553  $ 34,889  $ 27,743  $ 25,325  $ 20,836  $ 20,731
 Interest expense.......   13,780    10,603    14,525    10,514    10,116     9,126    11,364
                         --------  --------  --------  --------  --------  --------  --------
   Net interest income..   17,902    14,950    20,364    17,229    15,209    11,710     9,367
 Provision for loan
  losses................      985       789     1,173       938     1,512     1,539       836
 Other income...........    4,232     3,436     4,395     4,047     3,767     2,825     2,556
 Other expenses.........   13,913    11,700    15,674    14,762    13,634    10,831     9,178
                         --------  --------  --------  --------  --------  --------  --------
 Income before tax......    7,236     5,897     7,912     5,576     3,830     2,165     1,909
 Income tax expense.....    2,429     1,949     2,460     1,703       979       537       611
                         --------  --------  --------  --------  --------  --------  --------
 Net income before
  cumulative effect.....    4,807     3,948     5,452     3,873     2,851     1,628     1,298
 Cumulative effect......      --        --        --        --        346       --
                         --------  --------  --------  --------  --------  --------  --------
   Net income........... $  4,807  $  3,948  $  5,452  $  3,873  $  3,197  $  1,628  $  1,298
                         ========  ========  ========  ========  ========  ========  ========
PER SHARE DATA:
 Net income before
  cumulative effect..... $   1.01  $   0.89  $   1.22  $   0.96  $   0.79  $   0.45  $   0.35
 Net income.............     1.01      0.89      1.22      0.96      0.88      0.45      0.35
 Book value.............    10.44      9.45      9.73      8.68      8.05      7.32      7.07
 Tangible book value....     9.03      8.97      9.27      8.16      7.29      6.56      6.23
 Dividends..............     0.30      0.25      0.35      0.29      0.29      0.29      0.26
PROFITABILITY RATIOS:
 Net income to average
  total assets..........     1.32%     1.29%     1.37%     1.09%     0.96%     0.64%     0.57%
 Net income to average
  stockholders' equity..    13.79     12.64     13.24     12.87     11.91      6.30      5.21
 Net interest margin....     5.36      5.19      5.62      5.28      5.06      5.16      4.68

                           NINE MONTHS
                              ENDED
                          SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                          --------------  ------------------------------------
                           1996    1995    1995    1994    1993   1992   1991
                          ------  ------  ------  ------  ------  -----  -----
                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
LOAN QUALITY RATIOS:
 Net charge-offs to total
  loans..................   0.17%   0.05%   0.18%   0.27%   0.86%  0.69%  0.37%
 Reserve for loan losses
  to total loans and
  OREO...................   1.63    1.84    1.84    1.81    2.00   2.31   1.22
 Nonperforming assets to
  total loans and OREO...   1.39    1.19    1.12    1.70    2.18   4.07   1.42
 Reserve for loan losses
  to nonperforming
  loans.................. 133.65  168.57  190.73  109.54  114.96  65.97  95.47
 Reserve for loan losses
  to total nonperforming
  assets................. 117.45  154.36  164.89  106.40   91.54  56.88  85.92
LIQUIDITY RATIOS:
 Loans to total
  deposits...............  85.66   78.88   71.34   74.19   68.35  66.02  66.69
 Loans to average earning
  assets.................  91.98   73.45   77.50   76.73   70.82  86.76  69.67
 Noninterest-bearing
  deposits to total
  deposits...............  13.38   14.16   17.68   17.17   14.80  14.38  14.06
CAPITAL ADEQUACY RATIOS:
 Common stockholders'
  equity to total
  assets.................   9.11   10.23    9.78   10.09    7.92   8.05  10.80
 Total stockholders'
  equity to total
  assets.................   9.11   10.23    9.78   10.09    7.92   8.05  10.80
 Dividend payout ratio...  29.70   28.09   28.69   30.21   32.95  64.44  74.29

                   M & F FINANCIAL CORPORATION AND SUBSIDIARY

                            NINE MONTHS
                               ENDED
                           SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                          -----------------  ---------------------------------------------
                           1996      1995      1995      1994     1993     1992     1991
                          -------  --------  --------  --------  -------  -------  -------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED BALANCE SHEET DATA:
 Total assets...........  $42,121  $ 40,562  $ 44,830  $ 41,979  $39,229  $34,140  $33,413
 Total loans............   25,932    25,168    24,211    20,810   19,271   17,462   14,771
 Total deposits.........   33,624    34,056    38,224    37,913   35,356   30,433   29,777
 Investment securities..   11,354    11,295    12,516    12,630   12,347   11,737   13,084
 Stockholders' equity...    3,513     3,013     3,141     2,521    2,298    2,274    2,039
SELECTED INCOME STATEMENT DATA:
 Interest income........  $ 2,585  $  2,491  $  3,342  $  2,805  $ 2,557  $ 2,610  $ 2,888
 Interest expense.......    1,314     1,257     1,700     1,268    1,151    1,356    1,767
                          -------  --------  --------  --------  -------  -------  -------
  Net interest income...    1,271     1,234     1,642     1,537    1,406    1,254    1,121
 Provision for loan
  losses................       42        14        58        17       48       57       39
 Other income...........      291       205       278       226      244      269      252
 Other expenses.........      946       917     1,246     1,168    1,100    1,054      975
                          -------  --------  --------  --------  -------  -------  -------
  Income before tax.....      574       508       616       578      502      412      359
 Income tax expense.....      163       132       151       134      128      113       90
                          -------  --------  --------  --------  -------  -------  -------
   Net income before
    minority interest...      411       376       465       444      374      299      269
  Minority interest.....      --        --        --        --        76       64       57
                          -------  --------  --------  --------  -------  -------  -------
  Net income............  $   411  $    376  $    465  $    444  $   298  $   235  $   212
                          =======  ========  ========  ========  =======  =======  =======
PER SHARE DATA:
 Net income.............  $  0.38  $   0.35  $   0.43  $   0.41  $  0.25  $  0.19  $  0.17
 Book value.............     3.22      2.77      2.89      2.32     2.12     1.85     1.66
 Tangible book value....     2.92      2.44      2.57      1.96     1.72     1.46     1.24
 Dividends..............      --        --        --        --       --       --       --
PROFITABILITY RATIOS:
 Net income to average
  total assets..........     1.31%     1.24%     1.13%     1.17%    0.84%    0.70%    0.63%
 Net income to average
  stockholders' equity..    17.11     17.66     16.43     18.42    13.04    10.89    10.97
 Net interest margin....     4.42      4.41      4.36      4.43     4.32     4.19     3.66
LOAN QUALITY RATIOS:
 Net charge-offs to
  average total loans...     0.08      0.02      0.03      0.04    (0.22)    0.33     0.26
 Reserve for loan losses
  to total loans and
  OREO..................     1.24      1.03      1.24      1.20     1.25     0.86     1.01
 Nonperforming assets to
  total loans and OREO..     0.37      0.08      0.04      0.09     0.29     0.38     0.52
 Reserve for loan losses
  to nonperforming
  loans.................   331.96  1,233.33  3,000.00  1,315.79   430.36   227.27   288.46
 Reserve for loan losses
  to total nonperforming
  assets................   331.96  1,233.33  3,000.00  1,315.79   430.36   227.27   194.81
LIQUIDITY RATIOS:
 Loans to total
  deposits..............    77.12     73.90     63.34     54.89    54.51    57.38    49.61
 Loans to average
  earning assets........    67.65     67.39     64.22     59.92    59.16    58.34    48.18
 Noninterest-bearing
  deposits to total
  deposits..............    13.25     16.51     13.15     13.56    11.48    15.27    14.04
CAPITAL ADEQUACY RATIOS:
 Common stockholders'
  equity to total
  assets................     8.30      7.40      7.00      6.00     5.90     6.70     6.10
 Total stockholders'
  equity to total
  assets................     8.30      7.40      7.00      6.00     5.90     6.70     6.10
 Dividend payout ratio..      --        --        --        --       --       --       --

SUMMARY OF PRO FORMA FINANCIAL DATA

  The following unaudited selected pro forma financial data give effect to the Merger as of the dates and for the periods indicated and pursuant to the accounting basis described below. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transaction had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited Pro Forma Financial Information appearing elsewhere in the Proxy Statement/Prospectus.

  Selected Pro Forma Combined Financial Data for ABC and M & F. The following unaudited pro forma combined data give effect to the acquisition of M & F by ABC as of September 30, 1996 and for the nine-month period ended September 30, 1996 and as of December 31, 1995 and for each of the years ended December 31, 1995, 1994 and 1993, assuming such acquisition was accounted for as a pooling of interests. The data assume that the transaction was consummated on September 30, 1996 for "Balance Sheet Data" and at the beginning of each period presented for "Income Statement Data."

                                                  AS OF              AS OF
                                            SEPTEMBER 30, 1996 DECEMBER 31, 1995
                                            ------------------ -----------------
                                                   (DOLLARS IN THOUSANDS,
                                                   EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
 Total assets..............................      $618,764          $491,139
 Cash......................................        29,915            29,841
 Federal funds sold........................         9,270            51,855
 Securities................................       110,281            84,505
 Loans, net................................       428,723           299,758
 Total deposits............................       512,030           444,369
 Stockholders' equity......................        56,054            46,770
 Book value per common share...............         10.48              9.73

                              NINE MONTHS
                                 ENDED         YEAR ENDED DECEMBER 31,
                             SEPTEMBER 30,  -----------------------------------
                                 1996         1995        1994        1993
                            --------------------------- ----------- -----------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Total interest income.....    $38,822      $46,941     $30,548     $27,882
 Total interest expense....         17,400       21,000      11,782      11,267
                               -----------  ----------- ----------- -----------
  Net interest income......         21,422       25,941      18,766      16,615
 Provision for loan
  losses...................          1,056        1,303         955       1,560
                               -----------  ----------- ----------- -----------
  Net interest income after
   provision for loan
   losses..................         20,366       24,638      17,811      15,055
 Total noninterest income..          5,090        6,255       4,273       4,011
 Total noninterest
  expense..................         17,369       21,375      15,930      14,734
 Income tax expense........          2,821        3,144       1,837       1,107
                               -----------  ----------- ----------- -----------
  Income from minority
   interest in net income
   of subsidiary and
   cumulative effect of
   accounting change                 5,266        6,374       4,317       3,225
 Minority interest in net
  income of subsidiary.....            --           --          --           76
                               -----------  ----------- ----------- -----------
  Income from continuing
   operations before
   cumulative effect.......          5,266        6,374       4,317       3,149
 Cumulative effect of
  accounting change........            --           --          --          346
                               -----------  ----------- ----------- -----------
  Income from continuing
   operations..............    $     5,266  $     6,374 $     4,317 $     3,495
                               ===========  =========== =========== ===========
  Income from continuing
   operations per share....    $      0.98  $      1.23 $      0.99 $      0.89
                               ===========  =========== =========== ===========

                    MARKET VALUE OF SECURITIES AND DIVIDENDS

  ABC. ABC Common Stock is included in the Nasdaq National Market under the symbol "ABCB". On September 11, 1996, the last day preceding the public announcement of the Merger on which ABC Common Stock was traded, the closing
sale price for ABC Common Stock was $19.50 per share. On       , 1996, the
closing sale price for ABC Common Stock was $    per share.

  The following table sets forth the quarterly range of high and low closing sale prices per share of ABC Common Stock from January 1, 1994 through October 15, 1996, as reported on the Nasdaq National Market, together with the amounts of cash dividends per share declared by ABC during each such quarter. For a discussion of ABC's policies concerning the declaration of dividends and regulatory restrictions on such declaration, see "DESCRIPTION OF ABC COMMON STOCK--General."

                                 PRICES OF COMMON STOCK
                             ------------------------------
                              HIGH     LOW   CASH DIVIDENDS
                             ------- ------- --------------
   1996
    First Quarter........... $15.00  $14.00      $.10
    Second Quarter.......... $18.75  $14.00      $.10
    Third Quarter........... $19.75  $17.75      $.10
    Fourth Quarter (through
     October 15, 1996)...... $20.25  $19.00       N/A
   1995
    First Quarter........... $10.125 $ 9.00      $.075
    Second Quarter.......... $11.625 $ 9.50      $.075
    Third Quarter........... $14.50  $11.375     $.10
    Fourth Quarter.......... $14.75  $13.50      $.10
   1994
    First Quarter(1)........    N/A     N/A      $.0714
    Second Quarter.......... $13.75  $12.25      $.0714
    Third Quarter........... $14.00  $12.75      $.0714
    Fourth Quarter.......... $13.75  $12.00      $.0714

--------
(1) Prior to May 1994, quotations for the ABC Common Stock were not reported on any market, and there was no established public trading market for the ABC Common Stock. The ABC Common Stock was included in the Nasdaq National Market beginning on May 26, 1994.

  ABC Common Stock was held by approximately     shareholders of record as of
      , 1996.

  M & F. M & F Shares are not publicly traded. There are, however, occasional transactions in M & F Shares as a result of private negotiations. M & F is aware of the price paid in some sales of M & F Shares but is not aware of the price paid in all transfers of M & F Shares. The last transaction in M & F Shares known to M & F occurred in January, 1996 at a price of $2.32 per M & F Share.

  M & F has paid no dividends to its shareholders and the Merger Agreement prohibits the payment of any such dividends pending the Merger. See "PROPOSED MERGER--Business Pending the Merger," below.

  M&F Shares were held by nine shareholders of record as of September 30, 1996.

                          SPECIAL MEETING INFORMATION

PURPOSE OF SPECIAL MEETING

  The purpose of the Special Meeting is to enable M & F shareholders to consider and vote upon the Merger Proposal. M & F's Board of Directors is not presently aware of any other matter which may come before the Special Meeting.

DATE, TIME AND PLACE

  The Board of Directors is soliciting proxies ("Proxies") from holders of M &
F Shares for use at the Special Meeting to be held      , 1996, at 10:00 a.m.,
at the main office lobby of Merchants & Farmers Bank, 109 West Third Street, Donalsonville, Georgia.

RECORD DATE

  Only shareholders of record as of the close of business on      , 1996 (the
"Record Date") will be entitled to notice of and to vote and give Proxies for purposes of voting at the Special Meeting. At the close of business on the
Record Date, there were     M & F Shares issued and outstanding. Each M & F
Share has one vote on the Merger Proposal.

VOTE REQUIRED

  The affirmative vote of the holders of a majority of M & F Shares outstanding on the Record Date are required to approve and adopt the Merger Agreement. Abstentions will, therefore, have the effect of votes against the Merger Agreement. Proxies marked "AGAINST" will not be voted in favor of any postponements or adjournments for the purpose of soliciting additional proxies. Holders of 722,507 M & F Shares, representing approximately 66.2% of the shares entitled to vote, have granted to ABC irrevocable proxies pursuant to which ABC intends to vote such shares in favor of the Merger. Management, therefore, anticipates that the Merger will be approved. No vote of the shareholders of ABC is required in connection with the Merger. No directors or executive officers of ABC own any M & F Shares.

PROXIES

  The accompanying Proxy is solicited by the Board of Directors of M & F. The Board of Directors requests that M & F shareholders mark, sign and date the accompanying Proxy and promptly return it to M & F in the enclosed envelope. If a Proxy is properly executed and returned prior to the Special Meeting, it will be voted as indicated thereon; if no voting instructions are indicated thereon, such Proxy will be voted in favor of the Merger Proposal. Although the Board of Directors knows of no additional matters to be presented at the Special Meeting as of the date of this Proxy Statement/Prospectus, the persons named in such Proxy, or their substitutes, will have authority in their discretion to vote on any such matters as may come before the Special Meeting.

  It is currently expected that, on the scheduled date of the Special Meeting, votes will be taken and the polls closed on the Merger Proposal. It is possible, however, that there could be proposals for one or more adjournments of the Special Meeting in order to permit further solicitation of proxies with respect to approval of the Merger. The affirmative vote of a majority of the shares voted on the question shall be necessary for the approval of any such adjournment proposal. An instruction to vote a Proxy for approval of the Merger will also be deemed to constitute authority to vote at the discretion of the holder of the Proxy upon any such adjournment proposal. An instruction to vote a Proxy against approval of the Merger will be deemed to constitute an instruction to the holder of the Proxy to vote against any such adjournment proposal.

  Any shareholder giving a Proxy has the right to revoke it at any time before it is exercised. Therefore, execution of the Proxy will not affect the shareholder's right to vote in person if he or she attends the Special

Meeting. Revocation may be made before the Special Meeting by written notice sent to Jerry G. Mitchell, Secretary, M & F Financial Corporation, 109 West Third Street, Donalsonville, Georgia 31047, by executing a subsequently dated Proxy, or by attending the Special Meeting and voting in person.

  M & F will bear the cost of soliciting Proxies. Solicitation will be made by mail, as well as by telephone or in person by certain directors, officers and employees of M & F (who will receive no additional compensation for doing so). M & F does not intend to pay compensation for soliciting Proxies or use any specially engaged employees of M & F or other paid solicitors.

                                PROPOSED MERGER

  The following description of the material aspects of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

  During the past several years, there has been a trend toward consolidation in the banking industry. This trend has enabled participants in business combinations to benefit from the economies of scale and greater efficiencies resulting from the shared services, technology and purchasing power of the combined entities. Banks have increasingly sought suitable acquisition candidates as a means of utilizing excess capital and obtaining the benefits described above.

  M & F Directors and officers have had no discussions with potential suitors prior to their conversations with ABC. At a Board of Directors meeting in the early summer of 1996, the directors discussed whether M & F might want to consider a strategic merger with a larger institution in order that Merchants & Farmers Bank might have economies of scale to deliver a broader range of banking services more efficiently to customers in a very competitive market. The following parameters were agreed upon as desirable in any prospective merger: (i) liquidity of stock; (ii) continued autonomy of Merchants & Farmers Bank; (iii) continued ownership role and involvement by local board of directors; (iv) a merger partner with an understanding and appreciation of agricultural and rural lending; (v) increased legal lending limits; and (vi) a transaction structured to defer tax consequences until liquidation by individual shareholders.

  Mr. Joseph F. Hall, a director of M & F, has had a collegial professional relationship with ABC Bancorp. At a social meeting in Moultrie, Georgia in July of 1996, Mr. Hall mentioned to Mr. Kenneth J. Hunnicutt, President of ABC, that the Board of M & F had discussed the possibility of merging with a larger organization. Mr. Hunnicutt stated that ABC might be interested and suggested that the matter be pursued further.

  On August 5, 1996, Mr. Hall and two other M & F directors, Mr. R.G. Heard and Mr. David Rach went to Moultrie, Georgia, and met with Mr. Hunnicutt to discuss the common interests and philosophy of the two organizations. Subsequent to these discussions, the Board members engaged in many informal discussions. The general consensus of the Board members was that the matter should be pursued. The Directors as a group were concerned about a lack of liquidity of M & F stock and the fact that the stock does not pay a cash dividend because of M & F's outstanding indebtedness, and is not expected to pay dividends in the future.

  On August 14, 1996, Mr. Rach, together with Mr. John C. Mosely, a director of M & F and President of Merchants & Farmers Bank, met with Mr. Hunnicutt in Dothan, Alabama, at the offices of Southland Bank, an ABC subsidiary, to discuss Mr. Mosely's compatibility with the ABC organization. These discussions were positive and M & F management decided to further pursue the matter.

  On August 20, 1996, Mr. W. Edwin Lane, Jr. and Mr. Hunnicutt of ABC met with the entire Board of M & F, except Mr. Heard and Mr. Carr, to further discuss the mutual interests of the organizations and the possibility of a merger. At that meeting, an informal offer to purchase was extended subject to further review of financial information by ABC. The terms of the informal offer were contingent on the negotiation of a definitive agreement and included a purchase price based on 1.9 times the equity of M & F less goodwill.

  The following day, at the request of Mr. Mosely and Mr. Rach, Mr. Lane arranged for them to meet with Mr. John McDuffie of the accounting firm of Mauldin & Jenkins. Mr. McDuffie explained the calculations involved in determining the exchange ratio. He presented examples of how the exchange evaluation would be determined and provided comparisons of this method with alternative methods of evaluation.

  Subsequent to this meeting, there were numerous phone calls between Mr. Rach and the ABC management team, and Mr. Rach indicated to ABC that the Board of Directors of M & F desired to proceed. A draft agreement was distributed on August 27, 1996, to M & F directors and counsel for M & F.

  On September 8, 1996, the Board of Directors of M & F met with counsel to discuss the proposed agreement. The Board of Directors of M & F either owned or represented one hundred percent of the stock of M & F; thus, after discussion with counsel, the Board concluded that they were under no legal duty to seek other offers. The Board approved the draft agreement, subject to the negotiation of minor items. The Board concluded that ABC was a very appropriate merger partner for M & F. ABC was large enough to offer the economies of scale sought and to provide a liquid market for the stock to be received in the exchange. ABC allowed M & F to maintain Merchants & Farmers Bank as a freestanding state bank with a local Board of Directors which the Board viewed as beneficial to the community as well as the shareholders. The Board further concluded that the sale of control premium in the transaction was adequate.

  On September 12, 1996 the Board of Directors authorized the President and the Secretary of M & F to sign the definitive Merger Agreement.

REASONS FOR THE MERGER

  In considering whether to approve the Merger with ABC, the Board of Directors of M & F evaluated the future role of M & F in the changing banking environment in light of its managerial resources, financial condition and recent results of operations. The Board considered such things as potential increased competition from bank and non-bank sources, prospects for future growth through mergers, acquisitions and branching, and the ability of M & F to develop new commercial products on a cost-effective basis. The Board also considered (i) information concerning the relative financial condition, results of operations, dividend records and growth potential of M & F and ABC;
(ii) the value of the consideration offered to M & F's shareholders relative to the market value and book value of M & F Shares and M & F's earnings; (iii) the relative strengths and compatibility of the management of the two organizations; (iv) the market price data and relative liquidity of ABC Common Stock and the lack of an active market for M & F stock; (v) the financial terms of other recent business combinations in the banking industry, particularly in Georgia; (vi) the dividend payment history of M & F compared to that of ABC; (vii) the tax consequences of the Merger; and (viii) the desire of M & F shareholders holding a majority of M & F shares for greater liquidity.

  After reviewing these factors, the Board of Directors of M & F concluded that M & F's employees and customers will benefit from the opportunities offered by affiliation with a larger financial institution strategically located in an expanded market in south Georgia and from a financial base which will permit more rapid development of new products and services. Customers of M & F will benefit from the convenience of improved product availability. Shareholders of M & F who receive ABC Common Stock may, in addition to an immediate recognition of value, benefit from ownership of a larger financial institution and from ownership of common stock which is traded on the Nasdaq National Market. The Merger will also provide M & F with access to the expertise of a larger institution, improving its service capabilities.

  The Board of Directors of M & F believes that the Merger will better enable M & F to meet the needs of the community which it serves and will permit more aggressive competition with other financial institutions located in and around southeastern Georgia. For these reasons, the Board of Directors of M & F believes that the proposed Merger is in M & F's best interest and the best interests of its shareholders, customers, employees and community.

  The terms of the Merger have been reviewed and unanimously approved by M & F's Board of Directors. In that regard, M & F's Board of Directors determined that the Merger is fair to, and in the best interests of, M & F's shareholders, M & F's customers and employees and the communities in which M & F operates based upon its evaluation of the considerations described above in "--Reasons for the Merger."

  ABC's Board of Directors has also concluded that the Merger would be in the best interests of ABC's shareholders and the employees, depositors and other customers of ABC's subsidiaries. In particular, ABC's Board concluded that the Merger would be consistent with ABC's acquisition strategy and would extend ABC's current market base with a well-managed financial institution. ABC's Board also believes that the additional banking and other resources that will be available to M & F as a result of the Merger will enhance M & F's service to its customers.

  M & F has not sought or received an opinion from an independent third party regarding the fairness of the Merger to any of M & F shareholders, nor was any special committee formed to negotiate or make recommendations on behalf of M & F shareholders.

RECOMMENDATION OF M & F'S BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS OF M & F HAS CAREFULLY CONSIDERED THE MERGER PROPOSAL, HAS UNANIMOUSLY APPROVED THE MERGER, AND UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE MERGER AGREEMENT AND MERGER PROPOSAL.

DESCRIPTION OF MERGER

  Upon consummation of the transactions contemplated under the Merger Agreement, M & F will be merged with and into ABC. ABC will be the surviving corporation after the Merger, and the articles of incorporation and the bylaws of ABC will remain in effect as they were immediately prior to the Merger. After the Merger, Merchants & Farmers Bank will be a wholly-owned subsidiary of ABC, under the operation of its current management, and the separate corporate identity of M & F will cease to exist. Upon consummation of the Merger, ABC intends to add one representative to the Board of Directors of Merchants & Farmers Bank. See "Operations of Merchants & Farmers Bank After the Merger."

CONSIDERATION FOR SHARES

  Upon consummation of the Merger, each M & F Share outstanding immediately prior thereto (other than shares with respect to which statutory dissenters' rights have been perfected) will be converted into the right to receive that number of shares of ABC Common Stock having a value equal to (i) (A) 1.9 times the lesser of (1) 0.08 times the Average Total Assets, or (2) the Total Equity of M & F, plus (B) 1.0 times the amount, if any, by which the Total Equity of M & F exceeds 0.08 times the Average Total Assets, (ii) divided by the aggregate number of then-outstanding M & F Shares (the "Merger Consideration"). The Merger Consideration was determined by arm's length negotiations between the parties, taking into account the per share earnings, book value, and market value of M & F Shares, as well as the price paid for other financial institutions in recent acquisitions in Georgia.

  The number of shares of ABC Common Stock into which a M & F Share may be converted will be determined by dividing the Merger Consideration by the Base Period Trading Price. Thus, a M & F Shareholder who does not dissent would receive, for his or her M & F Shares exchangeable for ABC Common Stock, a number of shares of ABC Common Stock equal to the Merger Consideration times the number of M & F Shares to be exchanged for ABC Common Stock, divided by the Base Period Trading Price, with cash being paid in lieu of fractional shares of ABC Common Stock. See "SUMMARY--Financial Terms of the Merger."

PAYMENT OF CASH IN LIEU OF FRACTIONAL SHARES

  No fractional shares of ABC Common Stock will be issued in the Merger. Each M & F shareholder who would otherwise have been entitled to receive a fraction of a share of ABC Common Stock will receive, in lieu thereof, cash in an amount equal to the Base Period Trading Price multiplied by the fraction of share of ABC Common Stock to which such M & F shareholder would otherwise be entitled.

SURRENDER OF CERTIFICATES

  At the Effective Time of the Merger, each holder of M & F Shares will be required to surrender his or her certificates previously representing M & F Shares ("Old Certificates"), properly endorsed and otherwise in proper form for transfer. Promptly following such surrender, ABC will issue shares of ABC Common Stock issuable to such holder pursuant to the Merger Agreement, plus cash in lieu of fractional shares.

  If any certificates for shares of ABC Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the person requesting the exchange must affix any requisite stock transfer tax stamps to the Old Certificate surrendered, provide funds for their purchase, or establish to the satisfaction of ABC that such taxes are not payable.

  Unless and until Old Certificates (or evidence that the Old Certificates have been lost, stolen or destroyed, accompanied by such security or indemnity as shall be requested by M & F) are properly presented to ABC, the holder thereof shall not be entitled to any consideration to be paid in the Merger or to any dividends payable on ABC Common Stock. To the extent permitted by law, former M & F shareholders will be entitled to vote after the Effective Date at any meeting of ABC shareholders the number of shares of ABC Common Stock into which their respective M & F Shares are converted, regardless of whether they have exchanged certificates representing their M & F Shares for certificates representing ABC Common Stock. On or after the Effective Date, upon surrender of his or her Old Certificates (or evidence that the Old Certificates have been lost, stolen or destroyed, accompanied by such security or indemnity as is requested by M & F) to ABC, the holder thereof will be paid the consideration to which the holder is entitled under the Merger Agreement, including any dividends which theretofore became payable on any shares of ABC Common Stock to which the holder is entitled. In no event will any holder of M & F Shares exchanged in the Merger be entitled to receive any interest on any amounts held by ABC.

  After the consummation of the Merger, there will be no transfers on the stock transfer books of M & F or ABC of any M & F Shares. If, after the consummation of the Merger, Old Certificates are properly presented to ABC, they will be cancelled and exchanged for the consideration specified in the Merger Agreement, subject to applicable law and to the extent that ABC has not paid any amounts to a public official pursuant to applicable abandoned property laws.

EFFECTIVE DATE OF MERGER

  As used in this Proxy Statement/Prospectus, "Effective Date" means the date on which ABC files an appropriate certificate of merger in the office of the Georgia Secretary of State, or such other date as specified in such certificate of merger. The Effective Date cannot occur before completion of all conditions under the Merger Agreement, or authorized waiver thereof. See "--Other Provisions of the Merger Agreement." The Merger Agreement provides that the parties shall use their reasonable efforts to cause the Effective Date to occur on (a) the last business day of the month in which occurs the last to occur of (i) the effective date of any required consent (including regulatory consents) and (ii) the date on which M & F' shareholders approve the Merger Agreement; or (b) such later time as the parties may mutually agree. It is currently anticipated that the Effective Date will occur on, or
as soon as practicable after,      , 1996. If the Merger has not occurred by
January 31, 1997, unless such date is otherwise extended by agreement of the parties, either M & F or ABC has the right to terminate the Merger Agreement in its entirety without penalty.

INTERESTS OF MANAGEMENT IN THE MERGER

  John C. Mosely, the Chief Executive Officer and President of Merchants & Farmers Bank, has agreed to enter into a one year employment agreement with Merchants & Farmers Bank effective as of the Closing Date.

  Following the Merger, ABC intends to provide generally to officers and employees of Merchants & Farmers Bank fringe benefits (including health and welfare plans, vacation benefits and severance benefits) on terms and conditions no less favorable than those provided to officers and employees of ABC's other bank subsidiaries from time to time. ABC will also cause each eligible officer and employee of Merchants & Farmers Bank to participate in ABC's SEP/IRA Retirement Plan (the "SEP Plan") according to the terms of the SEP Plan. For purposes of the eligibility and vesting provisions under ABC's pension plan, officers and employees of Merchants & Farmers Bank shall receive credit for years of service at Merchants & Farmers Bank. Under the SEP Plan, officers or employees of Merchants & Farmers Bank who have been employed by Merchants & Farmers Bank during three of the five calendar years preceding the Effective Date are eligible to participate in the SEP Plan.

RIGHTS OF DISSENTING SHAREHOLDERS

  Holders of M & F Shares are entitled to dissenters' rights under Article 13 of the GBCC ("Article 13"). As described below, such rights allow M & F shareholders to dissent from the Merger and to obtain instead payment of "fair value" for their M & F Shares. A person having a beneficial interest in M & F Shares held of record in the name of another person, such as a trustee, guardian, custodian, broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' rights the beneficial owner may have.

  The following discussion is not a complete statement of the law pertaining to dissenters' rights under the GBCC and is qualified in its entirety by the full text of Article 13 which is reprinted in its entirety as Appendix B to this Proxy Statement/Prospectus. All references in Article 13 and in this summary to a "shareholder" are to the record holder of M & F Shares as to which dissenters' rights are asserted, if any.

  A M & F shareholder wishing to exercise dissenters' rights must deliver to M & F before the vote on the Merger Agreement a written notice of such shareholder's intent ("Notice of Intent") to demand payment for such shareholder's M & F Shares. In addition, such shareholder must not vote in favor of approval of the Merger Agreement. A vote against approval of the Merger Agreement will not, in and of itself, constitute a written demand for dissenters' rights satisfying the requirements of Article 13.

  Under Article 13, M & F must provide written notification ("Dissenters' Notice") to each dissenting shareholder within ten days after the consummation of the Merger (i) stating where the demand for payment (the "Payment Demand") must be sent and where and when certificates for certificated shares must be deposited and (ii) setting a date by which M & F must receive the Payment Demand, which date (the "Payment Demand Date") may not be fewer than 30 nor more than 60 days after the date on which the Dissenters' Notice is delivered. A shareholder in receipt of a Dissenters' Notice must deliver a Payment Demand and deposit such shareholder's certificates on or prior to the Payment Demand Date in accordance with the terms of the Dissenters' Notice. Within ten days after receipt of the Payment Demand or within ten days after consummation of the Merger, whichever is later, M & F must make a written offer to each dissenting shareholder who has filed a Payment Demand to pay an amount estimated to be the "fair value" of the shares plus accrued interest. If the dissenting shareholder accepts M & F's offer by written notice to M & F within 30 days of M & F's offer, payment must be made within 60 days after the offer was made or consummation of the Merger, whichever occurs later.

  A dissenting shareholder may notify M & F, in writing, of such shareholder's own estimate of the "fair value" of his shares and demand payment thereof, provided that such notice is delivered within 30 days after

M & Fs' offer. In addition, if M & F does not offer payment within the time period set forth in the preceding paragraph, a dissenting shareholder may demand delivery of certain financial information regarding M & F (which M & F must provide within ten days after receipt of such demand) and may, at any time within three years of the consummation of the Merger, notify M & F of such shareholder's own estimate of the fair value of such shareholder's shares and demand payment thereof.

  If a Payment Demand remains unsettled, then M & F, within 60 days after receipt of the Payment Demand, must bring an action in a court of competent jurisdiction in the county contemplated by Section 14-2-1330(b) of the GBCC requesting that the "fair value" of the shares be determined together with accrued interest. If M & F fails to bring such action within such 60-day period, M & F will be required to pay each dissenter whose demand remains unsettled the amount demanded by such dissenting shareholder.

  The costs and expenses of any such action shall be determined by the court and shall be assessed against M & F. Notwithstanding the foregoing, all or any part of such costs and expenses may be apportioned and assigned as the court may deem equitable against any and all of the dissenting shareholders who are party to the action and to whom M & F shall have made an offer to pay for the shares, if the court finds that such shareholder acted arbitrarily, vexatiously or not in good faith in making a Payment Demand. Such expenses may include reasonable compensation and expenses of appraisers appointed by the court and fees and expenses of counsel and experts employed by M & F. If the court finds that M & F failed to comply with the requirements of Article 13, the court may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any attorneys or experts employed by the shareholder in the action.

  Only a shareholder of record is entitled to assert dissenters' rights for M & F Shares registered in that holder's name. The demand for dissenters' rights should be exercised by or on behalf of the holder of record fully and correctly, as his name appears on his stock certificates. If M & F Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if M & F Shares are owned of record by more than one person, such as a joint tenancy or tenants in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record, provided the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting for such owner or owners.

  If any holder of M & F Shares who demands dissenters' rights with respect to his or her shares fails to perfect, or effectively withdraws or loses, his or her right to dissent, he or she will no longer have the right to receive the "fair value" of his or her shares. Rather, such a shareholder will only be entitled to receive the Merger Consideration described above. A M & F Shareholder will fail to perfect, or effectively withdraw or lose, his or her right to dissent if he or she fails to deliver a Notice of Intent to M & F prior to the vote on the Merger Agreement, fails to vote against approval of the Merger Agreement or abstain with respect to the Merger Agreement, fails to file a Payment Demand with M & F or delivers to M & F a written withdrawal of his or her Payment Demand.

  Failure to follow the steps required by Article 13 for perfecting dissenters' rights will result in the loss of such rights. Consequently, any shareholder of M & F who desires to exercise his or her dissenters' rights is urged to consult his or her legal advisor before attempting to exercise such rights.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  Tax Opinion. The following discussion of certain Federal income tax consequences of the Merger is based upon an opinion received from Rogers & Hardin, counsel for ABC. Such opinion is not binding upon the Internal Revenue Service (the "Service"), and no advance ruling has been sought or obtained from any federal, state, local or other taxing authority, including the Service. Insofar as the opinion of Rogers & Hardin is directed to the tax treatment of M & F shareholders, it does not purport to apply to all M & F shareholders. Certain M & F shareholders may be in special circumstances which are not addressed in such opinion. The opinion also considers only Federal income taxes and does not take into account the application of other Federal taxes or state or local taxes. FOR THESE REASONS, M & F SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AT THEIR OWN EXPENSE AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR OWN SITUATIONS.

  The opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the applicable regulations promulgated or proposed thereunder, current rulings of the Service and judicial decisions as in effect on the date of such opinion, all of which are subject to modification or challenge at any time and perhaps with retroactive effect.

  Tax-free Reorganization. The Merger, if and when consummated in accordance with the Merger Agreement, will constitute a tax-free reorganization for Federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code.

  Exchange of M & F Shares Solely for ABC Common Stock. A M & F shareholder who receives solely shares of ABC Common Stock pursuant to the Merger will recognize no gain or loss, except with respect to cash received in lieu of a fractional share of ABC Common Stock, if any. See "Cash in Lieu of Fractional Shares of ABC Common Stock" below. The aggregate basis of the shares of ABC Common Stock actually received by such M & F shareholder will be the same as the tax basis of M & F Shares surrendered in exchange therefor, as reduced by the ratable portion of such basis allocated to any fractional share interest to which he or she may have been entitled. The holding period of the ABC Common Stock received by such a shareholder will include the holding period of M & F Shares surrendered in the exchange, provided the M & F Shares were held as a capital asset as of the Effective Date.

  Cash in Lieu of Fractional Shares of ABC Common Stock. The payment of cash to M & F shareholders in lieu of fractional shares of ABC Common Stock will be treated as if such fractional shares were distributed as part of the exchange and then redeemed by ABC, and the payment received by M & F shareholders will be treated as having been received as a distribution in full payment in exchange for such fractional shares of ABC Common Stock. The resulting gain or loss will be capital gain or loss (assuming the ABC Common Stock is a capital asset in the M & F shareholder's hands), which will be long term in nature if the M & F Shares exchanged therefor have been held (or are deemed to have been held) more than one year.

  Backup Withholding. Absent an applicable exemption, ABC must withhold 31% of the cash consideration to which any M & F shareholder is entitled in the Merger unless the shareholder provides his or her tax identification number and certifies, under penalties of perjury, that such number is correct. Accordingly, if requested by ABC, each M & F shareholder should complete an IRS Form W-9 or substitute form to provide the information and certification necessary to avoid this "backup withholding."

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER WILL VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH M & F SHAREHOLDER AND OTHER FACTORS, EACH M & F SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

REGULATORY APPROVALS

  The Merger requires the approval of the Federal Reserve Board (the "FRB") under the BHCA and the Georgia Department of Banking and Finance (the "DBF"). Applications for such approvals were filed with the FRB and the DBF on
 , 1996. The Merger may not be consummated for 15 days after approval by the FRB, during which time an action may be brought by the United States Department of Justice challenging the Merger on antitrust grounds.

ISSUANCE OF ADDITIONAL SHARES

  The Merger Agreement prohibits the issuance or sale of M & F Shares or options to purchase M & F Shares pending the consummation of the Merger, except that M & F may sell additional M & F Shares to any person who is a holder of M & F Shares as of the date of the Merger Agreement, so long as such sale does not cause Total Equity to exceed 8.0% of Average Total Assets. M & F intends to sell additional M & F Shares to its existing shareholders in the amount so permitted under the Merger Agreement prior to consummation of the Merger.

BUSINESS PENDING THE MERGER

  The Merger Agreement provides, among other limitations, that, pending consummation of the Merger, M & F will operate in the ordinary course, will use its best efforts to preserve its businesses and business organizations intact, will comply with all applicable laws and will make no material changes in its customary business practices.

OTHER PROVISIONS OF THE MERGER AGREEMENT

  Representations and Warranties. The Merger Agreement contains representations and warranties by the parties regarding, among other things, their respective organization, authorization to enter into the Agreement, capitalization, pending and threatened litigation, contractual obligations, compliance with applicable laws and regulations, financial statements and filings with regulatory agencies. These representations and warranties will not survive consummation of the Merger.

  Additional Conditions to the Merger. The obligations of M & F and ABC to consummate the Merger are subject to the following additional conditions, among others: approval and adoption of the Merger Agreement and the Merger by the requisite vote of M & F shareholders as solicited by this Proxy Statement/Prospectus; absence of any order, judgment or decree of any court or any government agency having jurisdiction over M & F or over ABC restraining or prohibiting the consummation of the Merger; the inclusion of the ABC Common Stock to be issued in the Merger in the Nasdaq National Market; and the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus is a part and the absence of a stop order suspending such effectiveness. In addition, the obligation of ABC to consummate the Merger is further subject to the satisfaction or waiver of a number of conditions, including the continued truth and accuracy in all material respects of the representations or warranties made by M & F in the Merger Agreement; M & F's performance of all of its obligations under the Merger Agreement; ABC's receipt of an opinion of counsel to M & F with respect to certain corporate matters; ABC's receipt of a letter from M & F's independent accountants with respect to the financial information of M & F contained herein; the execution of an employment agreement by and between Merchants & Farmers Bank and John Mosely in substantially the form attached as Exhibit 5 to the Merger Agreement; and ABC's receipt of an opinion from Mauldin & Jenkins regarding the pooling of interests accounting treatment of the Merger. M & F's obligation to consummate the Merger is also subject to the satisfaction or waiver of a number of conditions, including the continued truth and accuracy in all material respects of the representations or warranties made by ABC set forth in the Merger Agreement; ABC's performance of all of its obligations under the Merger Agreement; and M & F's receipt of an opinion of counsel to ABC with respect to certain corporate matters.

  Waivers; Amendments; Terminations. Any term or condition of the Merger Agreement may be waived by the party entitled to the benefits thereof, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that after the Merger is approved by M & F shareholders, no such amendment or supplement may result in a decrease in the consideration for M & F Shares or otherwise materially adversely affect the rights of M & F shareholders without their approval. The Merger Agreement provides that it may be terminated (i) by the mutual consent of both parties; (ii) by either party in the event of a material breach by the other party of any representation or warranty contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of notice of such breach to such party; (iii) by either party in the event that any consent or regulatory approval necessary to consummate the Merger has been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed with the limit for such appeal or if M & F's shareholders fail to approve the Merger and the Merger Agreement; (iv) at any time after January 31, 1997, by either party in the event the Merger has not been consummated on or before such date; (v) by either party if it becomes clear that certain conditions precedent to such party's obligations cannot be satisfied on or prior to January 31, 1997; or
(vi) by M & F upon the payment of the termination fee discussed below in connection with its acceptance of an alternative proposal. In the event of termination as a result of a material breach of the Merger Agreement, the non-breaching party shall be entitled to liquidated damages in the amount of $250,000.

  Expenses of the Merger. M & F and ABC each will bear their respective costs and expenses incurred in connection with the Merger, including the fees, expenses and disbursements of their respective counsel and auditors and one-half of the printing expenses and filing fees in connection with this Proxy Statement/Prospectus, whether or not the Merger is consummated. Notwithstanding the foregoing, in the event that the Merger Agreement is terminated by M & F pursuant to Section 9.1(g) of the Merger Agreement upon execution of a definitive agreement with a third party or in the event that, prior the termination of the Merger Agreement, M & F receives a takeover proposal and, within one year of such termination, enters into, approves, recommends or takes action with respect to a merger, consolidation or other business combination with any other person, then M & F shall pay to ABC the sum of ABC's expenses, plus the sum of $250,000.

OPERATIONS OF MERCHANTS & FARMERS BANK AFTER THE MERGER

  After the Merger is consummated, Merchants & Farmers Bank will remain a state bank organized under the laws of the State of Georgia. Following the Merger, ABC intends to seek the approval of the FDIC to add Kenneth J. Hunnicutt, the President and Chief Executive Officer of ABC, to the Board of Directors of Merchants & Farmers Bank. The parties intend that, after the Effective Date, the operations of Merchants & Farmers Bank initially will continue unchanged. There can be no assurance, however, that the operations of Merchants & Farmers Bank will continue unchanged indefinitely and, as the sole shareholder of Merchants & Farmers Bank, ABC will be entitled to remove or not reelect such officers or directors of Merchants & Farmers Bank and to make any other changes in its business or operation in the future as ABC may deem necessary or appropriate, subject to certain prior regulatory approval. ABC has agreed to provide generally to officers and employees of Merchants & Farmers Bank comparable employee benefits that ABC provides to officers and employees of its other banking subsidiaries from time to time. See "--Interest of Management in the Merger."

  After the Effective Date, ABC anticipates that there will be a close liaison and a high level of cooperation among all of ABC's subsidiaries resulting in an improved ability to meet the needs of the communities served by Merchants & Farmers Bank and ABC's other subsidiary banks.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a "pooling of interests" transaction.

RESALE OF ABC COMMON STOCK

  All shares of ABC Common Stock received by M & F shareholders in the Merger will be freely transferable, except that shares of ABC Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the 1933 Act) of M & F prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the 1933 Act (or Rule 144 in the case of such persons who become affiliates of ABC) or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of ABC or M & F generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The Merger Agreement requires M & F to use reasonable efforts to deliver or cause to be delivered to ABC a letter agreement from each M & F affiliate to the effect that such person will not offer or sell or otherwise dispose of any of the shares of ABC Common Stock issued to such persons in or pursuant to the Merger in violation of the 1933 Act or the rules and regulations promulgated by the Commission thereunder.

  In addition, in order to qualify the Merger as a "pooling of interests" for accounting purposes, affiliates of M & F may not sell the ABC Common Stock that they receive in the Merger until 30 days of combined financial results of ABC and M & F have been published following the Merger.

                          DESCRIPTION OF ABC BANCORP

  ABC is a bank holding company organized under the laws of the State of Georgia and registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the Bank Holding Company Act of 1956, as amended (the "BHCA"). ABC, through its subsidiaries, is engaged in the commercial banking business. Its primary source of earnings is derived from income generated by the ownership and operation of its eight wholly-owned subsidiary banks (the "Subsidiary Banks"): American Banking Company located in Moultrie, Georgia; The Bank of Quitman located in Quitman, Georgia; Bank of Thomas County located in Thomasville, Georgia; The Citizens Bank of Tifton located in Tifton, Georgia; Cairo Banking Company located in Cairo, Georgia; Southland Bank located in Dothan, Alabama ("Southland"); Central Bank & Trust located in Cordele, Georgia ("Central"); and First National Bank of South Georgia located in Albany, Georgia ("First National"). As of September 30, 1996, ABC, on a consolidated basis, had total assets of $576.6 million, total loans of $409.8 million, total deposits of $478.4 million and stockholders' equity of $52.5 million. ABC's net income for 1995 was $5.5 million, or $1.22 per share; and its net income for the nine months ended September 30, 1996 was $4.8 million, or $1.01 per share. ABC's principal executive offices are located at 310 First Street, S.E., P.O. Box 1500, Moultrie, Georgia 31768, and its telephone number is (912) 890-1111.

  Additional information concerning ABC is contained in documents incorporated in this Proxy Statement/Prospectus by reference. These documents are available without charge upon written request to Sara R. Hall, ABC Bancorp, 310 First Street, S.E., P. O. Box 1500, Moultrie, Georgia 31768, telephone no.
(912) 890-1111. In order to assure timely delivery of these documents, any
request should be made by    , 1996.

             ABC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  ABC's principal asset is its ownership of the Subsidiary Banks. Accordingly, its results of operations are primarily dependent upon the results of operations of the Subsidiary Banks. The Subsidiary Banks conduct a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). The Subsidiary Banks' profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate paid and earned on these balances. Net interest income is dependent upon the Subsidiary Banks' interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate interest income. The interest rate spread is impacted by interest rates, deposit flows and loan demand. Additionally, and to a lesser extent, the profitability of the Subsidiary Banks is affected by such factors as the level of noninterest income and expenses, the provision for loan losses and the effective tax rate. Noninterest income consists primarily of loan and other fees and income from the sale of loans and investment securities. Noninterest expenses consist of compensation and benefits, occupancy-related expenses, deposit insurance premiums paid to the FDIC and other operating expenses.

  The results of operations for the years ended December 31, 1995, 1994 and 1993 and nine months ended September 30, 1996 and 1995 include the operations of the five wholly-owned subsidiary banks held prior to 1996 and the operations of Central and First National which were acquired in 1996 in transactions that were accounted for as poolings of interest. The results of operations for the nine months ended September 30, 1996 also include the operations of Southland since June 21, 1996, the date of its acquisition, which transaction was accounted for as a purchase.

RESULTS OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

  ABC's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income and to control noninterest expense. Since interest rates are determined by market forces and economic conditions beyond the control of ABC, the ability to generate net interest income is dependent upon the ability of the Subsidiary Banks to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is taxable-equivalent net interest income divided by average earning assets.

  The primary component of consolidated earnings is net interest income, or the difference between interest income on interest-earning assets and interest paid on interest-bearing liabilities. The net interest margin is net interest income expressed as a percentage of average interest-earning assets. Interest-earning assets consist of loans, investment securities and Federal funds sold. Interest-bearing liabilities consist of deposits, of which approximately 15% are noninterest-bearing. A portion of interest income is earned on tax-exempt investments, such as state and municipal bonds. In an effort to state this tax-exempt income and its resultant yields on a basis comparable to all other taxable investments, an adjustment is made to analyze this income on a taxable-equivalent basis.

  The net interest margin increased by 31 basis points or 5.76% to 5.69% in 1995 as compared to 5.38% in 1994. This increase in net interest margin was achieved by an increase of 109 basis points in average yield earned on interest-earning assets accompanied by an increase of 101 basis points in average rate paid on interest-bearing liabilities. Net interest income on a taxable-equivalent basis was $20,648,000 in 1995 as compared to $17,543,000 in 1994, representing an increase of 17.70%. Net interest income on a taxable-equivalent basis was $17,543,000 in 1994 as compared to $15,517,000 in 1993, representing an increase of 13.06%. Net interest margin increased by 4.26% to 5.38% in 1994 from 5.16% in 1993 because average interest-earning assets increased by 8.43% while interest-bearing liabilities increased only 4.91% in 1994 as compared to 1993. Average interest rates did not fluctuate significantly during 1994 as compared to 1993.

  Average interest-earning assets increased by $36,589,000 or 11.22% to $362,622,000 in 1995 from $326,033,000 in 1994. Average loans increased by
$33,389,000; average investments increased by $973,000; and average Federal funds sold increased by $2,227,000. The increase in average interest-earning assets was funded by an increase in average deposits of $30,302,000 or 9.54% to $347,981,000 in 1995 from $317,679,000 in 1994. By comparison, average interest-earning assets increased by $25,342,000 or 8.43% to $326,033,000 in 1994 from $300,691,000 in 1993. During 1994, average deposits increased by $18,232,000 or 6.09%, to $317,679,000 from $299,447,000 in 1993. Approximately
15% of the average deposits were noninterest-bearing deposits in 1995 and 1994.

  The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on nonaccruing, past due and other loans that management believes require attention.

  The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. The provision for loan losses charged to earnings amounted to $1,173,000 in 1995, $938,000 in 1994 and $1,512,000 in 1993. The
increase in the provision for loan losses in 1995 of $235,000, or 25.05%, as compared with 1994 was accompanied by an increase of 12.33% in total loans in 1995 and an increase in the allowance for loan losses of 14.56%. Net charge-offs represented 43.82% of the provision for loan losses in 1995 as compared to 73.13% in 1994. The decrease in loan charge-offs in 1995 resulted from an improvement in the quality of the collateral held as security on loans and the ability of the creditors to service their debt. The loan charge-offs for 1995 represented .19% of average loans outstanding during the year as compared to
 .29% for 1994. At December 31, 1995, the allowance for loan losses was 1.84% of total loans outstanding as compared to an allowance for loan losses of 1.81% of total loans outstanding at December 31, 1994. The determination of the allowance rests upon management's judgment about factors affecting loan quality and assumptions about the local and national economy. Management considers the year-end allowance for loan losses adequate to cover potential losses in the loan portfolio.

  Average total assets increased $43,994,000 or 12.39% to $398,949,000 in 1995 as compared to $354,955,000 in 1994. The increase in average total assets was accompanied by an increase in average deposits of $30,302,000 or 9.54%. Average total assets increased $21,131,000 or 6.33% to $354,955,000 in 1994 as compared to $333,824,000 in 1993 and was accompanied by an increase in average total deposits of $18,232,000 or 6.09% to $317,679,000 in 1994 from
$299,447,000 in 1993.

  ABC has provided a valuation reserve of $228,000 against a deferred tax asset of $285,000 recorded on the books of a subsidiary bank. The deferred tax asset relates to a purchased tax net operating loss carryforward for which utilization is limited to specified amounts in future years and can only be used to offset taxable income of that subsidiary bank. At December 31, 1995, approximately $840,000 was available to offset income of the subsidiary bank in future years.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

  The net interest margin increased 17 basis points or 3.23% to 5.43% for the nine months ended September 30, 1996 as compared to 5.26% for the nine months ended September 30, 1995. This increase in net interest margin resulted from an increase of 61 basis points in interest earned on earning assets combined with an increase of 16 basis points in average rate paid on interest-bearing liabilities. Net interest income on a taxable-equivalent basis increased 19.77% to $18,148,000 for the nine months ended September 30, 1996 as compared to $15,153,000 for the nine months ended September 30, 1995.

  The provision for loan losses increased $196,000 to $985,000 for the nine months ended September 30, 1996 as compared to $789,000 for the nine months ended September 30, 1995. The provision for loan losses of $77,000 recorded by Southland during the nine months ended September 30, 1996 accounted for approximately 40% of the total increase. The provision for loan losses recorded during the nine months ended September 30, 1995 did not include any provision for loans of that subsidiary because the acquisition was accounted for as a purchase transaction, and accordingly, the operations for Southland have been included since the date of acquisition on June 21, 1996. The additional increase of $119,000 resulted from an increase in average loans of $39,247,000 (excluding Southland) during the nine-months period in 1996 as compared to the same period in 1995.

  Net income increased $859,000 or 21.76% to $4,807,000 for the nine months ended September 30, 1996 as compared to $3,948,000 for the nine months ended September 30, 1995. Approximately 40% of this increase represents net income of $343,000 contributed by the purchased subsidiary, Southland. Net interest income of ABC and its subsidiaries excluding Southland increased $1,591,000 offset by an increase in provision for loan losses of $119,000 and an increase in all other net noninterest expense of $956,000, resulting in a net increase of $516,000 in net income for the consolidated group excluding Southland.

  Total assets increased $165,557,000 or 40.27% to $576,643,000 at September 30, 1996 as compared to total assets of $411,806,000 at September 30, 1995. Of the total increase in assets, Southland contributed $119,859,000 or an increase of 29.11%. Total loans increased $127,877,000 to $409,802,000 at September 30,

1996 as compared to $281,925,000 at September 30, 1995. Southland contributed $83,235,000 of the increase in loans and all other banks contributed $44,642,000. Total deposits increased $120,987,000, of which $93,831,000 were attributable to Southland. The deposits contributed by Southland accounted for an increase of 26.25% while the increase in deposits in all other banks accounted for an increase of 7.60%.

AVERAGE BALANCES AND NET INCOME ANALYSIS

  The following table sets forth the amount of ABC's interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets. Federally tax-exempt income is presented on a taxable equivalent basis assuming a 34% Federal tax rate.

                                                     YEAR ENDED DECEMBER 31,
                          --------------------------------------------------------------------------------
                                    1995                       1994                       1993
                          -------------------------- -------------------------- --------------------------
                                             AVERAGE                    AVERAGE                    AVERAGE
                                    INTEREST YIELD/            INTEREST YIELD/            INTEREST YIELD/
                          AVERAGE   INCOME/   RATE   AVERAGE   INCOME/   RATE   AVERAGE   INCOME/   RATE
                          BALANCE   EXPENSE   PAID   BALANCE   EXPENSE   PAID   BALANCE   EXPENSE   PAID
                          --------  -------- ------- --------  -------- ------- --------  -------- -------
                                                     (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
 Loans, net of unearned
  interest..............  $269,433  $29,439   10.93% $236,044  $23,234   9.84%  $210,075  $20,875   9.94%
 Investment securities:
 Taxable................    59,786    3,500    5.85%   57,647    3,038   5.27%    49,799    2,926   5.88%
 Tax-exempt.............     9,595      835    8.70%   10,761      924   8.59%     9,265      905   9.77%
 Federal funds sold.....    23,808    1,399    5.88%   21,581      861   3.99%    31,552      927   2.94%
                          --------  -------          --------  -------          --------  -------
  Total interest-
   earning assets.......   362,622   35,173    9.70%  326,033   28,057   8.61%   300,691   25,633   8.52%
                          --------  -------          --------  -------          --------  -------
Noninterest-earning
 assets:
 Cash...................  $ 18,983                   $ 19,197                   $ 18,957
 Allowance for loan
  losses................    (4,952)                    (4,730)                    (3,551)
 Unrealized gain on
  available for sale
  securities............      (187)                      (395)
 Other assets...........    22,483                     14,850                     17,727
  Total noninterest-
   earning assets.......    36,327                     28,922                     33,133
                          --------                   --------                   --------
   Total assets.........  $398,949                   $354,955                   $333,824
                          ========                   ========                   ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest-bearing
 liabilities:
 Savings and interest-
  bearing demand
  deposits..............  $103,992  $ 3,189    3.07% $112,229  $ 3,151   2.81%  $110,829  $ 3,273   2.95%
 Time deposits..........   191,233   10,971    5.74%  158,718    7,126   4.49%   148,116    6,602   4.46%
 Other short-term
  borrowings............     6,355      365    5.74%    2,796       80   2.86%       168        3   1.79
 Debt...................       --       --              1,931      157   8.13%     3,654      238   6.51%
                          --------  -------          --------  -------          --------  -------
  Total interest-
   bearing
   liabilities..........   301,580   14,525    4.82%  275,674   10,514   3.81%   262,767   10,116   3.85%
Noninterest-bearing
 liabilities and stock-
 holders' equity:
 Demand deposits........    52,756                     46,732                     40,502
 Other liabilities......     3,431                      2,445                      3,706
 Stockholders' equity...    41,182                     30,104                     26,849
                          --------                   --------                   --------
  Total noninterest-
   bearing liabilities
   and stockholders'
   equity...............    97,369                     79,281                     71,057
                          --------                   --------                   --------
   Total liabilities and
    stockholders'
    equity..............  $398,949                   $354,955                   $333,824
                          ========                   ========                   ========
Interest rate spread....                       4.88%                     4.80%                      4.67%
                                              =====                      ====                       ====
Net interest income.....            $20,648                    $17,543                    $15,517
                                    =======                    =======                    =======
Net interest margin.....                       5.69%                     5.38%                      5.16%
                                              =====                      ====                       ====

RATE AND VOLUME ANALYSIS

  The following table reflects the changes in net interest income resulting from changes in interest rates and from asset and liability volume. Federally tax-exempt interest is presented on a taxable-equivalent basis assuming a 34% Federal tax rate. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the later year. The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years. Thus, changes that are not solely due to volume have been consistently attributed to rate.

                                       YEAR ENDED DECEMBER 31,
                         -------------------------------------------------------
                               1995 VS. 1994               1994 VS. 1993
                         --------------------------- ---------------------------
                                    CHANGES DUE TO              CHANGES DUE TO
                          INCREASE  ----------------  INCREASE  ----------------
                         (DECREASE)  RATE   VOLUME   (DECREASE)  RATE   VOLUME
                         ---------- ------- -------- ---------- ------  --------
                                        (DOLLARS IN THOUSANDS)
Increase (decrease) in:
  Income from earning
   assets:
    Interest and fees on
     loans..............   $6,205   $ 2,918 $ 3,287    $2,359   $ (222) $ 2,581
    Interest on
     securities:
      Taxable...........      462       349     113       112     (349)     461
      Tax-exempt........      (89)       11    (100)       19     (127)     146
    Interest on Federal
     funds..............      538       449      89       (66)     227     (293)
                           ------   ------- -------    ------   ------  -------
        Total interest
         income.........   $7,116   $ 3,727 $ 3,389    $2,424   $ (471) $ 2,895
                           ------   ------- -------    ------   ------  -------
Expense from interest-
 bearing liabilities:
  Interest on savings
   and interest-bearing
   demand...............   $   38   $   269 $  (231)   $ (122)  $ (163) $    41
  Interest on time
   deposits.............    3,845     2,385   1,460       524       51      473
  Interest on short-term
   deposits.............      285       183     102        77       30       47
  Interest on debt......     (157)      --     (157)      (81)      31     (112)
                           ------   ------- -------    ------   ------  -------
        Total interest
         expense........   $4,011   $ 2,837 $ 1,174    $  398   $  (51) $   449
                           ------   ------- -------    ------   ------  -------
        Net interest
         income.........   $3,105   $   890 $ 2,215    $2,026   $ (420) $ 2,446
                           ======   ======= =======    ======   ======  =======

NONINTEREST INCOME

  The most significant increase in noninterest income was an increase in service charges on deposit accounts of $221,000 in 1995 over 1994, representing an increase of 6.85%. This increase in service charges was achieved by an increase in average deposits of $30,302,000 during 1995 as compared to 1994. Total other income increased $280,000 or 7.43% in 1994, which was attributable to an increase of $159,000 in service charges on deposits. Following is a comparison of noninterest income for 1995, 1994 and 1993.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1995    1994    1993
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
   Service charges on deposit accounts................. $ 3,449 $ 3,228 $ 3,069
   Other service charges, commissions and fees.........     402     316     344
   Other income........................................     544     503     354
                                                        ------- ------- -------
                                                        $ 4,395 $ 4,047 $ 3,767
                                                        ======= ======= =======

NONINTEREST EXPENSE

  Salaries and employee benefits increased $642,000 or 8.85% in 1995 over 1994. Salaries increased $408,000; bonuses increased $94,000; and employee benefits increased $140,000. Deposit insurance premiums decreased $287,000 or 39.48% in 1995 as a result of the decrease in assessments by the Federal Insurance Deposit Corporation which became effective in early 1995. The most significant increase in noninterest expense in 1994 as compared to 1993 was an increase of $113,000 or 25.45% in data processing fees which was attributable to a major data processing conversion completed in the first quarter of 1994. Following is an analysis of noninterest expense for 1995, 1994 and 1993.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1995    1994    1993
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
   Salaries and employee benefits...................... $ 7,898 $ 7,256 $ 6,608
   Occupancy and equipment expense.....................   2,346   2,246   2,025
   Deposit insurance premiums..........................     440     727     705
   Data Processing fees................................     478     557     444
   Other expense.......................................   4,512   3,976   3,852
                                                        ------- ------- -------
                                                        $15,674 $14,762 $13,634
                                                        ======= ======= =======

ASSET/LIABILITY MANAGEMENT

  A principal objective of ABC's asset/liability management strategy is to minimize its exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of ABC's Asset and Liability Committee (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

  As part of ABC's interest rate risk management policy, the ALCO Committee examines the extent to which its assets and liabilities are "interest rate-sensitive" and monitors its interest rate-sensitivity "gap." An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If ABC's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

  A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may not react identically to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase.

  The following table sets forth the distribution of the repricing of ABC's earning assets and interest-bearing liabilities as of December 31, 1995, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitivity liabilities) and the cumulative sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of ABC's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

                                          AT DECEMBER 31, 1995
                                      MATURING OR REPRICING WITHIN
                           ---------------------------------------------------
                           ZERO TO     THREE
                            THREE     MONTHS    ONE TO FIVE OVER FIVE
                            MONTHS  TO ONE YEAR    YEARS      YEARS    TOTAL
                           -------- ----------- ----------- --------- --------
                                         (DOLLARS IN THOUSANDS)
EARNING ASSETS:
  Federal funds sold...... $ 47,485  $    --     $    --     $   --   $ 47,485
  Investment securities...    4,045    15,434      39,215     13,295    71,989
  Loans...................  113,609    33,171     111,382     22,869   281,031
                           --------  --------    --------    -------  --------
                            165,139    48,605     150,597     36,164   400,505
                           --------  --------    --------    -------  --------
INTEREST-BEARING
 LIABILITIES:
  Interest-bearing demand
   deposits(1)............      --     24,740      65,755        --     90,495
  Savings(1)..............      --        --       27,468        --     27,468
  Certificates less than
   $100,000...............   36,101    74,214      43,989        --    154,304
  Certificates $100,000
   and over...............   20,634    22,725       8,670        --     52,029
  Other short-term
   borrowings.............    4,487       --          --         --      4,487
                           --------  --------    --------    -------  --------
                             61,222   121,679     145,882        --    328,783
                           --------  --------    --------    -------  --------
Interest rate sensitivity
 gap...................... $103,917  $(73,074)   $  4,715    $36,164  $ 71,722
                           ========  ========    ========    =======  ========
Cumulative interest rate
 sensitivity gap.......... $103,917  $ 30,843    $ 35,558    $71,722
                           ========  ========    ========    =======
Interest rate sensitivity
 gap ratio................     2.70      0.40        1.03        N/A
                           ========  ========    ========    =======
Cumulative interest rate
 sensitivity gap ratio....     2.70      1.17        1.11       1.22
                           ========  ========    ========    =======

--------
(1) ABC has found that NOW checking accounts and savings deposits are generally not sensitive to changes in interest rates and, therefore, it has placed such liabilities in the "One to Five Years" category. It has also found that, on the average, the money-market check deposits reprice between three months to one year.

MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES

  ABC's loan portfolio, as of December 31, 1995, was made up primarily of short-term fixed rate loans or variable rate loans. The average contractual life on installment loans is approximately three years, while mortgages are generally variable over one to five-year periods. Total loans as of December 31, 1995 are shown in the following table according to the following maturity classifications: (i) one year or less; (ii) after one year through five years; and (iii) after five years.

                                                               DECEMBER 31, 1995
                                                               -----------------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
      Maturity:
        One year or less......................................     $146,780
        After one year through five years.....................      111,382
        After five years......................................       22,869
                                                                   --------
                                                                   $281,031
                                                                   ========

  The following table summarizes loans at December 31, 1995 with the due dates after one year which (i) have predetermined interest rates or (ii) have floating or adjustable interest rates.

                                                               DECEMBER 31, 1995
                                                               -----------------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
      Predetermined interest rates............................     $134,251
      Floating or adjustable interest rates...................          --
                                                                   --------
                                                                   $134,251
                                                                   ========

  Records were not available to present the above information in each category listed in the first paragraph above and could not be reconstructed without undue burden.

LOAN PORTFOLIO

  Management believes that ABC's loan portfolio is adequately diversified. The loan portfolio contains no foreign or energy-related loans or significant concentrations in any one industry, with the exception of residential real estate mortgage loans, which constituted approximately 24% of ABC's loan portfolio as of December 31, 1995. As of December 31, 1995, the ten largest loans of ABC accounted for approximately 10% of ABC's total loans. As of December 31, 1995, ABC had outstanding loan commitments of $47 million. The amounts of loans outstanding at the indicated dates is shown in the following table according to type of loan.

                                                       DECEMBER 31,
                         SEPTEMBER 30, --------------------------------------------
                             1996        1995     1994     1993     1992     1991
                         ------------- -------- -------- -------- -------- --------
                                           (DOLLARS IN THOUSANDS)
Commercial and
 industrial.............   $ 69,016    $ 45,671 $ 37,374 $ 30,270 $ 25,554 $ 15,969
Agricultural............     36,036      18,527   20,031   12,061   12,627    8,274
Real estate--
 construction...........     13,364       3,577    3,688    5,787    3,247    2,028
Real estate--mortgage,
 farmland...............     51,144      41,420   36,485   31,451   25,335   14,479
Real estate--mortgage,
 commercial.............     81,232      52,443   45,702   34,956   30,337   20,595
Real estate--mortgage,
 residential............     97,484      68,554   59,641   56,910   58,101   42,715
Consumer installment
 loans..................     56,459      50,020   45,891   39,649   40,008   32,657
Other...................      5,067         819    1,368    1,854    1,739    2,759
                           --------    -------- -------- -------- -------- --------
                            409,802     281,031  250,180  212,938  196,948  139,476
Less reserve for
 possible loan losses...      6,689       5,184    4,525    4,273    4,585    1,709
                           --------    -------- -------- -------- -------- --------
  Total loans...........   $403,113    $275,847 $245,655 $208,665 $192,363 $137,767
                           ========    ======== ======== ======== ======== ========

NONPERFORMING LOANS

  A loan is placed on nonaccrual status when, in management's judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued in prior years and is subsequently determined to have doubtful collectibility is charged to the allowance for possible loan losses. Interest on loans that are classified as nonaccrual is recognized when received. Past due loans are loans whose principal or interest is past due 90 days or more. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

                                                        DECEMBER 31,
                               SEPTEMBER 30, ----------------------------------
                                   1996       1995   1994   1993   1992   1991
                               ------------- ------ ------ ------ ------ ------
                                            (DOLLARS IN THOUSANDS)
Loans accounted for on a
 nonaccrual basis............     $4,974     $2,271 $3,511 $3,208 $6,345 $1,213
Installment loans and term
 loans contractually past due
 ninety days or more as to
 interest or principal
 payments and still
 accruing....................         41        447    262    509    605    577
Loans, the terms of which
 have been renegotiated to
 provide a reduction or
 deferral of interest or
 principal because of
 deterioration in the
 financial position of the
 borrower....................        --         --     358    --     --     --
Loans now current about which
 there are serious doubts as
 to the ability of the
 borrower to comply with
 present loan repayment
 terms.......................        --         --     --     --     --     --
                                  ------     ------ ------ ------ ------ ------
  Total......................     $5,015     $2,718 $4,131 $3,717 $6,950 $1,790
                                  ======     ====== ====== ====== ====== ======

  As of September 30, 1996 and December 31, 1995, 1994, 1993, 1992 and 1991,
total nonperforming loans were approximately 1.22%, .97%, 1.65%, 1.75%, 3.53% and 1.28%, respectively, of total loans outstanding at such dates.

  In the opinion of management, any loans classified by regulatory authorities as substandard or special mention that have not been disclosed above do not
(i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

SUMMARY OF LOAN LOSS EXPERIENCE

  The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions and other relevant factors. ABC's allowance for loan losses was approximately $5.2 million at December 31, 1995, representing 1.84% of year-end total loans outstanding and OREO, compared with approximately $4.5 million at December 31, 1994, which represented 1.81% of year-end total loans outstanding and OREO.

  The allowance for loan losses is reviewed quarterly based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on each outstanding loan with particular emphasis on any problem loans.

  The following table presents an analysis of ABC's loan loss experience for the periods indicated:

                           NINE MONTHS
                              ENDED               YEAR ENDED DECEMBER 31,
                          SEPTEMBER 30, ------------------------------------------------
                              1996        1995      1994      1993      1992      1991
                          ------------- --------  --------  --------  --------  --------
                                            (DOLLARS IN THOUSANDS)
Average amount of loans
 outstanding............    $337,021    $269,433  $236,044  $210,075  $163,948  $137,370
                            ========    ========  ========  ========  ========  ========
Balance of reserve for
 possible loan losses at
 beginning of period....    $  5,184    $  4,525  $  4,273  $   4585  $  1,709  $  1,396
                            --------    --------  --------  --------  --------  --------
Charge offs:
  Commercial, financial,
   industrial and
   agricultural.........         (75)       (301)     (462)     (573)     (410)     (214)
  Real estate...........        (144)       (103)     (338)   (1,883)   (1,055)     (667)
  Consumer..............        (844)       (550)     (437)     (460)     (320)      (41)
Recoveries:
  Commercial, financial,
   industrial and
   agricultural.........          54          97        90       290        26        44
  Real estate...........         136         127       265       556       282       350
  Consumer..............         182         216       196       246       113         5
                            --------    --------  --------  --------  --------  --------
    Net charge-offs.....    $   (691)   $   (514) $   (686) $ (1,824) $ (1,364) $   (523)
                            --------    --------  --------  --------  --------  --------
Additions to reserve
 charged to operating
 expenses...............    $    985    $  1,173  $    938  $  1,512  $  1,540  $    836
                            --------    --------  --------  --------  --------  --------
Allowance for loan
 losses of acquired
 subsidiary.............    $  1,211    $    --   $    --   $    --   $  2,700  $    --
                            --------    --------  --------  --------  --------  --------
  Balance of reserve for
   possible loan
   losses...............    $  6,689    $  5,184  $  4,525  $  4,273  $  4,585  $  1,709
                            ========    ========  ========  ========  ========  ========
Ratio of net loan
 charge-offs to average
 loans..................          21%        .19%      .29%      .87%      .83%      .38%
                            ========    ========  ========  ========  ========  ========

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

  The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes the allowance can be allocated only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                       AT DECEMBER 31,
                          AT SEPTEMBER 30,  -------------------------------------
                                1996               1995               1994
                         ------------------ ------------------ ------------------
                                PERCENT OF         PERCENT OF         PERCENT OF
                                 LOANS IN           LOANS IN           LOANS IN
                                CATEGORY TO        CATEGORY TO        CATEGORY TO
                         AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS
                         ------ ----------- ------ ----------- ------ -----------
                                          (DOLLARS IN THOUSANDS)
Commercial, financial,
 industrial and
 agricultural........... $1,555      26%    $1,205      23%    $1,164      23%
Real estate.............  2,444      59%     1,894      59%     1,748      58%
Consumer................  1,282      15%       993      18%       988      19%
Unallocated.............  1,408              1,092                625
                         ------     ---     ------     ---     ------     ---
                         $6,689     100%    $5,184     100%    $4,525     100%
                         ======     ===     ======     ===     ======     ===

INVESTMENT PORTFOLIO

  ABC manages the mix of asset and liability maturities in an effort to control the effects of changes in the general level of interest rates on net interest income. See "--Asset/Liability Management." Except for its effect on the general level of interest rates, inflation does not have a material impact on ABC due to the rate variability and short-term maturities of its earning assets. In particular, approximately 52% of its loan portfolio is comprised of loans which mature within one year or less. Mortgage loans, primarily with five- to fifteen-year maturities, are also made on a variable rate basis with rates being adjusted every one to five years. Additionally, 27% of the investment portfolio matures within one year.

TYPES OF INVESTMENTS

  The amortized cost and approximate fair value of investment securities are as follows:

                                               GROSS      GROSS    APPROXIMATE
                                   AMORTIZED UNREALIZED UNREALIZED    FAIR
                                     COST      GAINS      LOSSES      VALUE
                                   --------- ---------- ---------- -----------
                                             (DOLLARS IN THOUSANDS)
Securities Available for Sale
 December 31, 1995:
  U.S. Government and agency
   securities.....................  $50,211     $381     $  (171)    $50,421
  Mortgage-backed securities......    7,897      126          (8)      8,015
  Other securities................      300      --          (18)        282
                                    -------     ----     -------     -------
                                    $58,408     $507     $  (197)    $58,718
                                    =======     ====     =======     =======
December 31, 1994:
  U.S. Government and agency
   securities.....................  $18,093     $--      $  (669)    $17,424
  Mortgage-backed securities            907        4         (33)        878
  Other securities................      300      --          (40)        260
                                    -------     ----     -------     -------
                                    $19,300     $  4     $  (742)    $18,562
                                    =======     ====     =======     =======
Securities Held to Maturity
 December 31, 1995:
  State and municipal securities..  $10,269     $258     $   (65)    $10,462
  Mortgage-backed securities          3,002      --          (15)      2,987
                                    -------     ----     -------     -------
                                    $13,271     $258     $   (80)    $13,449
                                    =======     ====     =======     =======
December 31, 1994:
  U.S. Government and agency
   securities.....................  $33,352     $ 19     $(1,235)    $32,136
  State and municipal securities..    9,819      114        (471)      9,462
  Mortgage-backed securities......    6,038       22        (308)      5,752
                                    -------     ----     -------     -------
                                    $49,209     $155     $(2,014)    $47,350
                                    =======     ====     =======     =======

  The following table represents maturities and weighted average yields of investment securities held by ABC at December 31, 1995.

                                                  DECEMBER 31, 1995
                         ----------------------------------------------------------------------------
                                             AFTER ONE YEAR      AFTER FIVE YEARS
                                                   BUT                 BUT
                         WITHIN ONE YEAR    WITHIN FIVE YEARS    WITHIN TEN YEARS    AFTER TEN YEARS
                         -----------------  -------------------  -----------------   ----------------
                          AMOUNT   YIELD     AMOUNT     YIELD     AMOUNT    YIELD     AMOUNT   YIELD
                         --------- -------  ---------- --------  --------- -------   -------- -------
                                               (DOLLARS IN THOUSANDS)
U.S. Treasury and other
 U.S. government
 agencies (1)..........  $  15,599   5.68%  $   45,616    6.15%  $     505    6.51%  $    --     -- %
Obligations of states
 and other political
 subdivisions (1)(2)...        727   6.12        2,734    6.63       5,722    7.72      1,086   8.37

--------
(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.
(2) Yields on securities of state and political subdivisions are stated on a tax equivalent basis using a tax rate of 34%.

DEPOSITS

  Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the periods indicated are presented below.

                                 YEAR ENDED DECEMBER 31,
                               ----------------------------
                                   1995           1994
                               -------------  -------------
                                AMOUNT  RATE   AMOUNT  RATE
                               -------- ----  -------- ----
                                 (DOLLARS IN THOUSANDS)
   Noninterest-bearing demand
    deposits.................  $ 52,756  -- % $ 46,732  -- %
   Interest-bearing demand
    and savings deposits.....   103,992 3.07%  112,229 2.81%
   Time deposits.............   191,233 5.74%  158,718 4.49%
                               --------       --------
     Total deposits..........  $347,981       $317,679
                               ========       ========

  ABC has a large, stable base of time deposits, with little or no dependence on volatile deposits of $100,000 or more. The time deposits are principally certificates of deposit and individual retirement accounts obtained for individual customers.

  The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1995, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through 12 months and (iii) over 12 months.

                                                            DECEMBER 31, 1995
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
   Three months or less..................................        $20,634
   Over three through 12 months..........................         22,725
   Over 12 months........................................          8,670
                                                                 -------
     Total...............................................        $52,029
                                                                 =======

RETURN ON ASSETS AND SHAREHOLDERS' EQUITY

  The following table shows return on assets (net income divided by average total assets), return on equity (net income divided by average shareholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and shareholders' equity to asset ratio (average shareholders' equity divided by average total assets) for the periods indicated.

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1995     1994     1993
                                                     -------  -------  -------
   Return on assets.................................    1.37%    1.09%    0.96%
   Return on equity.................................   13.24    12.87    11.91
   Dividend payout ratio............................   28.69    30.21    32.95
   Equity to assets ratio...........................   10.32     8.48     8.04

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity management involves the matching of the cash flow requirements of customers, who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs, and the ability of ABC and the Subsidiary Banks to meet those needs. ABC and the Subsidiary Banks seek to meet liquidity requirements primarily through management of short-term investments (principally Federal funds sold) and monthly amortizing loans. Another source of liquidity is the repayment of maturing single payment loans. In addition, the Subsidiary Banks maintain relationships with correspondent banks which could provide funds to them on short notice, if needed.

  The liquidity and capital resources of ABC and the Subsidiary Banks are monitored on a periodic basis by state and Federal regulatory authorities. At December 31, 1995, the Subsidiary Banks' short-term investments were adequate to cover any reasonably anticipated immediate need for funds. During 1995, ABC increased its capital by $210,000, representing proceeds from exercise of common stock options. It also increased its capital by retaining net earnings of $4,164,000 after payment of dividends. After recording an increase in capital of $694,000 for unrealized gains on securities, net of taxes, total capital increased during 1995 by $5,068,000. At December 31, 1995, total capital of ABC amounted to $43,629,000. ABC and the Subsidiary Banks are aware of no events or trends likely to result in a material change in their liquidity. At December 31, 1995, there were no binding outstanding commitments for capital expenditures. However, ABC anticipates that expenditures of approximately $1,500,000 will be required for expansion or relocation of properties which it plans to implement in 1996 in order to serve its customers and meet the needs of the citizens in the communities served by the Subsidiary Banks.

  During the nine months ended September 30, 1996, total capital increased $8,912,000 to $52,541,000 at September 30, 1996. This increase in capital resulted from the retention of net earnings of $3,628,000 (after deducting dividends to shareholders of $1,179,000) a decrease of $691,000 in unrealized gains on securities available for sale, net of taxes and a net increase of $5,975,000 related to merger transactions.

  In accordance with risk capital guidelines issued by the Federal Reserve Board, ABC is required to maintain a minimum standard of total capital to weighted risk assets of 8%. Additionally, all member banks must maintain "core" or "Tier 1" capital of at least 4% of total assets ("leverage ratio"). Member banks operating at or near the 4% capital level are expected to have well-diversified risks, including no undue interest rate risk exposure, excellent control systems, good earnings, high asset quality, and well managed on- and off-balance sheet activities; and, in general, be considered strong banking organizations with a composite 1 rating under the CAMEL rating system of banks. For all but the most highly rated banks meeting the above conditions, the minimum leverage ratio is to be 4% plus an additional 100 to 200 basis points.

  The following table summarizes the regulatory capital levels of ABC at December 31, 1995.

                                                DECEMBER 31, 1995
                                 -----------------------------------------------
                                     ACTUAL         REQUIRED         EXCESS
                                 --------------- --------------- ---------------
                                 AMOUNT  PERCENT AMOUNT  PERCENT AMOUNT  PERCENT
                                 ------- ------- ------- ------- ------- -------
                                             (DOLLARS IN THOUSANDS)
     Leverage capital........... $41,806   9.93% $16,839  4.00%  $24,967   5.93%
     Risk-based capital:
       Core Capital.............  41,806  14.52   11,518  4.00    30,288  10.52
       Total Capital............  45,419  15.77   23,037  8.00    22,382   7.77

COMMITMENTS AND LINES OF CREDIT

  In the ordinary course of business, the Subsidiary Banks have granted commitments to extend credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by each of the Subsidiary Bank's Board of Directors. The Subsidiary Banks have also granted commitments to approved customers for standby letters of credit. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. The Subsidiary Banks use the same credit policies for these off-balance sheet commitments as they do for financial instruments that are recorded in the consolidated financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  Following is a summary of the commitments outstanding at December 31, 1995 and 1994.

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
     Commitments to extend credit...................... $    42,666 $    31,904
     Credit card commitments...........................       2,883       2,345
     Standby letters of credit.........................       1,433         989
                                                        ----------- -----------
                                                        $    46,982 $    35,238
                                                        =========== ===========

IMPACT OF INFLATION

  The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

                        DESCRIPTION OF ABC COMMON STOCK

GENERAL

  ABC's authorized capital stock consists of 15,000,000 shares of Common Stock, $1.00 par value per share, of which 5,031,537 shares were issued and outstanding as of September 30, 1996, and 5,000,000 shares of preferred stock, none of which are issued and outstanding. ABC has reserved 6,667 shares of ABC Common Stock for issuance pursuant to certain outstanding options to purchase such shares.

COMMON STOCK

  The holders of ABC Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors and paid by ABC out of funds legally available therefor and to share ratably in the assets of ABC available for distribution after the payment of all prior claims in the event of any liquidation, dissolution or winding-up of ABC. All outstanding shares of ABC Common Stock are duly authorized and validly issued, fully paid and nonassessable.

  Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each such bank. Consistent with this policy, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless the available net income of the bank holding company is sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with its capital needs, asset quality, and overall financial condition.

  The ability of ABC to pay cash dividends is currently influenced, and in the future could be further influenced, by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount and timing of future dividends, if any, will depend on, among other things, future earnings, the financial condition of ABC and each of its Subsidiary Banks, the amount of cash on hand at the holding company level, outstanding debt obligations, if any, and the requirements imposed by regulatory authorities.

  Holders of ABC Common Stock are entitled to one vote per share on all matters requiring a vote of shareholders. The ABC Common Stock does not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares of ABC Common Stock voting for the election of directors can elect 100% of the directors if they choose to do so. In such event, the holders of the remaining shares of ABC Common Stock will not be able to elect any of the directors.

PREFERRED STOCK

  No shares of Preferred Stock have been issued. ABC's Board of Directors is authorized to issue the Preferred Stock, without shareholder approval, in one or more series and to fix and determine, among other things: the dividend payable with respect to such shares of Preferred Stock, including whether and in what manner such dividend shall be accumulated; whether such shares shall be redeemable and, if so, the prices, terms and conditions of such redemption; the amount payable on such shares in the event of voluntary or involuntary liquidation; the nature of any purchase, retirement or sinking fund provisions; the nature of any conversion rights with respect to such shares; and the extent of the voting rights, if any, of such shares. Certain of such rights may, under certain circumstances, adversely affect the rights or interests of holders of Common Stock. In addition, the Preferred Stock may be issued as a defensive device to thwart an attempted hostile takeover of ABC.

LIMITATIONS ON DIRECTORS' LIABILITY

  ABC's Articles of Incorporation provide that no director of ABC shall be liable to ABC or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of ABC,
(ii) for acts or omissions not in
good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of ABC and its shareholders (through shareholders' derivative suits on behalf of ABC) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of ABC pursuant to the foregoing, ABC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

TRANSFER AGENT

  SunTrust Bank, Atlanta currently acts as the transfer agent for the ABC Common Stock.

               CERTAIN REGULATORY CONSIDERATIONS RELATING TO ABC

GENERAL

  As a bank holding company, ABC is subject to the regulation and supervision of the FRB and the DBF. The Subsidiary Banks are subject to supervision and examination by applicable state and federal banking agencies, including the FRB, the FDIC and the DBF. The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the FRB as it attempts to control the money supply and credit availability in order to influence the economy.

  The BHCA requires every bank holding company to obtain the prior approval of the FRB before (i) it may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that it does not already control; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank; and (iii) it may merge or consolidate with any other bank holding company. In addition, a bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of the voting shares of any company engaged in non-banking activities. This prohibition does not apply to activities found by the FRB, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the FRB has determined by regulation or order to be closely related to banking are (i) making or servicing loans and certain types of leases; (ii) performing certain data processing services; (iii) acting as fiduciary or investment or financial advisor; (iv) providing discount brokerage services;
(v) underwriting bank eligible securities; (vi) underwriting debt and equity securities on a limited basis through separately capitalized subsidiaries; and making investments in corporations or projects designed primarily to promote community welfare.

  In addition, the DBF requires information with respect to the financial condition, operations, management and intercompany relationships of ABC and the Subsidiary Banks and related matters. The DBF may also require such other information as is necessary to keep itself informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the DBF have been complied with, and the DBF may examine ABC. ABC is an "affiliate" of the Subsidiary Banks under the Federal Reserve Act, which imposes certain restrictions on (i) loans by the Subsidiary Banks to ABC; (ii) investments in the stock or securities of ABC by the Subsidiary Banks; (iii) the Subsidiary Bank's taking the stock or securities of an "affiliate" as collateral for loans by the Subsidiary Banks to a borrower; and (iv) the purchase of assets from ABC by the Subsidiary Banks. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

PAYMENT OF DIVIDENDS AND OTHER RESTRICTIONS

  ABC is a legal entity separate and distinct from its subsidiaries. There are various legal and regulatory limitations under federal and state law on the extent to which ABC's subsidiaries can pay dividends or otherwise supply funds to ABC.

  The principal source of ABC's cash revenues is dividends from its subsidiaries, and there are certain limitations under federal and Georgia law on the payment of dividends by such subsidiaries. The prior approval of the FRB or the applicable state commissioner, as the case may be, is required if the total of all dividends declared by any state member bank of the Federal Reserve System in any calendar year exceeds the bank's net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock. The relevant federal and state regulatory agencies also have authority to prohibit a state member bank or bank holding company, which would include ABC and the Subsidiary Banks (including Merchants & Farmers Bank) from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute such an unsafe or unsound practice.

  Under Georgia law (which would apply to any payment of dividends by the Subsidiary Banks (including Merchants & Farmers Bank) to ABC), the prior approval of the DBF is required before any cash dividends may be paid by a state bank if (i) total classified assets at the most recent examination of such bank exceed 80% of the equity capital (as defined, which includes the reserve for loan losses) of such bank; (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits (as defined) for the previous calendar year; or (iii) the ratio of equity capital to adjusted total assets is less than 6%.

  In addition, the Subsidiary Banks are subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, ABC. Furthermore, loans and extensions of credit are also subject to various collateral requirements.

CAPITAL ADEQUACY

  The FRB has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit, is 8%). At least half of the Total Capital is to be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of perpetual preferred stock, less goodwill ("Tier I Capital"). The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves.

  In addition, the FRB has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier I Capital to total assets, less goodwill (the "Leverage Ratio") of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the FRB has indicated that it will consider a "tangible Tier I capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

  Effective December 19, 1992, a new Section 38 to the Federal Deposit Insurance Act implemented the prompt corrective action provisions that Congress enacted as a part of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Act"). The "prompt corrective action" provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches two percent. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.

  The FDIC has adopted regulations implementing the prompt corrective action provisions of the 1991 Act, which place financial institutions in the following five categories based upon capitalization ratios: (i) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier I risk-based ratio of at least 6% and a leverage ratio of at least 5%;
(ii) an "adequately capitalized" institution has a total risk-based capital ratio of at least 8%, a Tier I risk-based ratio of at least 4% and a leverage ratio of at least 4%; (iii) an "undercapitalized" institution has a total risk-based capital ratio of under 8%, a Tier I risk-based ratio of under 4% or a leverage ratio of under 4%; (iv) a "significantly undercapitalized" institution has a total risk-based capital ratio of under 6%, a Tier I risk-based ratio of under 3% or a leverage ratio of under 3%; and (v) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions. The FDIC regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital.

  The downgrading of an institution's category is automatic in two situations:
(i) whenever an otherwise well-capitalized institution is subject to any written capital order or directive; and (ii) where an undercapitalized institution fails to submit or implement a capital restoration plan or has its plan disapproved. The Federal banking agencies may treat institutions in the well-capitalized, adequately capitalized and undercapitalized categories as if they were in the next lower capital level based on safety and soundness considerations relating to factors other than capital levels.

  All insured institutions regardless of their level of capitalization are prohibited by the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDIC Act") from paying any dividend or making any other kind of capital distribution or paying any management fee to any controlling person if following the payment or distribution the institution would be undercapitalized. While the prompt corrective action provisions of the FDIC Act contain no requirements or restrictions aimed specifically at adequately capitalized institutions, other provisions of the FDIC Act and the agencies' regulations relating to deposit insurance assessments, brokered deposits and interbank liabilities treat adequately capitalized institutions less favorably than those that are well-capitalized.

  Under the FDIC's regulations, all of the Subsidiary Banks are "well capitalized" institutions.

SUPPORT OF SUBSIDIARY BANKS

  Under FRB policy, ABC is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such FRB policy, ABC may not be inclined to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  As a result of the enactment of Section 206 of the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") on August 9, 1989, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

FDIC INSURANCE ASSESSMENTS

  The Subsidiary Banks are subject to FDIC deposit insurance assessments for the Bank Insurance Fund (the "BIF"). Since 1989, the annual FDIC deposit insurance assessments increased from $.083 per $100 of deposits to a minimum level of $.23 per $100 of deposits, an increase of 177%. The FDIC implemented a risk-based assessment system whereby banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories, from $.23 per $100 of deposits for the healthiest banks (those with the highest capital, best management and best overall condition) to as much as $.31 per $100 of deposits for the less-healthy institutions, for an average $.259 per $100 of deposits.

  On August 8, 1995, the FDIC lowered the BIF premium for "healthy" banks 83% from $.23 per $100 in deposits to $.04 per $100 in deposits, while retaining the $.31 level for the riskiest banks. The average assessment rate was therefore reduced from $.232 to $.044 per $100 of deposits. The new rate took effect on September 29, 1995. On November 14, 1995, the FDIC again lowered the BIF premium for "healthy" banks from $.04 per $100 of deposits to zero for the highest rated institutions (92% of the industry). As a result, the Subsidiary Banks paid only the legally required annual minimum payment of $10,000 per year for insurance as of January 1996.

  On October 8, 1996 the FDIC implemented a 65.7 basis point special assessment in order to bring the Savings Association Insurance Fund ("SAIF") to the legally mandated 1.25% reserve ratio. The Subsidiary Banks' aggregate SAIF assessment (on a pre-tax basis), to be paid on November 27, 1996, will be $263,000.

RECENT LEGISLATIVE AND REGULATORY ACTION

  On April 19, 1995, the four federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set distinct assessment standards for financial institutions. The revised regulations contain three evaluation tests: (i) a lending test which will compare the institution's market share of loans in low- and moderate- income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate- income areas or individuals; (ii) a services test which will evaluate the provisions of services that promote the availability of credit to low- and moderate-income areas; and (iii) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce some paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996, at which time evaluation under streamlined procedures were scheduled to begin for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion. Until the regulators release guidelines for examiners that interpret the rules, it is unclear what effect, if any, these regulations will have on ABC and the Subsidiary Banks. Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively, the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions, which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

  On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (i) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis; (ii) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person; and (iii) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

  On September 23, 1994, President Clinton signed the Reigle Community Development and Regulatory Improvement Act of 1994 (the "Regulatory Improvement Act"). The Regulatory Improvement Act contains funding for community development projects through banks and community development financial institutions and also numerous regulatory relief provisions designed to eliminate certain duplicative regulations and paperwork requirements. On September 29, 1994, President Clinton signed the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Federal Interstate Bill") which amended federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and to permit any interstate bank holding company to merge its various bank subsidiaries into a single bank with interstate branches after May 31, 1997. States have the authority to authorize interstate branching prior to June 1, 1997, or, alternatively, to opt out of interstate branching prior to that date. The Georgia Financial Institutions Code was amended in 1994 to permit the acquisition of a Georgia bank or bank holding company by out-of-state bank holding companies beginning July 1, 1995. On September 29, 1995, the interstate banking provisions of the Georgia Financial Institutions Code were superseded by the Federal Interstate Bill.

  In February 1996, Georgia adopted the "Georgia Interstate Branching Act," which permits Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branch banks on a limited basis beginning July 1, 1996. Beginning July 1, 1998, the number of de novo bank branches which may be established will no longer be limited.

MONETARY POLICY

  The earnings of ABC are affected by domestic and foreign economic conditions, particularly by the monetary and fiscal policies of the United States government and its agencies.

  The FRB has had, and will continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply. The techniques used by the Federal Reserve Bank include setting the reserve requirements of member banks and establishing the discount rate on member bank borrowings. The FRB also conducts open market transactions in United States government securities.

FUTURE REQUIREMENTS

  Statutes and regulations are regularly introduced which contain wide-ranging proposals for altering the structure, regulations and competitive relationships of the nations's financial institutions. It cannot be predicted whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of ABC or any of the Subsidiary Banks may be affected by such statute or regulation.

                      COMPARATIVE RIGHTS OF SHAREHOLDERS

  Upon consummation of the Merger, M & F shareholders will become ABC shareholders whose rights will be governed by the GBCC and ABC's articles of incorporation and bylaws.

  The following is a summary of the material differences of the rights of M & F shareholders, on the one hand, and the ABC shareholders, on the other hand. Because both M & F and ABC are Georgia corporations, these differences arise primarily from provisions of the articles of incorporation and bylaws of each of M & F and ABC.

  The following summaries do not purport to be complete statements of the rights of M & F shareholders under M & F's articles of incorporation and bylaws compared with the rights of the ABC shareholders under ABC's articles of incorporation and bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summaries are qualified in their entirety by reference to the GBCC and the governing corporate instruments of each of M & F and ABC.

LIQUIDITY AND MARKETABILITY

  ABC Common Stock. As of September 30, 1996, all of the 5,031,537 shares of ABC Common Stock then outstanding were freely tradeable except for approximately 770,844 shares held by "affiliates" of ABC, as such term is defined in Rule 144 under the 1933 Act, which shares may only be sold pursuant to an effective registration statement under the 1933 Act or in compliance with Rule 144 or another applicable exemption from the registration requirements of the 1933 Act.

  M & F Common Stock. M & F Shares are not registered with the Commission or listed on any national securities exchange or quoted on any interdealer quotation system. There is no established market for M & F Shares, and none is expected to develop.

REPORTING REQUIREMENTS

  ABC Common Stock. ABC is a reporting company under the 1934 Act and files annual and quarterly financial reports with the Commission.

  M & F Common Stock. M & F is not subject to any financial reporting regulations.

MANAGEMENT

  ABC Board of Directors. The business and affairs of ABC are managed by or under the direction of its Board of Directors. Each director is elected annually by the ABC shareholders and may be removed and replaced, with or without cause, by a majority vote of ABC shareholders at any meeting of such holders. According to ABC's bylaws, ABC's Board of Directors shall consist of ten members, provided that the number of directors may be increased or decreased upon amendment to the bylaws by the Board of Directors. ABC's Board of Directors currently consists of ten members.

  M & F Board of Directors. The business and affairs of M & F are managed by or under the direction of its Board of Directors. Each director is elected annually by the M & F shareholders and may be removed and replaced, with or without cause, by a majority vote of M & F' shareholders at any meeting of such holders. According to M & F's bylaws, M & F's Board of Directors shall consist of not less than three nor more than 25 members. The number of M & F directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders by the affirmative vote of a majority of the issued and outstanding M & F Shares entitled to vote in the election of directors or by the Board of Directors. M & F's Board of Directors currently consists of nine members.

SPECIAL MEETINGS

  ABC Common Stock. Special meetings of the ABC shareholders may be called at any time by ABC's Chairman of the Board, Vice Chairman of the Board, President, Secretary or a majority of the directors of ABC. Special meetings of the ABC shareholders also shall be called upon the written request of the holders of 50% or more of all shares of capital stock of ABC entitled to vote in an election of directors.

  M & F Common Stock. Special meetings of M & F's shareholders may be called at any time by M & F's Chairman of the Board, President or Board of Directors. Special meetings of M & F's shareholders also shall be called upon the written request of the holders of 25% or more of all shares of capital stock of M & F entitled to vote in an election of directors.

                  DESCRIPTION OF M & F FINANCIAL CORPORATION

BUSINESS

  General. M & F is a bank holding company organized under the laws of the State of Georgia and registered with the FRB pursuant to the BHCA. M & F owns all of the outstanding common stock of Merchants & Farmers Bank, a Georgia state bank that provides general banking services in Seminole County, Georgia. At September 30, 1996, M & F, on a consolidated basis, had total assets of approximately $42.1 million, total loans of approximately $25.9 million, total deposits of approximately $33.6 million and total stockholders' equity of approximately $3.5 million. M & F's net income for 1995 was $464,600 or $.43 per share; its net income for the nine months ended September 30, 1996 was $411,379, or $.38 per share.

  Merchants & Farmers Bank serves its primary market area of Seminole County, Georgia from its headquarters located in Donalsonville, Georgia. The banking business in this market is highly competitive. Merchants & Farmers Bank competes for both deposits and loan customers with many other financial institutions with equal or greater resources than are available to Merchants & Farmers Bank. Such institutions include other commercial banks, credit union insurance companies, brokerage firms and other financial services companies.

  Merchants & Farmers Bank operates a full service commercial banking business and provides a wide range of banking services, including checking and savings accounts; various types of certificates of deposit; agricultural, consumer, commercial and real estate loans; safe deposit boxes; drive-in banking facilities, 24-hour telephone banking and access to 24-hour teller machines through various networks. A description of Merchants & Farmers Bank's primary banking activities is set forth below.

  Deposits. Merchants & Farmers Bank offers a wide range of commercial and consumer deposit accounts, including checking accounts, money market checking accounts, negotiable order of withdrawal (NOW) accounts, individual retirement accounts, time certificates of deposit and regular savings accounts. The sources of deposits typically are residents and businesses and their employees within Merchants & Farmers Bank's market area. Merchants & Farmers Bank pays competitive interest rates on time and savings deposits and has implemented a service charge fee schedule competitive with other financial institutions in its market area. For additional information, including the amounts of deposits of various types and information concerning deposits greater than or equal to $100,000, see "M & F Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Lending Activities. Merchants & Farmers Bank's lending activities include agricultural, real estate, consumer and commercial loans. Merchants & Farmers Bank's agricultural loans are made for crop production expenses and to finance the purchase of farm-related equipment. Its real estate loan portfolio includes traditional first mortgage loans to individuals on single-family homes, loans secured by farmland, and construction loans. Merchants & Farmers Bank also makes consumer loans, consisting primarily of installment loans to individuals for personal, family and household purposes, including loans for automobiles, home improvements and investments. Merchants & Farmers Bank's commercial lending is directed principally toward businesses located within its defined trade area with a demand for funds that falls within its legal lending limits. Merchants & Farmers Bank also targets businesses that are existing or are potential deposit customers.

  Lending decisions are based upon determination of the borrower's ability and willingness to repay the loan, which in turn are impacted by such factors as an individual borrower's income, job stability, length of time as a resident in the community, previous credit history and collateral for the loan and a commercial borrower's cash flow, sales trend and inventory levels and relevant economic conditions. In the case of agricultural loans, Merchants & Farmers Bank typically looks to the borrower's cash flow as the principal source of repayment and generally secures repayment by a security interest in the crops or farm-related equipment and, in some cases, an assignment of crop insurance or a mortgage on real estate. Risks associated with loans can be significant and include, but are not limited to, fraud, bankruptcy, economic downturn, deteriorated or non-existing collateral and changes in interest rates. Agricultural loans carry additional risks, including fluctuating commodity prices and the risk of adverse weather conditions.

  Investment Activities. After establishing necessary cash reserves and funding loans, Merchants & Farmers Bank invests its remaining liquid assets in investments allowed under banking laws and regulations. It invests primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities and in certain obligations of states and municipalities. Risks associated with these investments include, but are not limited to, mismanagement in terms of interest rate, maturity and concentration. For additional information concerning investment activities, see the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Asset/Liability Management. It is management's objective to manage Merchants & Farmers Bank's assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers of the Bank are charged with the responsibility for developing and monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is management's overall philosophy to support asset growth primarily through growth of core deposits, which includes deposits of all categories made by individuals, partnerships and corporations. Merchants & Farmers Bank's asset/liability mix is monitored on a timely basis with a report reflecting interest-sensitive assets and interest-sensitive liabilities being prepared and presented to the asset/liability committee of it's Board of Directors on a monthly basis. In addition, Merchants & Farmers Bank's liquidity is monitored on a monthly basis by its Board of Directors. The objective of this policy is to manage interest-sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on its earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EMPLOYEES

  As of September 30, 1996, M & F and Merchants & Farmers Bank had a total of 21 full-time equivalent and two part-time employees to whom they provide a variety of benefits. M & F has no salaried employees, although certain executive officers hold parallel positions with Merchants & Farmers Bank. Both M & F and Merchants & Farmers Bank consider employee relations to be excellent, and neither is a party to any collective bargaining agreement.

PROPERTIES

  The principal offices of M & F and Merchants & Farmers Bank are located at 109 West Third Street, Donalsonville, Georgia 31047. Merchants & Farmers Bank owns these facilities without encumbrance.

LITIGATION

  M & F and Merchants & Farmers Bank are not parties to, nor is any of their property the subject of, any material pending legal proceedings, other than ordinary routine litigation incidental to their business, and no such proceedings are known to be contemplated by governmental authorities.

MANAGEMENT

  The following table sets forth, as of September 30, 1996, certain information regarding each director and executive officer of M & F. Each director has served as a director of M & F since 1985. Prior to 1994, seven of the nine directors served as directors of Merchants & Farmers Bank on a rotation basis. Since 1994, all nine directors have also served as directors of Merchants & Farmers Bank. M & F will cease to exist upon the Merger; accordingly, the directors and executive officers of M & F will no longer serve in such capacities following the effective date of the Merger. No changes are expected in the management of Merchants & Farmers Bank as a result of the proposed transaction, other than the appointment of an additional director to the Board by ABC, subject to the prior approval of the FDIC.

                                                             POSITIONS WITH M & F AND
    NAME                 AGE     PRINCIPAL OCCUPATION        MERCHANTS & FARMERS BANK
    ----                 ---     --------------------        ------------------------
David I. Rach...........  49 Engineering consultant;       Chairman of the Board and
                             President of Barfab, Inc.     President of M & F; Vice
                                                           Chairman of Merchants &
                                                           Farmers Bank; Director
R. G. Heard.............  63 Retired farmer; President of  Vice Chairman and Vice
                             Spring Creek Farms, Inc.      President of M & F; Director
Charles R. Burke........  69 President, B & B Electric     Director
                             and Furniture Company
H. Wayne Carr...........  69 Farmer; President of          Treasurer of M & F; Director
                             Blackbottom Farms, Inc.
J. B. Clarke............  69 Owner, Clarke Realty Co.      Director
Joseph S. Hall..........  59 Farmer; President of North    Director
                             American Farms, Inc.
N. E. King, Sr. ........  68 Real estate developer         Director
Jerry G. Mitchell.......  54 Veterinarian; Owner of        Secretary of M & F; Chairman
                             Southwest Georgia Veterinary  of the Board of Merchants &
                             Hospital                      Farmers Bank; Director
John C. Mosely..........  50 President and Chief           President and Chief
                             Executive Officer of          Executive Officer of
                             Merchants & Farmers Bank      Merchants & Farmers Bank;
                                                           Assistant Treasurer of
                                                           M & F; Director

  All of M & F's directors and executive officers hold office for a term of one year or until their respective successors are duly elected and qualified. Except as described under the caption "PROPOSED MERGER--Interests of Management in the Merger," there are no arrangements or understandings between any of the directors, executive officers or any other persons pursuant to which any of M & F's directors or executive officers have been selected for their respective positions. No family relationships exist between any director or executive officer.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of September 30, 1996, the total number of M & F Shares beneficially owned by each director of M & F, each beneficial owner of five percent or more the outstanding M & F Shares, and all directors and executive officers of M & F as a group. The number of M & F Shares shown as being beneficially owned by each director are those over which he has either sole or shared voting or investment power. Unless otherwise indicated, the persons listed below have sole voting and investment power with respect to their shares. At September 30, 1996, M & F had 1,091,358 shares of common stock outstanding.

                                                          SHARES
           NAME OF                                     BENEFICIALLY   PERCENT OF
       BENEFICIAL OWNER                                  OWNED(1)      CLASS(2)
       ----------------                                ------------   ----------
   David I. Rach......................................    142,540        13.06%
    2013 Stonewood Drive
    Dothan, Alabama 36301
   R. G. Heard........................................    142,540        13.06%
    Route 1
    Brinson, Georgia 31125
   Charles R. Burke...................................    142,540(2)     13.06%
    P. O. Box 82
    Donalsonville, Georgia 31745
   H. Wayne Carr......................................    142,540        13.06%
    1489 Highway 39 North
    Donalsonville, Georgia 31745
   J. B. Clarke.......................................    142,540(3)     13.06%
    P. O. Box 1007
    Donalsonville, Georgia 31745
   Joseph S. Hall.....................................    142,540        13.06%
    Route 4, Box 475
    Donalsonville, Georgia 31745
   N. E. King, Sr.....................................    142,540(4)     13.06%
    P. O. Box 535
    Donalsonville, Georgia 31745
   Jerry G. Mitchell..................................     67,890         6.23%
    Route 1, Box 83-F
    Donalsonville, Georgia 31745
   John C. Mosely.....................................     25,688         2.35%
    P.O. Box 524
    Donalsonville, Georgia 31745
   All directors and executive officers as a group....  1,091,358       100.00%

--------
 (1) The information contained in this column is based upon information furnished to M & F by the individuals identified above and shareholder records of M & F.
 (2) Includes 58,711 shares owned of record by Mr. Burke's wife and 25,000 shares owned of record by his son, with respect to which he may be deemed to share voting and investment power.
 (3) Mr. Clarke is deemed to share voting and investment power of 142,540 shares owned of record by his wife.
 (4) Mr. King is deemed to share voting and investment power for 142,540 shares owned of record by his wife.

CERTAIN REGULATORY CONSIDERATIONS RELATING TO M & F

  General. The regulatory considerations described under the caption "CERTAIN REGULATORY CONSIDERATIONS RELATING TO ABC" apply equally to M & F and Merchants & Farmers Bank.

  Capital Requirements. At September 30, 1996, Merchants & Farmers Bank had a Tier 1 leverage ratio of 9.5%, a Tier 1 risk-based ratio of 14.65%, and a Total risk-based ratio of 15.82%. At September 30, 1996, M & F and Merchants & Farmers Bank had the requisite capital levels to qualify as well-capitalized.

            M & F MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

  M & F's principal asset is its ownership of Merchants & Farmers Bank. Accordingly, M & F's results of operations are primarily dependent upon the results of operations of Merchants & Farmers Bank. Merchants & Farmers Bank conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). Merchants & Farmers Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate paid and earned on these balances. Net interest income is dependent upon the Banks' interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate interest income. The interest rate spread is impacted by interest rates, deposit flows and loan demand. Additionally, and to a lesser extent, Merchants & Farmers Bank's profitability is affected by such factors as the level of non-interest income and expenses, the provision for loan losses and the effective tax rate. Non-interest income consists primarily of loan and other fees and income from the sale of loans and investment securities. Non-interest expenses consist of compensation and benefits, occupancy-related expenses, deposit insurance premiums paid to the FDIC and other operating expenses.

RESULTS OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

  M & F's results of operations are determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income and to control noninterest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the M & F, the ability to generate net interest income is dependent upon Merchants & Farmers Bank's ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is taxable-equivalent net interest income divided by average earning assets.

  The primary component of consolidated earnings is net interest income, or the difference between interest income on interest-earning assets and interest paid on interest-bearing liabilities. The net interest margin is net interest income expressed as a percentage of average interest-earning assets. Interest-earning assets consist of loans, investment securities and Federal funds sold. Interest-bearing liabilities consist of deposits, of which approximately 11.60% are noninterest-bearing. A portion of interest income is earned on tax-exempt investments, such as state and municipal bonds. In an effort to state this tax-exempt income and its resultant yields on a basis comparable to all other taxable investments, an adjustment is made to analyze this income on a taxable-equivalent basis.

  The net interest margin decreased slightly to 4.59% in 1995 as compared to 4.69% in 1994. This decrease in net interest margin resulted from a disproportionate increase in interest earned on earning assets and interest paid on interest-bearing liabilities. Average yield on earning assets increased by 76 basis points or 9.11% to 9.10% in 1995 from 8.34% in 1994 while interest paid on interest bearing liabilities increased 94 basis points or 23.21% to 4.99% in 1995 from 4.05% in 1994. At the same time, interest-bearing liabilities increased $2,839,000 or 9.08% to $34,092,000 in 1995 from $31,253,000 in 1994 while earning assets increased $2,971,000 or 8.55% to $37,703,000 in 1995 from $34,732,000. Net interest income on a taxable-equivalent basis was $1,730,000 in 1995 as compared to $1,630,000 in 1994, representing an increase of 6.13%. Net interest income on a taxable-equivalent basis was $1,630,000 in 1994 as compared to $1,481,000 in 1993, representing an increase of 10.06%. Net interest margin increased slightly to 4.59% in 1994 from 4.55% in 1993 because average yield on interest-earning assets increased at a greater rate than the average interest rate paid on interest-bearing liabilities.

  Average interest-earning assets increased $2,971,000 or 8.55% to $37,703,000 in 1995 from $34,732,000 in 1994. Average loans increased $2,856,000; average investments decreased $120,000; and average Federal funds sold increased $235,000. The increase in average interest-earning assets was funded by an increase in average deposits of $1,287,000 or 3.87% to $34,564,000 in 1995 from $33,277,000 in 1994 and an increase in average short-term borrowings of $1,581,000 or 232.16% to $2,262,000 in 1995 from $681,000 in 1994. The significant increase in short-term borrowings was required because the increase in deposits was not sufficient to fund the increased loan demand as represented by the 13.65% increase in average loans. By comparison, average interest- earning assets increased $2,155,000 or 6.62% to $34,732,000 in 1994 from $32,577,000 in 1993. During 1994, average deposits increased $1,847,000 or 5.88%, to $33,277,000 from $31,430,000 in 1993. Approximately 11.60% of the average deposits were noninterest-bearing deposits in 1995 as compared to 11.50% in noninterest-bearing deposits in 1994.

  The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on nonaccruing, past due and other loans that management believes require attention.

  The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. The provision for loan losses charged to earnings amounted to $58,000 in 1995, $17,000 in 1994 and $49,000 in 1993. Merchants &
Farmers Bank has not sustained any substantial loan losses in recent years as evidenced by net loan charge-offs of $8,000 in 1995, net loan charge-offs of $8,000 in 1994 and net recoveries of $42,000 in 1993. At December 31, 1995, the allowance for loan losses was 1.24% of total loans outstanding as compared to an allowance for loan losses of 1.20% of total loans outstanding at December 31, 1994 and 1.25% of total loans outstanding at December 31, 1993. The determination of the allowance rests upon management's judgement about factors affecting loan quality and assumptions about the local and national economy. Management considers the year-end allowance for loan losses adequate to cover potential losses in the loan portfolio.

  Average total assets increased $3,192,000 or 8.43% to $41,039,000 in 1995 as compared to $37,847,000 in 1994. The increase in average total assets was accompanied by an increase in average deposits of $1,287,000 and an increase in average short-term borrowings of $1,581,000. Average total assets increased $2,436,000 or 6.88% to $37,847,000 in 1994 as compared to $35,411,000 in 1993.
The increase in total assets was accompanied by an increase of $1,847,000 in average deposits and an increase of $413,000 in average short-term borrowings.

  Following is a condensed summary of the increase in net income in 1995 as compared to 1994.

                                                                     INCREASE IN
                                                  1995       1994    NET INCOME
                                               ---------- ---------- -----------
      Net interest income..................... $1,642,000 $1,537,000  $105,000
      Provision for loan losses...............     58,000     17,000    41,000
      Other income............................    278,000    226,000    52,000
      Other expense...........................  1,246,000  1,168,000    78,000
                                               ---------- ----------  --------
        Income before income taxes............    616,000    578,000    38,000
      Applicable income taxes.................    151,000    134,000    17,000
                                               ---------- ----------  --------
        Net income............................ $  465,000 $  444,000  $ 21,000
                                               ========== ==========  ========

RESULTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

  The net interest margin increased nine basis points to 4.73% for the nine months ended September 30, 1996 as compared to 4.64% for the nine months ended September 30, 1995. The increase in net interest margin was attributable to an increase in average loans of $1,177,000 with a small increase in average yield of two basis points and an increase in average balances on Federal funds sold of $483,000. Net interest income on a taxable-equivalent basis increased $60,000, or 4.62%, to $1,360,000 for the nine months ended September 30, 1996 as compared to $1,300,000 for the nine months ended September 30, 1995. The increase in net interest income resulted from an increase of $117,000 in interest income on earning assets offset by an increase of $57,000 in interest paid on liabilities.

  The provision for loan losses amounted to $42,000 for the nine months ended September 30, 1996 as compared to $14,000 for the nine months ended September 30, 1995. The increase in the provision for loan losses resulted from an increase in average loans of $1,177,000 during the nine months ended September 30, 1996 as compared to the comparable period in 1995. During the nine months ended September 30, 1996, Merchants & Farmers Bank recorded net loan charge-offs of $20,000 as compared to net loan charge-offs of $5,000 for the nine months ended September 30, 1995.

  Net income increased $35,000 or 9.31% to $411,000 for the nine months ended September 30, 1996 as compared to $376,000 for the nine months ended September 30, 1995. Noninterest income increased $86,000 to $291,000 in 1996 from $205,000 in 1995. This increase in noninterest income resulted from an increase of $96,000 in service charges on deposit accounts, a decrease of $13,000 in gains on securities transactions and an increase of $3,000 in other noninterest income. Noninterest expense increased $29,000 to $946,000 in 1996 from $917,000 in 1995. Salaries and employee benefits increased $17,000 and all other noninterest expense increased $12,000.

  Total assets increased $1,559,000 or 3.84% to $42,121,000 at September 30, 1996 as compared to $40,562,000 at September 30, 1995. Total loans increased $764,000 or 3.04% to $25,932,000 at September 30, 1996 from $25,168,000 at
September 30, 1995. Total deposits decreased $432,000 to $33,624,000 at September 30, 1996 from $34,056,000 at September 30, 1995. Short-term borrowings increased $1,650,000 to $3,650,000 at September 30, 1996 from $2,000,000 at September 30, 1995.

AVERAGE BALANCES AND NET INCOME ANALYSIS

  The following table sets forth the amount of M & F's interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets. Federally tax-exempt income is presented on a taxable equivalent basis assuming a 34% Federal tax rate.

                                          YEAR ENDED DECEMBER 31,
                             ---------------------------------------------------
                                       1995                      1994
                             ------------------------- -------------------------
                                               AVERAGE                   AVERAGE
                                      INTEREST YIELD/           INTEREST YIELD/
                             AVERAGE  INCOME/   RATE   AVERAGE  INCOME/   RATE
                             BALANCE  EXPENSE   PAID   BALANCE  EXPENSE   PAID
                             -------  -------- ------- -------  -------- -------
                                          (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
  Loans, net of unearned
   interest................  $23,782   $2,490   10.47% $20,926   $2,005   9.58%
  Investment securities:
    Taxable................    9,444      613    6.49    9,543      580   6.08
    Tax-exempt.............    3,311      262    7.91    3,332      270   8.10
  Federal funds sold.......    1,166       65    5.57      931       42   4.51
                             -------   ------          -------   ------
      Total interest-
       earning assets......   37,703    3,430    9.10   34,732    2,897   8.34
                             -------   ------          -------   ------
Noninterest-earning assets:
  Cash.....................  $ 1,083                   $ 1,093
  Allowance for loan
   losses..................     (265)                     (256)
  Unrealized gain on
   available for sale
   securities..............       12                         8
  Other assets.............    2,506                     2,270
                             -------                   -------
      Total noninterest-
       earning assets......    3,336                     3,115
                             -------                   -------
      Total assets.........  $41,039                   $37,847
                             =======                   =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest-bearing
 liabilities:
  Savings and interest-
   bearing demand
   deposits................  $10,582   $  345    3.26% $11,072   $  340   3.07%
  Time deposits............   19,973    1,108    5.55   18,379      816   4.44
  Other short-term
   borrowings..............    2,262      133    5.88      681       31   4.55
  Debt.....................    1,275      114    8.94    1,121       80   7.14
                             -------   ------          -------   ------
      Total interest-
       bearing
       liabilities.........   34,092    1,700    4.99   31,253    1,267   4.05
                             -------   ------          -------   ------
Noninterest-bearing
 liabilities and
 stockholders' equity:
  Demand deposits..........    4,009                     3,826
  Other liabilities........      107                       358
  Stockholders' equity.....    2,831                     2,410
                             -------                   -------
      Total noninterest-
       bearing liabilities
       and stockholders'
       equity..............    6,947                     6,594
                             -------                   -------
      Total liabilities and
       stockholders'
       equity..............  $41,039                   $37,847
                             =======                   =======
Interest rate spread.......                      4.11%                    4.29%
                                                =====                     ====
Net interest income........            $1,730                    $1,630
                                       ======                    ======
Net interest margin........                      4.59%                    4.69%
                                                =====                     ====

RATE AND VOLUME ANALYSIS

  The following table reflects the changes in net interest income resulting from changes in interest rates and from asset and liability volume. Federally tax-exempt interest is presented on a taxable-equivalent basis assuming a 34% Federal tax rate. The change in interest attributable to rate has been determined by applying the change in rate between years to average balances outstanding in the later year. The change in interest due to volume has been determined by applying the rate from the earlier year to the change in average balances outstanding between years. Thus, changes that are not solely due to volume have been consistently attributed to rate.

                                        YEAR ENDED DECEMBER 31,
                         ----------------------------------------------------------
                               1995 VS. 1994                 1994 VS. 1993
                         ----------------------------  ----------------------------
                                    CHANGES DUE TO                CHANGES DUE TO
                                    -----------------             -----------------
                          INCREASE                      INCREASE
                         (DECREASE)  RATE     VOLUME   (DECREASE)  RATE     VOLUME
                         ---------- -------  --------  ---------- -------  --------
                                        (DOLLARS IN THOUSANDS)
Increase (decrease) in:
 Income from earning
  assets:
  Interest and fees on
   loans................    $485    $   211   $   274     $272    $    32   $   240
  Interest on
   securities:
   Taxable..............      33         39        (6)     (46)       (31)      (15)
   Tax-exempt...........      (8)        (6)       (2)      50        (12)       62
  Interest on Federal
   funds................      23         12        11      (11)        15       (26)
                            ----    -------   -------     ----    -------   -------
    Total interest
     income.............     533        256       277      265          4       261
                            ----    -------   -------     ----    -------   -------
Expense from interest-
 bearing liabilities:
 Interest on savings and
  interest-bearing
  demand deposits.......       5         20       (15)      46          1        45
 Interest on time
  deposits..............     292        221        71       14         15        (1)
 Interest on short-term
  borrowings............     102         30        72       22          8        14
 Interest on debt.......      34         23        11       34         18        16
                            ----    -------   -------     ----    -------   -------
    Total interest
     expense............     433        294       139      116         42        74
                            ----    -------   -------     ----    -------   -------
    Net interest
     income.............    $100    $   (38)  $   138     $149    $   (38)  $   187
                            ====    =======   =======     ====    =======   =======

NONINTEREST INCOME

  Noninterest income increased $52,000 to $278,000 in 1995 from $226,000 in 1994. The most significant increases represent an increase in service charges on deposit accounts of $29,000 and an increase of $12,000 in net realized gains on securities transactions in 1995 over 1994. The increase in service charges on deposit accounts was due primarily to an increase in NSF charges on returned checks. Following is a comparison of noninterest income for 1995 and 1994.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
                                                                   (DOLLARS IN
                                                                   THOUSANDS)
      Service charges on deposit accounts........................ $  217 $  188
      Other service charges, commissions and fees................     20     20
      Net realized gains on securities transactions..............     17      5
      Other income...............................................     24     13
                                                                  ------ ------
                                                                  $  278 $  226
                                                                  ====== ======

NONINTEREST EXPENSE

  Salaries and employee benefits increased $100,000 or 17.85%, in 1995 over 1994. Deposit insurance premiums decreased $33,000 or 44.59% and director fees increased $4,000, or 10.81% in 1995 over 1994. All other noninterest expense increased $8,000 for a total increase of $79,000 or 6.76% over the corresponding amounts in 1994. Following is an analysis of noninterest expense for 1995 and 1994.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
                                                                   (DOLLARS IN
                                                                   THOUSANDS)
      Salaries and employee benefits............................. $  660 $  560
      Occupancy and equipment expense............................    195    208
      Deposit insurance premiums.................................     41     74
      Director fees and benefits.................................     41     37
      Other expense..............................................    310    289
                                                                  ------ ------
                                                                  $1,247 $1,168
                                                                  ====== ======

ASSET/LIABILITY MANAGEMENT

  As part of M & F's interest rate risk management policy, a committee composed of the investment officer, senior vice-president and Board of Directors (the "ALCO Committee") examines the extent to which its assets and liabilities are "interest rate-sensitive" and monitors its interest rate-sensitivity "gap." An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If M & F's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

  A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase.

  The following table sets forth the distribution of the repricing of M & F's earning assets and interest-bearing liabilities as of December 31, 1995, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitivity liabilities) and the cumulative sensitivity gap ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of Merchants & Farmers Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

                                            AT DECEMBER 31, 1995
                                        MATURING OR REPRICING WITHIN
                          --------------------------------------------------------
                          ZERO TO THREE THREE MONTHS ONE TO FIVE OVER FIVE
                             MONTHS     TO ONE YEAR     YEARS      YEARS    TOTAL
                          ------------- ------------ ----------- --------- -------
                                           (DOLLARS IN THOUSANDS)
EARNING ASSETS:
  Federal funds sold....     $4,370       $   --       $   --     $  --    $ 4,370
  Investment
   securities...........      2,395         1,828        2,338     5,955    12,516
  Loans.................     11,469         2,145        7,932     2,665    24,211
                             ------       -------      -------    ------   -------
                             18,234         3,973       10,270     8,620    41,097
INTEREST-BEARING
 LIABILITIES:
  Interest-bearing
   demand deposits(1)...        --          4,558        5,459       --     10,017
  Savings(1)............        --            --         2,146       --      2,146
  Certificates less than
   $100,000.............      4,417         4,987        3,434       --     12,838
  Certificates, $100,000
   and over.............      4,469         1,307        2,421       --      8,197
  Debt..................      2,700           --           --        500     3,200
                             ------       -------      -------    ------   -------
                             11,586        10,852       13,460       500    36,398
                             ------       -------      -------    ------   -------
Interest rate
 sensitivity gap........     $6,648       $(6,879)     $(3,190)   $8,120   $ 4,699
                             ======       =======      =======    ======   =======
Cumulative interest rate
 sensitivity gap........     $6,648       $  (231)     $(3,421)   $4,699
                             ======       =======      =======    ======
Interest rate
 sensitivity gap ratio..       1.57          0.37         0.76     17.24
                             ======       =======      =======    ======
Cumulative interest rate
 sensitivity gap ratio..       1.57          0.99         0.90      1.13
                             ======       =======      =======    ======

--------
(1) M & F has found that NOW checking accounts and savings deposits are generally not sensitive to changes in interest rates and, therefore, it has placed such liabilities in the "One to Five Years" category. It has also found that, on the average, the money-market check deposits reprice between three months to one year.

MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES

  M & F's loan portfolio, as of December 31, 1995, was made up primarily of short-term fixed rate loans or variable rate loans. The average contractual life on installment loans is approximately three years, while mortgages are generally variable over one to five-year periods. Total loans as of December 31, 1995 are shown in the following table according to maturity classifications: (i) one year or less, (ii) after one year through five years, and (iii) after five years.

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
      Maturity:
        One year or less...........................................   $13,614
        After one year through five years..........................     7,932
        After five years...........................................     2,665
                                                                      -------
                                                                      $24,211
                                                                      =======

  The following table summarizes loans at December 31, 1995 with the due dates after one year which (i) have predetermined interest rates and (ii) have floating or adjustable interest rates.

                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
                                                                    (DOLLARS IN
                                                                     THOUSANDS)
      Predetermined interest rates.................................   $10,597
      Floating or adjustable interest rates........................       --
                                                                      -------
                                                                      $10,597
                                                                      =======

  Records were not available to present the above information in each category listed in the first paragraph above and could not be reconstructed without undue burden.

LOAN PORTFOLIO

  Management believes that M & F's loan portfolio is adequately diversified. The loan portfolio contains no foreign or energy-related loans or significant concentrations in any one industry, with the exception of residential real estate mortgage loans, which constituted approximately 39% of M & F's loan portfolio as of December 31, 1995. As of December 31, 1995, the ten largest loans of M & F accounted for approximately 25% of M & F's total loans. As of December 31, 1995, M & F had outstanding loan commitments of $2.7 million. The amounts of loans outstanding at the indicated dates is shown in the following table according to type of loan.

                                                              DECEMBER 31,
                                               SEPTEMBER 30, ----------------
                                                   1996       1995     1994
                                               ------------- -------  -------
                                                  (DOLLARS IN THOUSANDS)
   Commercial and financial...................    $   578    $   561  $   759
   Agricultural...............................      2,792      3,177    3,032
   Real estate--mortgage, farmland............      5,440      4,835    3,805
   Real estate--mortgage, other...............     11,061      9,412    8,139
   Consumer instalment, net of unearned
    interest..................................      6,054      5,984    4,800
   Other......................................          7        242      275
                                                  -------    -------  -------
                                                   25,932     24,211   20,810
                                                  -------    -------  -------
   Allowance for loan losses..................       (322)      (300)    (250)
                                                  -------    -------  -------
   Loans, net                                     $25,610    $23,911  $20,560
                                                  =======    =======  =======

NONPERFORMING LOANS

  A loan is placed on nonaccrual status when, in management's judgment, the collection of the interest income appears doubtful. Interest receivable that has been accrued in prior years and is subsequently determined to have doubtful collectibility is charged to the allowance for possible loan losses. Interest on loans that are classified as nonaccrual is recognized when received. Past due loans are loans whose principal or interest is past due 90 days or more. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original contractual terms.

                                                                   DECEMBER 31,
                                                     SEPTEMBER 30, --------------
                                                         1996       1995    1994
                                                     ------------- ------  ------
                                                       (DOLLARS IN THOUSANDS)
Loans accounted for on a nonaccrual basis..........       $27      $   --  $    7
Installment loans and term loans contractually past
 due ninety days or more as to interest or
 principal payments and still accruing.............        70          10      12
Loans, the terms of which have been renegotiated to
 provide a reduction or deferral of interest or
 principal because of deterioration in the
 financial position of the borrower................        --          --      --
Loans now current about which there are serious
 doubts as to the ability of the borrower to comply
 with present loan repayment terms.................        --          --      --
                                                          ---      ------  ------
  Total............................................       $97      $   10  $   19
                                                          ===      ======  ======

  As of September 30, 1996 and December 31, 1995 and 1994, total nonperforming loans were approximately .37%, .04% and .09%, respectively, of total loans outstanding at such dates.

  In the opinion of management, any loans classified by regulatory authorities as substandard or special mention that have not been disclosed above do not
(i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, nor (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

SUMMARY OF LOAN LOSS EXPERIENCE

  The provision for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense are past loan experience, composition of the loan portfolio, evaluation of possible future losses, current economic conditions and other relevant factors. M & F's allowance for loan losses was approximately $300,000 at December 31, 1995, representing 1.24% of year-end total loans outstanding, compared with approximately $250,000 at December 31, 1994, which represented 1.20% of year-end total loans outstanding.

  The allowance for loan losses is reviewed quarterly based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible loan losses on each outstanding loan with particular emphasis on any problem loans.

  The following table presents an analysis of M & F's loan loss experience for the periods indicated:

                                                               DECEMBER 31,
                                                SEPTEMBER 30, ----------------
                                                    1996       1995     1994
                                                ------------- -------  -------
                                                   (DOLLARS IN THOUSANDS)
Average amount of loans outstanding...........     $24,855    $23,782  $20,926
                                                   =======    =======  =======
Balance of reserve for possible loan losses at
 beginning of period..........................     $   300    $   250  $   241
                                                   -------    -------  -------
Charge offs:
  Commercial, financial and agricultural......     $   (31)   $   --   $   (17)
  Consumer....................................         (2)        (13)     (13)
Recoveries:
  Commercial, financial and agricultural......           3        --        10
  Consumer....................................          10          5       12
                                                   -------    -------  -------
    Net (charge-offs) recoveries..............     $   (20)        (8) $    (8)
Additions to reserve charged to operating
 expenses.....................................     $    42         58  $    17
                                                   -------    -------  -------
  Balance of reserve for possible loan
   losses.....................................     $   322    $   300  $   250
                                                   =======    =======  =======
Ratio of net loan charge-offs to average
 loans........................................         .08%       .03%     .04%
                                                   =======    =======  =======

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

  The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes the allowance can be allocated only on an approximate basis. The allocation of the allowances to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                       AT DECEMBER 31,
                          AT SEPTEMBER 30,  -------------------------------------
                                1996               1995               1994
                         ------------------ ------------------ ------------------
                                PERCENT OF         PERCENT OF         PERCENT OF
                                 LOANS IN           LOANS IN           LOANS IN
                                CATEGORY TO        CATEGORY TO        CATEGORY TO
                         AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS AMOUNT TOTAL LOANS
                         ------ ----------- ------ ----------- ------ -----------
                                          (DOLLARS IN THOUSANDS)
Commercial, financial,
 industrial and
 agricultural...........  $ 71       13%     $ 66       15%     $ 55       18%
Real Estate.............    61       64        57       59        48       57%
Consumer................    68       23        63       26        53       25%
Unallocated.............   122       --       114       --        94       --
                          ----      ---      ----      ---      ----      ---
                          $322      100%     $300      100%     $250      100%
                          ====      ===      ====      ===      ====      ===

INVESTMENT PORTFOLIO

  M & F manages the mix of asset and liability maturities in an effort to control the effects of changes in the general level of interest rates on net interest income. See "--Asset/Liability Management." Except for its effect on the general level of interest rates, inflation does not have a material impact on M & F due to the rate variability and short-term maturities of its earning assets. In particular, approximately 56% of the loan portfolio is comprised of loans which mature or reprice within one year or less. Mortgage loans, primarily with five- to fifteen-year maturities, are also made on a variable rate basis with rates being adjusted every one to five years. Additionally, 34% of the investment portfolio matures within one year.

TYPES OF INVESTMENTS

  The amortized cost and estimated fair value of investment securities are as follows:

                                                 GROSS      GROSS
                                               UNREALIZED UNREALIZED
                                AMORTIZED COST   GAINS      LOSSES   FAIR VALUE
                                -------------- ---------- ---------- ----------
                                            (DOLLARS IN THOUSANDS)
Securities Available for Sale
  December 31, 1995:
    U.S. Government and agency
     securities................     $3,152        $49       $ (12)     $3,189
    Mortgage-backed
     securities................      3,367         47          (7)      3,407
                                    ------        ---       -----      ------
                                    $6,519        $96       $ (19)     $6,596
                                    ======        ===       =====      ======
  December 31, 1994:
    U.S. Government and agency
     securities................     $4,458        $24       $ (25)     $4,457
    Mortgage-backed
     securities................      2,861          1        (159)      2,703
                                    ------        ---       -----      ------
                                    $7,319        $25       $(184)     $7,160
                                    ======        ===       =====      ======
Securities Held to Maturity
  December 31, 1995:
    U.S. Government and agency
     securities................     $   59        $ 1       $  --      $   60
    State and municipal
     securities................      4,159         79         (41)      4,197
    Mortgage-backed
     securities................      1,702         10         (10)      1,702
                                    ------        ---       -----      ------
                                    $5,920        $90       $ (51)     $5,959
                                    ======        ===       =====      ======
  December 31, 1994:
    U.S. Government and agency
     securities................     $   62        $--       $  (1)     $   61
    State and municipal
     securities................      3,318          4        (189)      3,133
    Mortgage-backed
     securities................      2,090         --        (101)      1,989
                                    ------        ---       -----      ------
                                    $5,470        $ 4       $(291)     $5,183
                                    ======        ===       =====      ======

  The following table represents maturities and weighted average yields of investment securities held by M & F at December 31, 1995.

                                                   DECEMBER 31, 1995
                         --------------------------------------------------------------------------
                                                               AFTER FIVE YEARS
                                           AFTER ONE YEAR BUT        BUT
                         WITHIN ONE YEAR   WITHIN FIVE YEARS   WITHIN TEN YEARS    AFTER TEN YEARS
                         ----------------  ------------------  -----------------   ----------------
                          AMOUNT   YIELD    AMOUNT    YIELD     AMOUNT    YIELD     AMOUNT   YIELD
                         -------- -------  --------- --------  --------- -------   -------- -------
                                                (DOLLARS IN THOUSANDS)
U.S. Treasury and Other
 U.S. government
 agencies(1)...........  $  1,120   7.22%  $   5,844    6.07%  $     907    7.38%   $   485    6.85%
Obligations of states
 and other political
 subdivisions(1)(2)....        50   7.33       1,047    7.49       2,497    7.16        565    7.04

--------
(1) Yields were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the acquisition price of each security in that range.
(2) Yields on securities of state and political subdivisions are stated on a tax equivalent basis using a tax rate of 34%.

DEPOSITS

  Average amount of deposits and average rate paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the periods indicated are presented below.

                                                    YEAR ENDED DECEMBER 31,
                                                   --------------------------
                                                       1995          1994
                                                   ------------  ------------
                                                   AMOUNT  RATE  AMOUNT  RATE
                                                   ------- ----  ------- ----
                                                    (DOLLARS IN THOUSANDS)
      Noninterest-bearing demand deposits......... $ 4,009  -- % $ 3,826  -- %
      Interest-bearing demand and savings
       deposits...................................  10,582 3.26   11,072 3.07
      Time deposits...............................  19,973 5.55   18,379 4.44
                                                   -------       -------
        Total deposits............................ $34,564       $32,277
                                                   =======       =======

  M & F has a large, stable base of time deposits, with little or no dependence on volatile deposits of $100,000 or more. The time deposits are principally certificates of deposit and individual retirement accounts obtained for individual customers.

  The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1995, are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through 12 months and (iii) over 12 months.

                                                               DECEMBER 31, 1995
                                                               -----------------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
      Three months or less....................................      $4,469
      Over three through 12 months............................       1,307
      Over 12 months..........................................       2,421
                                                                    ------
        Total.................................................      $8,197
                                                                    ======

RETURN ON ASSETS AND SHAREHOLDERS' EQUITY

  The following table shows return on assets (net income divided by average total assets), return on equity (net income divided by average shareholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and shareholders' equity to asset ratio (average shareholders' equity divided by average total assets) for the periods indicated.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                --------------
                                                                 1995    1994
                                                                ------  ------
      Return on assets.........................................   1.13%   1.17%
      Return on equity.........................................  16.43   18.42
      Dividend payout ratio....................................    --      --
      Equity to assets ratio...................................   6.90    6.37

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity management involves the matching of the cash flow requirements of customers, who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs, and the ability of M & F and Merchants & Farmers Bank to meet those needs. M & F and Merchants & Farmers Bank seek to meet liquidity requirements primarily through management of short-term investments (principally Federal funds sold) and monthly amortizing loans. Another source of liquidity is the repayment of maturing single payment loans. In addition, Merchants & Farmers Bank maintains relationships with correspondent banks which could provide funds to them on short notice, if needed.

  The liquidity and capital resources of M & F and Merchants & Farmers Bank are monitored on a periodic basis by state and Federal regulatory authorities. At December 31, 1995, Merchants & Farmers Bank's short-term investments were adequate to cover any reasonably anticipated immediate need for funds. M & F and Merchants & Farmers Bank were aware of no events or trends likely to result in a material change in their liquidity. At December 31, 1995, M & F's and Merchants & Farmers Bank's capital asset ratios were considered adequate based on guidelines established by regulatory authorities. During 1995, M & F increased its capital by retaining net earnings of $465,000. After recording an increase in capital of $156,000 for unrealized gains on securities, net of taxes, total capital increased during 1995 by $621,000. At December 31, 1995, total capital of M & F amounted to $3,141,000. At December 31, 1995, there were no outstanding commitments for any major capital expenditures.

  During the nine months ended September 30, 1996, total capital increased $372,000 to $3,513,000 at September 30, 1996. This increase in capital resulted from net earnings for the nine months of $411,000, offset by $52,000 in unrealized losses on securities available for sale, net of taxes. Sale of treasury stock also increased capital by $13,000.

  M & F has entered into a definitive merger agreement with ABC, pending approval by regulatory authorities and shareholders of M & F. If approvals are
obtained, it is expected the merger will be consummated in      1996. Upon
consummation of the merger, the Bank will continue to operate as a wholly-owned subsidiary of ABC. Management believes that the merger will not adversely impact the liquidity of Merchants & Farmers Bank.

  In accordance with risk capital guidelines issued by the Federal Reserve Board, M & F is required to maintain a minimum standard of total capital to weighted risk assets of 8%. Additionally, all member banks must maintain "core" or "Tier 1" capital of at least 4% of total assets ("leverage ratio"). Member banks operating at or near the 4% capital level are expected to have well-diversified risks, including no undue interest rate risk exposure, excellent control systems, good earnings, high asset quality, and well managed on- and off-balance sheet activities; and, in general, be considered strong banking organizations with a composite 1 rating under the CAMEL rating system of banks. For all but the most highly rated banks meeting the above conditions, the minimum leverage ratio is to be 4% plus an additional 100 to 200 basis points.

  The following table summarizes the regulatory capital levels of M & F at December 31, 1995.

                                                 DECEMBER 31, 1995
                                    --------------------------------------------
                                        ACTUAL        REQUIRED        EXCESS
                                    -------------- -------------- --------------
                                    AMOUNT PERCENT AMOUNT PERCENT AMOUNT PERCENT
                                    ------ ------- ------ ------- ------ -------
                                               (DOLLARS IN THOUSANDS)
   Leverage capital................ $3,801   9.01% $1,687  4.00%  $2,114   5.01%
   Risk-based capital:
     Core capital..................  3,801  14.07   1,081  4.00    2,720  10.07
     Total capital.................  4,101  15.18   2,161  8.00    1,940   7.18

COMMITMENTS AND LINES OF CREDIT

  In the ordinary course of business, Merchants & Farmers Bank has granted commitments to extend credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by Merchants & Farmers Bank's Board of Directors. Merchants & Farmers Bank has also granted commitments to approved customers for standby letters of credit. These commitments are recorded in the financial statements when funds are disbursed or the financial instruments become payable. The Bank uses the same credit policies for these off-balance sheet commitments as they do for financial instruments that are recorded in the consolidated financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  Following is a summary of the commitments outstanding at December 31, 1995 and 1994.

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
      Commitments to extend credit..................... $     2,704 $     2,428
      Standby letters of credit........................          11          40
                                                        ----------- -----------
                                                        $     2,715 $     2,468
                                                        =========== ===========

IMPACT OF INFLATION

  The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with generally accepted accounting principles and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

M & F SHARES

  The authorized capital stock of M & F consists of 5,000,000 common shares, $1.00 par value, of which 1,228,609 shares were issued with 137,251 shares held in treasury and 1,091,358 shares outstanding at September 30, 1996. On September 30, 1996, there were nine holders of record of M & F Shares. For information concerning the market value of such shares and dividends during the past three years, see "MARKET VALUE OF SECURITIES AND DIVIDENDS--M & F."

                                 OTHER MATTERS

  The Special Meeting is called for the purposes set forth in the Notice and Proxy Statement/Prospectus. The Board of Directors does not know of any matters for action by shareholders at such meeting other than the matters described in the Notice and Proxy Statement/Prospectus. The enclosed Proxy, however, will confer discretionary authority with respect to matters which are not known to the Board of Directors at this time and which may properly come before the Special Meeting. It is the intention of the persons named in the Proxy to vote in pursuance of the Proxy with respect to such matters in accordance with their best judgment.

                                    EXPERTS

  The consolidated financial statements of ABC as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993 included in this Proxy Statement/Prospectus have been audited by Mauldin & Jenkins LLC, independent certified public accountants, to the extent indicated in their report included herein, and are included herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of M & F as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994 included in this Proxy Statement/Prospectus have been audited by Mauldin & Jenkins LLC, independent certified public accountants, to the extent indicated in their report included herein, and are included herein in reliance upon such report and upon the authority of said firm as experts in accounting and auditing. Representatives of Mauldin & Jenkins are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                LEGAL OPINIONS

  A legal opinion to the effect that the issuance of the shares of ABC Common Stock offered hereby has been duly authorized by ABC and that such shares, when issued in accordance with the Merger Agreement, will be duly issued and outstanding and fully paid and non-assessable, has been rendered by Rogers & Hardin. Rogers & Hardin has also rendered an opinion as to certain federal income tax consequences of the Merger.

                         INDEX TO FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Consolidated Financial Data:

  Introductory Note...................................................... PF-i
  ABC Bancorp and Subsidiaries Pro Forma Financial Statements to
   Reflect Acquisitions Consummated in 1996
  -- Pro Forma Condensed Statements of Income............................ PF-
  -- Notes to Pro Forma Condensed Financial Statements................... PF-

  ABC Bancorp and Subsidiaries Combined with M & F Financial Corporation
  -- Pro Forma Condensed Balance Sheet................................... PF-
  -- Pro Forma Condensed Statements of Income............................ PF-
  -- Notes to Pro Forma Condensed Financial Statements................... PF-

  ABC Bancorp Historical Financial Data:
  Consolidated Financial Statements--September 30, 1996 and 1995 (unaudited)
  -- Consolidated Balance Sheets.........................................  F-
  -- Consolidated Statements of Income...................................  F-
  -- Consolidated Statements of Cash Flows...............................  F-
  -- Notes to Consolidated Financial Statements..........................  F-
  Consolidated Financial Statements
  -- Independent Auditors' Report........................................  F-
  -- Consolidated Balance Sheets--December 31, 1995 and 1994.............  F-
  -- Consolidated Statements of Income--Years ended December 31, 1995,
   1994 and 1993.........................................................  F-

  -- Consolidated Statements of Stockholders' Equity--Years ended Decem-
     ber 31, 1995, 1994 and 1993.........................................  F-
  -- Consolidated Statements of Cash Flows--Years ended December 31,
   1995, 1994 and 1993...................................................  F-
  -- Notes to Consolidated Financial Statements..........................  F-
M & F Financial Corporation Historical Financial Data:
  Consolidated Financial Statements--September 30, 1996 and 1995 (unaudited)
  -- Consolidated Balance Sheets.........................................  F-
  -- Consolidated Statements of Income...................................  F-
  -- Consolidated Statements of Cash Flows...............................  F-
  -- Notes to Consolidated Financial Statements..........................  F-
  Consolidated Financial Statements
  -- Independent Auditors' Report........................................  F-
  -- Consolidated Balance Sheets--December 31, 1995 and 1994.............  F-
  -- Consolidated Statements of Income--Years ended December 31, 1995, and 1994..............................................................  F-
  -- Consolidated Statements of Stockholders' Equity--Years
   ended December 31, 1995 and 1994......................................  F-
  -- Consolidated Statements of Cash Flows--Years ended December 31,
   1995 and 1994.........................................................  F-
  -- Notes to Consolidated Financial Statements..........................  F-


           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The Unaudited Pro Forma Condensed Consolidated Financial Data included herein give effect to the Merger. M & F's information is combined in this Proxy Statement/Prospectus. M & F information is combined with ABC using the pooling of interests method of accounting.

  The ABC historical amounts were derived from consolidated financial statements of ABC included herein. M & F historical amounts were derived from the consolidated financial statements of M & F included herein.

  The Unaudited Pro Forma Condensed Consolidated Financial Data do not purport to present the financial position of ABC had the Merger actually been consummated on the dates indicated. In addition, the Unaudited Pro Forma Condensed Consolidated Financial Data are not necessarily indicative of the future results of operations of ABC and should be read in conjunction with the historical financial statements of ABC and M & F, including the notes thereto, included herein.

                         ABC BANCORP AND SUBSIDIARIES
                       PRO FORMA FINANCIAL STATEMENTS TO
                   REFLECT ACQUISITIONS CONSUMMATED IN 1996
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

  A pro forma balance sheet is not required since ABC's consolidated balance sheet as of September 30, 1996 already reflects the acquisitions of Central Bankshares, Inc. ("Central"), First National Financial Corporation ("First National"), and Southland Bancorporation ("Southland"), all of which were consummated prior to September 30, 1996.

  The following unaudited pro forma condensed statements of income have been prepared to reflect the acquisition of Southland, which acquisition was accounted for as a purchase transaction, as if the acquisition had been consummated at the beginning of each period presented. The financial data included in the columns captioned "ABC and Subsidiaries Excluding Southland" and "ABC Historical" include the financial data for Central and First National, which acquisitions were accounted for as poolings of interests.

                                    NINE MONTHS ENDED SEPTEMBER 30, 1996
                                ----------------------------------------------
                                  ABC AND
                                SUBSIDIARIES                         PRO FORMA
                                 EXCLUDING   SOUTHLAND   PRO FORMA   COMBINED
                                 SOUTHLAND   HISTORICAL ADJUSTMENTS  (NOTE A)
                                ------------ ---------- -----------  ---------
Interest income................   $28,900      $7,579      $(242)(1)  $36,237
Interest expense...............    12,359       3,727         --       16,086
                                  -------      ------      -----      -------
Net interest income............    16,541       3,852       (242)      20,151
Provision for loan loss........       908         106         --        1,014
                                  -------      ------      -----      -------
Net interest income after pro-
 vision for loan losses........    15,633       3,746       (242)      19,137
Other income...................     3,789       1,010         --        4,799
Other expense..................    12,753       3,404        266 (2)   16,423
                                  -------      ------      -----      -------
Income from continuing opera-
 tions before income taxes.....     6,669       1,352       (508)       7,513
Income taxes...................     2,205         535        (82)(3)    2,658
                                  -------      ------      -----      -------
Income from continuing opera-
 tions (4).....................   $ 4,464      $  817      $(426)     $ 4,855
                                  =======      ======      =====      =======
Income per share from continu-
 ing operations................                                       $  0.96
                                                                      =======

                                         YEAR ENDED DECEMBER 31, 1995
                                  ---------------------------------------------
                                                                      PRO FORMA
                                     ABC     SOUTHLAND   PRO FORMA    COMBINED
                                  HISTORICAL HISTORICAL ADJUSTMENTS   (NOTE A)
                                  ---------- ---------- -----------   ---------
Interest income.................   $34,889     $9,033     $(323)(1)    $43,599
Interest expense................    14,525      4,775         --        19,300
                                   -------     ------     ------       -------
Net interest income.............    20,364      4,258       (323)       24,299
Provision for loan loss.........     1,173         72         --         1,245
                                   -------     ------     ------       -------
Net interest income after provi-
 sion for loan losses...........    19,191      4,186       (323)       23,054
Other income....................     4,395      1,582         --         5,977
Other expense...................    15,674      4,101        354 (2)    20,129
                                   -------     ------     ------       -------
Income from continuing opera-
 tions before income taxes......     7,912      1,667       (677)        8,902
Income taxes....................     2,460        643       (110)(3)     2,993
                                   -------     ------     ------       -------
Income from continuing opera-
 tions (4)......................   $ 5,452     $1,024     $ (567)      $ 5,909
                                   =======     ======     ======       =======
Income per share from continuing
 operations.....................                                       $  1.21
                                                                       =======

                         ABC BANCORP AND SUBSIDIARIES
  PRO FORMA FINANCIAL STATEMENTS TO REFLECT ACQUISITIONS CONSUMMATED IN 1996
               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

PRO FORMA ADJUSTMENTS:

(1) Loss of interest income on Federal funds sold used to fund the acquisition of Southland using an average interest rate of 5.5%.

(2) Amortization of excess cost of assets acquired over their fair value at date of acquisition using the straight-line method over a period of 15 years.

(3) Tax effect of pro forma adjustment for reduction in interest income using a tax rate of 34%.

(4) The amortization of excess cost resulting from the acquisition of Southland, accounted for as a purchase transaction, will have the effect of decreasing income by $354,000 in each of the following five years. No tax effect relating to the purchase adjustment will be recognized because the Company is acquiring the stock of Southland and will not be allowed a tax deduction for the amortization.

                         ABC BANCORP AND SUBSIDIARIES
                   COMBINED WITH M & F FINANCIAL CORPORATION
                       PRO FORMA CONDENSED BALANCE SHEET
                              SEPTEMBER 30, 1996
                                  (UNAUDITED)
                            (DOLLARS IN THOUSANDS)

  The following unaudited pro forma condensed balance sheet as of September 30, 1996 has been prepared to reflect the acquisition by ABC of 100% of M & F after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The acquisition will be accounted for as a pooling of interests. These statements should be read in conjunction with the other financial statements and notes thereto included in this Proxy Statement.

                                                         PRO FORMA
                                                        ADJUSTMENTS
                                     ABC       M & F     (NOTES A     PRO FORMA
                                  HISTORICAL HISTORICAL   AND B)      COMBINED
                                  ---------- ---------- -----------   ---------
ASSETS
Cash and due from banks.........   $ 27,214   $ 2,701     $   --      $ 29,915
Federal funds sold..............      9,270        --         --         9,270
Investment securities...........     98,927    11,354         --       110,281
Loans, net......................    403,113    25,610         --       428,723
Premises and equipment..........     12,935     1,013         --        13,948
Investment in M & F.............                           3,513 (1)
                                         --               (3,513)(2)        --
Excess cost over fair value of
 assets acquired................      7,084       321         --         7,405
Other assets....................     18,100     1,122         --        19,222
                                   --------   -------     ------      --------
                                   $576,643   $42,121     $   --      $618,764
                                   ========   =======     ======      ========
LIABILITIES AND EQUITY
Deposits........................   $478,407   $33,623     $   --      $512,030
Other liabilities...............      5,151       285         --         5,436
Other borrowings................     36,220     3,650         --        39,870
Long-term debt..................      4,324     1,050         --         5,374
                                   --------   -------     ------      --------
  Total liabilities.............    524,102    38,608         --       562,710
                                   --------   -------     ------      --------
EQUITY
Common stock....................      5,249        --        319 (1)     5,568
Capital surplus.................     28,525        --      3,194 (1)    31,719
Retained earnings...............     21,011        --         --        21,011
Unrealized gains on securities
 available for sale, net of tax-
 es.............................       (689)       --         --          (689)
Treasury stock..................     (1,555)       --         --        (1,555)
Equity of M & F.................         --     3,513     (3,513)(2)        --
                                   --------   -------     ------      --------
  Total equity..................     52,541     3,513         --        56,054
                                   --------   -------     ------      --------
                                   $576,643   $42,121     $   --      $618,764
                                   ========   =======     ======      ========

                         ABC BANCORP AND SUBSIDIARIES
                   COMBINED WITH M & F FINANCIAL CORPORATION
                   PRO FORMA CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following unaudited pro forma condensed statements of income have been prepared to reflect the acquisition by ABC of 100% of M & F after giving effect to the adjustments described in the notes to the pro forma condensed financial statements. The acquisition will be accounted for as a pooling of interests. These statements should be read in conjunction with the other financial statements and notes thereto included in this Proxy Statement.

                                 NINE MONTHS ENDED               NINE MONTHS ENDED
                                SEPTEMBER 30, 1996              SEPTEMBER 30, 1995
                          ------------------------------- -------------------------------
                                                PRO FORMA                       PRO FORMA
                             ABC       M & F    COMBINED     ABC       M & F    COMBINED
                          HISTORICAL HISTORICAL (NOTE A)  HISTORICAL HISTORICAL (NOTE A)
                          ---------- ---------- --------- ---------- ---------- ---------
Interest income.........   $36,237     $2,585    $38,822   $25,553     $2,491    $28,044
Interest expense........    16,086      1,314     17,400    10,603      1,257     11,860
                           -------     ------    -------   -------     ------    -------
Net interest income.....    20,151      1,271     21,422    14,950      1,234     16,184
Provision for loan
 loss...................     1,014         42      1,056       789         14        803
                           -------     ------    -------   -------     ------    -------
Net interest income af-
 ter provision for loan
 losses.................    19,137      1,229     20,366    14,161      1,220     15,381
Other income............     4,799        291      5,090     3,436        205      3,641
Other expense...........    16,423        946     17,369    11,700        917     12,617
                           -------     ------    -------   -------     ------    -------
Income from continuing
 operations before
 income taxes...........     7,513        574      8,087     5,897        508      6,405
Income taxes............     2,858        163      2,821     1,949        132      2,081
                           -------     ------    -------   -------     ------    -------
Income from continuing
 operations.............   $ 4,855     $  411    $ 5,266   $ 3,948     $  376    $ 4,324
                           =======     ======    =======   =======     ======    =======
Income per share from
 continuing operations..                         $  0.98                         $  0.90
                                                 =======                         =======

                          ABC BANCORP AND SUBSIDIARIES
                   COMBINED WITH M & F FINANCIAL CORPORATION
                    PRO FORMA CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                          YEAR ENDED DECEMBER 31, 1995    YEAR ENDED DECEMBER 31, 1994    YEAR ENDED DECEMBER 31, 1993
                         ------------------------------- ------------------------------- -------------------------------
                                               PRO FORMA                       PRO FORMA                       PRO FORMA
                            ABC       M & F    COMBINED     ABC       M & F    COMBINED     ABC       M & F    COMBINED
                         HISTORICAL HISTORICAL (NOTE A)  HISTORICAL HISTORICAL (NOTE A)  HISTORICAL HISTORICAL (NOTE A)
                         ---------- ---------- --------- ---------- ---------- --------- ---------- ---------- ---------
Interest income........   $43,599     $3,342    $46,941   $27,743     $2,805    $30,548   $25,325     $2,557    $27,882
Interest expense.......    19,300      1,700     21,000    10,514      1,268     11,782    10,116      1,151     11,267
                          -------     ------    -------   -------     ------    -------   -------     ------    -------
Net interest income....    24,299      1,642     25,941    17,229      1,537     18,766    15,209      1,406     16,615
Provision for loan
 loss..................     1,245         58      1,303       938         17        955     1,512         48      1,560
                          -------     ------    -------   -------     ------    -------   -------     ------    -------
Net interest income
 after provision for
 loan losses...........    23,054      1,584     24,638    16,291      1,520     17,811    13,697      1,358     15,055
Other income...........     5,977        278      6,255     4,047        226      4,273     3,767        244      4,011
Other expense..........    20,129      1,246     21,375    14,762      1,188     15,930    13,634      1,100     14,734
                          -------     ------    -------   -------     ------    -------   -------     ------    -------
Income from continuing
 operations before
 income taxes and
 cumulative effect.....     8,902        616      9,518     5,576        578      6,154     3,830        502      4,332
Income taxes...........     2,993        151      3,144     1,703        134      1,837       979        128      1,107
                          -------     ------    -------   -------     ------    -------   -------     ------    -------
Income before minority
 interest in net income
 of subsidiary and
 cumulative effect of
 accounting change.....     5,909        485      6,374     3,873        444      4,317     2,851        374      3,225
Minority interest in
 net income of
 subsidiary                    --         --         --        --         --         --        --         76         76
                          -------     ------    -------   -------     ------    -------   -------     ------    -------
Income from continuing
 operations before
 cumulative effect.....     5,909        465      6,374     3,873        444      4,317     2,851        298      3,149
Cumulative effect of
 accounting change.....        --         --         --        --         --         --       346         --        346
                          -------     ------    -------   -------     ------    -------   -------     ------    -------
Income from continuing
 operations............   $ 5,909     $  465    $ 6,374   $ 3,873     $  444    $ 4,317   $ 3,197     $  298    $ 3,495
                          =======     ======    =======   =======     ======    =======   =======     ======    =======
Income per share from
 continuing
 operations............                         $  1.23                         $  0.99                         $  0.89
                                                =======                         =======                         =======

                         ABC BANCORP AND SUBSIDIARIES
                   COMBINED WITH M & F FINANCIAL CORPORATION
               NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

A. The pro forma condensed balance sheet has been prepared assuming the transaction was consummated on September 30, 1996. The pro forma statements of income have been prepared assuming the transaction was consummated at the beginning of each period presented.

B. The following pro forma adjustments have been applied to give effect to the proposed transaction:

  BALANCE SHEET:

  (1) Issue of 319,203 shares of ABC common stock, $1 par value, in exchange for 100% of the equity of M & F.

  (2) Elimination of investment in M & F.

  STATEMENTS OF INCOME:

  (3) Pro forma income per common share is based on the average number of shares that would have been outstanding during the respective periods.

                          ABC BANCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                   SEPTEMBER 30, DECEMBER 31,
                                                       1996          1995
                                                   ------------- ------------
ASSETS
Cash and due from banks                              $ 27,214      $ 28,351
Federal funds sold                                      9,270        47,485
Securities available for sale, at fair value           87,683        58,718
Securities held for investment, at cost                11,244        13,271
Loans                                                 409,802       281,031
Less allowance for loan losses                          6,689         5,184
                                                     --------      --------
    Loans, net                                        403,113       275,847
                                                     --------      --------
Premises and equipment, net                            12,935         9,529
Other assets                                           25,184        13,108
                                                     --------      --------
                                                     $576,643      $446,309
                                                     ========      ========
Liabilities and Stockholders' Equity
Deposits:
 Noninterest-bearing demand                          $ 64,001      $ 69,661
 interest-bearing demand                               93,403        90,495
 Savings                                               38,076        27,468
 Time, $100,000 and over                               68,427        52,029
 Other time                                           214,500       154,304
                                                     --------      --------
    Total deposits                                    478,407       393,957
Notes payable                                           4,324           --
Securities sold under repurchase agreements               701         1,887
Other short term borrowings                            35,519         2,600
Other liabilities                                       5,151         4,236
                                                     --------      --------
    Total liabilities                                 524,102       402,680
                                                     --------      --------
STOCKHOLDERS' EQUITY
 Common stock, par value $1; 15,000,000 shares au-
  thorized 5,249,419 and 4,703,919 shares issued,
  respectively                                          5,249         4,704
 Surplus                                               28,525        23,234
 Retained earnings                                     21,011        17,048
 Unrealized gain (losses) on securities available
  for sale, net of taxes                                 (689)          198
                                                     --------      --------
                                                       54,096        45,184
 Less cost of 217,882 shares acquired for the
  treasury                                             (1,555)       (1,555)
                                                     --------      --------
    Total stockholders' equity                         52,541        43,629
                                                     --------      --------
                                                     $576,643      $446,309
                                                     ========      ========

See Notes to Consolidated Financial Statements.

                          ABC BANCORP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

--------------------------------------------------------------------------------

                                                           1996       1995
                                                         ---------  ---------
INTEREST INCOME
 Interest and fees on loans                                $26,975    $21,616
 Interest on taxable securities                              3,429      2,630
 Interest on nontaxable securities                             477        395
 Interest on Federal funds sold                                801        912
                                                         ---------  ---------
                                                            31,682     25,553
                                                         ---------  ---------
INTEREST EXPENSE
 Interest on deposits                                       13,083     10,330
 Interest on securities sold under repurchase agreements
  and other borrowings                                         697        273
                                                         ---------  ---------
                                                            13,780     10,603
                                                         ---------  ---------
  Net interest income                                       17,902     14,950
PROVISION FOR LOAN LOSSES                                      985        789
                                                         ---------  ---------
  Net interst income after provision for loan losses        16,917     14,161
                                                         ---------  ---------
OTHER INCOME
 Service charges on deposit accounts                         3,084      2,552
 Other service charges, commissions and fees                   883        484
 Security transactions, net                                    (12)       --
 Other                                                         277        400
                                                         ---------  ---------
                                                             4,232      3,436
                                                         ---------  ---------
OTHER EXPENSES
 Salaries and employee benefits                              7,347      5,968
 Equipment expense                                           1,196        898
 Occupancy expense                                             868      1,020
 Other operating expenses                                    4,502      3,814
                                                         ---------  ---------
                                                            13,913     11,700
                                                         ---------  ---------
  Income before income taxes                                 7,236      5,897
APPLICABLE INCOME TAXES                                      2,429      1,949
                                                         ---------  ---------
  Net income                                             $   4,807  $   3,948
                                                         =========  =========
Income per common share                                  $    1.01  $    0.89
                                                         =========  =========
Average shares outstanding                               4,778,543  4,453,410
                                                         =========  =========

See Notes to Consolidated Financial Statements

                          ABC BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

--------------------------------------------------------------------------------

                                                              1996     1995
                                                             -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                  $ 4,807  $ 3,948
                                                             -------  -------
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation                                                   889      852
  Amortization of intangible assets                              872      225
  Provision for loan losses                                      985      789
  Other prepaids, deferrals and accruals, net                 (4,807)  (2,404)
                                                             -------  -------
    Total adjustments                                         (2,061)    (538)
                                                             -------  -------
    Net cash provided by operating activities                  2,746    3,410
                                                             -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturities of investment securities            23,499   15,896
 Purchase of investment securities                           (28,336) (16,366)
 Proceeds from sales of securities available for sale          1,600    1,499
 Decrease in Federal funds sold                               38,215    1,353
 Net increase in loans                                       (48,310) (32,138)
 Net cash paid for purchased subsidiary                       (3,888)     --
 Purchase of premises and equipment                           (1,441)    (570)
                                                             -------  -------
    Net cash used in investing activities                    (18,661) (30,326)
                                                             -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) in deposits                          (7,046)  20,519
 Net decrease in repurchase agreements                        (1,186)    (597)
 Proceeds from short-term borrowings                          21,119    5,774
 Proceeds from long-term debt                                  4,000      --
 Repayment of long-term debt                                  (1,096)     --
 Dividends paid                                               (1,179)    (947)
 Purchase of fractional shares                                    (6)      (3)
 Proceeds from exercise of stock options of pooled
  subsidiary                                                     172       75
                                                             -------  -------
    Net cash provided by financing activities                 14,778   24,821
                                                             -------  -------
 Net decrease in cash and due from banks                      (1,137)  (2,095)
 Cash and due from banks at beginning of period               28,351   23,093
                                                             -------  -------
 Cash and due from banks at end of period                    $27,214  $20,998
                                                             =======  =======

See Notes to Consolidated Financial Statements.

                         ABC BANCORP AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
NOTE 1. METHOD OF PRESENTATION

  The accompanying unaudited consolidated financial statements, which are for interim periods, do not include all disclosures provided in the annual consolidated financial statements. These financial statements and the notes thereto should be read in conjunction with the annual financial statements and the notes thereto for the years ended December 31, 1995 and 1994 included elsewhere in this Proxy Statement/Prospectus.

  All material intercompany balances and transactions have been eliminated.

  In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the financial statements. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

NOTE 2. RECENT ACQUISITIONS

  On June 21, 1996, the Company acquired all of the outstanding common stock of Southland Bancorporation ("Southland") in exchange for 402,271 shares of the Company's common stock and $5,880,392 in cash. The excess of purchase price over net book value of assets acquired amounted to $5,310,222. The fair value of assets acquired was deemed to approximate their recorded value; therefore, the excess cost will be accounted for as goodwill and amortized over a period of 15 years. Immediately following the merger, Southland was liquidated and its wholly-owned subsidiary, Southland Bank, became a wholly-owned subsidiary of the Company.

  The acquisition has been accounted for as a purchase transaction and, accordingly, the operations of Southland Bank will be included in the consolidated financial statements of the Company only from June 21, 1996, the date of acquisition. Had the acquisition of Southland Bank occurred on January 1, 1995, pro forma unaudited consolidated results of operations (after restatement for the poolings of interest described below) for the nine months ended September 30, 1996 and 1995 would have been as follows:

                           NINE MONTHS
                              ENDED
                          SEPTEMBER 30,
                         ---------------
                          1996    1995
                         ------- -------
                           (DOLLARS IN
                           THOUSANDS,
                           EXCEPT PER
                           SHARE DATA)
   Net interest income   $20,151 $18,510
   Other income            4,799   4,664
   Net income              4,855   4,689
   Net income per share     0.96    0.97

  On July 31, 1996, the Company acquired all of the outstanding common stock of Central Bankshares, Inc. ("Central") in exchange for 524,300 shares of the Company's common stock and a nominal amount of cash in lieu of fractional shares. Immediately following the merger, Central was liquidated and its wholly-owned subsidiary, Central Bank & Trust, became a wholly-owned subsidiary of the Company. On August 31, 1996, the Company acquired all of the outstanding common stock of First National Financial Corporation ("First National") in exchange for 725,774 shares of the Company's common stock and a nominal amount of cash in lieu of fractional shares. Immediately following the merger, First National was liquidated and its wholly-owned subsidiary, First National Bank of South Georgia, became a wholly-owned subsidiary of the Company.

                         INDEPENDENT AUDITOR'S REPORT

--------------------------------------------------------------------------------

To the Board of Directors
ABC Bancorp
Moultrie, Georgia

     We have audited the accompanying consolidated balance sheets of ABC Bancorp and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of First National Financial Corporation, which statements reflect total assets of $53.7 million and $46.5 million as of December 31, 1995 and 1994, respectively, and total revenue of $4.6 million, $3.5 million and $2.8 million for the three years in the period ended December 31, 1995. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for First National Financial Corporation, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ABC Bancorp and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

================================================================================

     As discussed in Note 1 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes.



/s/ Mauldin & Jenkins LLC
------------------------------------------
Albany, Georgia
January 24, 1996, except for Note 2 as to
  which the date is August 31, 1996

                         ABC BANCORP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994
                            (Dollars in Thousands)
--------------------------------------------------------------------------------


Assets                                                                                  1995                    1994
------                                                                            ---------------         ------------

Cash and due from banks                                                           $        28,351         $     22,688
Federal funds sold                                                                         47,485               24,052
Securities available for sale, at fair value (Note 3)                                      58,718               18,562
Securities held to maturity, at cost (fair value $13,449
  and $47,350) (Note 3)                                                                    13,271               49,209

Loans (Note 4)                                                                            281,031              250,180
Less allowance for loan losses                                                              5,184                4,525
                                                                                   --------------        -------------
         Loans, net                                                                       275,847              245,655
                                                                                   --------------        -------------
Premises and equipment, net (Note 5)                                                        9,529                9,929
Other assets                                                                               13,108               12,105
                                                                                   --------------        -------------
                                                                                   $      446,309        $     382,200
                                                                                   ==============        =============

Liabilities and Stockholders' Equity
------------------------------------

Deposits
  Noninterest-bearing demand                                                       $       69,661        $      57,903
  Interest-bearing demand                                                                  90,495               81,325
  Savings                                                                                  27,468               29,743
  Time, $100,000 and over                                                                  52,029               36,008
  Other time                                                                              154,304              132,237
                                                                                   --------------        -------------
         Total deposits                                                                   393,957              337,216
Securities sold under repurchase agreements                                                 1,887                2,338
Other short-term borrowings                                                                 2,600                    -
Other liabilities                                                                           4,236                4,085
                                                                                   --------------        -------------
         Total liabilities                                                                402,680              343,639
                                                                                   --------------        -------------
Commitments and contingent liabilities (Note 9)

Stockholders' equity (Note 11)
  Common stock, par value $1; 10,000,000 shares authorized,
    4,703,919 and 3,794,794 shares issued, respectively                                     4,704                3,795
  Capital surplus                                                                          23,234               24,061
  Retained earnings                                                                        17,048               12,881
  Unrealized gains (losses) on securities available for sale, net of taxes                    198                 (496)
                                                                                    -------------        -------------
                                                                                           45,184               40,241
  Less cost of shares acquired for the treasury,
    217,882 and 183,412 shares, respectively                                               (1,555)              (1,680)
                                                                                    -------------        -------------
         Total stockholders' equity                                                        43,629               38,561
                                                                                    -------------        -------------
                                                                                    $     446,309        $     382,200
                                                                                    =============        =============

See Notes to Consolidated Financial Statements.

                         ABC BANCORP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                            (Dollars in Thousands)

--------------------------------------------------------------------------------

                                                    1995      1994      1993
                                                 --------  --------  --------
Interest Income
  Interest and fees on loans                     $ 29,439  $ 23,234  $ 20,875
  Interest on taxable securities                    3,496     2,971     2,806
  Interest on nontaxable securities                   551       610       597
  Interest on deposits in other banks                   4        67       120
  Interest on Federal funds sold                    1,399       861       927
                                                 --------  --------  --------
                                                   34,889    27,743    25,325

Interest expense
  Interest on deposits                             14,160    10,277     9,857
  Interest on securities sold under
   repurchase agreements                               77        68        18
  Interest on other borrowings                        288       169       241
                                                 --------  --------  --------
                                                   14,525    10,514    10,116
                                                 --------  --------  --------

         Net interest income                       20,364    17,229    15,209
Provision for loan losses (Note 4)                  1,173       938     1,512
                                                 --------  --------  --------
         Net interest income after provision
          for loan losses                          19,191    16,291    13,697
                                                 --------  --------  --------

Other income
  Service charges on deposit accounts               3,449     3,228     3,069
  Other service charges, commissions and fees         402       316       344
  Net realized gains (losses) on sales of
   securities available for sale                      (20)        2        -
  Other                                               564       501       354
                                                 --------  --------  --------
                                                    4,395     4,047     3,767
                                                 --------  --------  --------

Other expenses
  Salaries and employee benefits (Note 6)           7,898     7,256     6,608
  Equipment expense                                 1,401     1,393       995
  Occupancy expense                                   945       853     1,030
  Amortization of intangible assets                   289       289       300
  Data processing fees                                478       557       444
  Directors fees                                      383       358       345
  FDIC premiums                                       440       727       705
  Other operating expenses (Note 7)                 3,840     3,329     3,207
                                                 --------  --------  --------
                                                   15,674    14,762    13,634
                                                 --------  --------  --------

                         ABC BANCORP AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                            (Dollars in Thousands)

--------------------------------------------------------------------------------

                                                                      1995                 1994                 1993
                                                               -----------------    -----------------    -----------------
           Income before income taxes and cumulative
             effect of accounting change                       $           7,912    $           5,576    $           3,830

Applicable income taxes (Note 8)                                           2,460                1,703                  979
                                                               -----------------    -----------------    -----------------
           Income before cumulative effect of
             accounting change                                             5,452                3,873                2,851

Cumulative effect of change in method of accounting
 for income taxes                                                             -                    -                   346

                                                               -----------------    -----------------    -----------------

           Net income                                          $           5,452    $           3,873    $           3,197
                                                               =================    =================    =================

Income per common share:
  Income before cumulative effect of accounting change         $            1.22    $            0.96    $            0.79
  Cumulative effect of accounting change                                      -                    -                  0.09
                                                               -----------------    -----------------    -----------------
           Net income (Note 1)                                 $            1.22    $            0.96    $            0.88
                                                               =================    =================    =================


See Notes to Consolidated Financial Statements.

                         ABC BANCORP AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                            (Dollars in Thousands)

--------------------------------------------------------------------------------

                                                                                       Common Stock                      Capital
                                                                             ---------------------------------
                                                                                Shares            Par Value              Surplus
                                                                             ------------      ---------------      ----------------

Balance, December 31, 1992                                                      3,055,918      $         3,056      $       16,534
  Net income                                                                           -                    -                   -
  Cash dividends paid, $.29 per share                                                  -                    -                   -
  Purchase and simultaneous retirement of common
    stock of pooled subsidiary                                                     (4,457)                  (4)                (26)
  Purchase of 143,024 shares of treasury stock                                         -                    -                   -
                                                                             ------------      ---------------      ----------------
Balance, December 31, 1993                                                      3,051,461                3,052               16,508
  Net income                                                                           -                    -                    -
  Cash dividends declared, $.29 per share                                              -                    -                    -
  Purchase and simultaneous retirement of common
    stock of pooled subsidiary                                                     (4,167)                  (4)                 (24)
  Proceeds from sale of stock, net of stock offering expense                      747,500                  747                7,577
  Net change in unrealized losses on securities available
    for sale, net of taxes                                                             -                    -                    -
                                                                             ------------      ---------------      ----------------
Balance, December 31, 1994                                                      3,794,794                3,795               24,061
  Net income                                                                           -                    -                    -
  Cash dividends declared, $.35 per share                                              -                    -                    -
  Cash dividends paid by pooled subsidiary                                             -                    -                    -
  Exercise of options by shareholders of pooled subsidiary                         10,038                   10                   75
  Four-for-three common stock split                                               899,087                  899                 (899)
  Purchase of fractional shares                                                        -                    -                    (3)
  Stock issued under stock option purchase plan
  Net change in unrealized gains on securities available for sale,
    net of taxes                                                                       -                    -                    -
                                                                             ------------      ---------------      ----------------
Balance, December 31, 1995                                                      4,703,919      $         4,704      $        23,234
                                                                             ============      ===============      ================


See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                                                                                               Unrealized
                                                                                             Gains (Losses)
                                                                                              on Securities
                                                                                                Available
                                                                            Retained            for Sale,
                                                                            Earnings           Net of Taxes
                                                                         --------------      -----------------
Balance, December 31, 1992                                               $        7,367      $             -
  Net income                                                                      3,197                    -
  Cash dividends paid, $.29 per share                                              (672)                   -
  Purchase and simultaneous retirement of common
    stock of pooled subsidiary                                                       -                     -
  Purchase of 143,024 shares of treasury stock                                       -                     -
                                                                         --------------      -----------------
Balance, December 31, 1993                                                        9,892                    -
  Net income                                                                      3,873                    -
  Cash dividends declared, $.29 per share                                          (884)                   -
  Purchase and simultaneous retirement of common
    stock of pooled subsidiary                                                       -                     -

  Proceeds from sale of stock, net of stock offering expense                         -                     -
  Net change in unrealized losses on securities available
    for sale, net of taxes                                                           -                    (496)
                                                                         --------------      -----------------

Balance, December 31, 1994                                                       12,881                   (496)
  Net income                                                                      5,452                     -
  Cash dividends declared, $.35 per share                                        (1,176)                    -
  Cash dividends paid by pooled subsidiary                                         (109)                    -
  Exercise of options by shareholders of pooled subsidiary                           -                      -
  Four-for-three common stock split                                                  -                      -

  Purchase of fractional shares                                                      -                      -

  Stock issued under stock option purchase plan
  Net change in unrealized gains on securities available
    for sale, net of taxes                                                           -                     694
                                                                         --------------      -----------------
Balance, December 31, 1995                                               $       17,048      $             198
                                                                         ==============      =================

                                                                                     Treasury Stock
                                                                          -----------------------------------
                                                                             Shares                  Cost
                                                                          -------------       ---------------
Balance, December 31, 1992                                                       40,388       $          (268)
  Net income                                                                         -                     -
  Cash dividends paid, $.29 per share                                                -                     -
  Purchase and simultaneous retirement of common
    stock of pooled subsidiary                                                       -                     -
  Purchase of 143,024 shares of treasury stock                                  143,024                (1,412)
                                                                          -------------       ---------------
                                                                                183,412                (1,680)
Balance, December 31, 1993                                                           -                     -
  Net income                                                                         -                     -
  Cash dividends declared, $.29 per share
  Purchase and simultaneous retirement of common
    stock of pooled subsidiary                                                       -                     -

  Proceeds from sale of stock, net of stock offering expense                         -                     -
  Net change in unrealized losses on securities available
    for sale, net of taxes                                                           -                     -
                                                                          -------------       ---------------

Balance, December 31, 1994                                                      183,412                (1,680)
  Net income                                                                         -                     -
  Cash dividends declared, $.35 per share                                            -                     -
  Cash dividends paid by pooled subsidiary                                           -                     -
  Exercise of options by shareholders of pooled subsidiary                           -                     -
  Four-for-three common stock split                                              61,137                    -

  Purchase of fractional shares                                                      -                     -

  Stock issued under stock option purchase plan                                 (26,667)                  125
    Net change in unrealized gains on securities available
    for sale, net of taxes                                                           -                     -
                                                                          -------------       ---------------
Balance, December 31, 1995                                                      217,882       $        (1,555)
                                                                          =============       ===============

                                                                                Total
                                                                            ---------------
Balance, December 31, 1992                                                  $        26,689
  Net income                                                                          3,197
  Cash dividends paid, $.29 per share                                                  (672)
  Purchase and simultaneous retirement of common
    stock of pooled subsidiary                                                          (30)
  Purchase of 143,024 shares of treasury stock                                       (1,412)
                                                                            ---------------
Balance, December 31, 1993                                                           27,772
  Net income                                                                          3,873
  Cash dividends declared, $.29 per share                                              (884)
  Purchase and simultaneous retirement of common
    stock of pooled subsidiary                                                          (28)

  Proceeds from sale of stock, net of stock offering expense                          8,324
  Net change in unrealized losses on securities available
    for sale, net of taxes                                                             (496)
                                                                            ---------------

Balance, December 31, 1994                                                           38,561
  Net income                                                                          5,452
  Cash dividends declared, $.35 per share                                            (1,176)
  Cash dividends paid by pooled subsidiary                                             (109)
  Exercise of options by shareholders of pooled subsidiary                               85
  Four-for-three common stock split                                                      -

  Purchase of fractional shares                                                          (3)

  Stock issued under stock option purchase plan                                         125
  Net change in unrealized gains on securities available
    for sale, net of taxes                                                              694
                                                                            ---------------
Balance, December 31, 1995                                                  $        43,629
                                                                            ===============


                         ABC BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                            (Dollars in Thousands)

--------------------------------------------------------------------------------

                                                                       1995           1994        1993
                                                                    ----------     ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                                         $    5,452     $   3,873   $   3,197
                                                                    ----------     ---------   ---------
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation and amortization                                         1,287         1,212       1,048
   Amortization of intangible assets                                       268           268         279
   Provision for loan losses                                             1,173           938       1,512
   Provision for deferred taxes                                           (213)           29        (171)
   Net realized (gains) losses on securities availabe for sale              20            (2)         -
   Write-downs of other real estate owned                                   -             53          -
   (Increase) decrease in interest receivable                             (970)         (886)         66
   Increase (decrease) in interest payable                                 399           189        (117)
   Increase in taxes payable                                                74           108         169
   Other prepaids, deferrals and accruals, net                            (698)         (575)       (687)
                                                                     ---------     ---------     -------
         Total adjustments                                               1,340         1,334       2,099
                                                                     ---------     ---------     -------
         Net cash provided by operating activities                       6,792         5,207       5,296
                                                                     ---------     ---------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Decrease in interest-bearing deposits in banks                            -          1,257         200
  Purchases of securities available for sale                           (30,541)       (9,822)         -
  Purchases of securities held to maturity                              (1,654)      (11,065)    (33,515)
  Proceeds from maturities of securities available for sale              7,516         1,250          -
  Proceeds from maturities of securities held to maturity               16,597        12,136      17,483
  Proceeds from sales of securities available for sale                   4,637         3,303          -
  (Increase) decrease in Federal funds sold                            (23,433)       12,695       8,590
  Increase in loans, net                                               (31,365)      (37,928)    (17,812)
  Purchase of premises and equipment                                      (821)       (2,443)       (819)
  Proceeds from the sale of premises and equipment                          24            22          26
                                                                     ---------     ---------     -------
        Net cash used in investing activities                          (59,040)      (30,595)    (25,847)
                                                                     ---------     ---------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in deposits                                                  56,741        25,675      13,237
  Increase (decrease) in repurchase agreements                            (451)         (842)      3,117
  Proceeds from other borrowings                                         2,600            -        1,474
  Repayment of long-term debt                                               -         (4,739)        (15)
  Dividends paid                                                        (1,186)         (645)       (672)
  Proceeds from stock offering, net                                         -          8,324          -
  Proceeds from sale of stock of pooled subsidiary                          85            -           -
  Proceeds from exercise of stock options                                  125            -           -
  Purchase of fractional shares                                             (3)           -           -
  Purchase of shares of stock for the treasury                              -             -       (1,412)
  Purchase of treasury stock of pooled subsidiary                           -            (28)        (30)
                                                                     ---------      --------     -------
         Net cash provided by financing activities                      57,911        27,745      15,699
                                                                     ---------      --------     -------

                         ABC BANCORP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                            (Dollars in Thousands)

--------------------------------------------------------------------------------

                                                          1995        1994        1993
                                                        --------    --------    --------
Net increase (decrease) in cash and due from banks      $  5,663    $  2,357    $ (4,852)

Cash and due from banks at beginning of year              22,688      20,331      25,183
                                                        --------    --------    --------

Cash and due from banks at end of year                  $ 28,351    $ 22,688    $ 20,331
                                                        ========    ========    ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
 Cash paid during the year for:
  Interest                                              $ 14,126    $ 10,325    $ 10,233

  Income taxes                                          $  2,599    $  1,566    $    635

NONCASH TRANSACTIONS
 Net change in unrealized gains (losses)
  on securities available for sale                      $  1,048    $   (738)   $     -

 Property transferred from premises and equipment
  to other real estate owned                            $     -     $    103    $     -

 Dividends declared                                     $    338    $    239    $     -


See Notes to Consolidated Financial Statements.

                         ABC BANCORP AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Basis of Financial Statement Presentation

                      ABC Bancorp (the "Company") is a multi-bank holding company whose business is presently conducted by its subsidiary banks (the "Banks"). Through its Banks, the Company operates a full service banking business and offers a broad range of retail and commercial banking services to its customers located in a market area which includes South Georgia and Southeast Alabama. The Company and the Banks are subject to the regulations of certain Federal and state agencies and are periodically examined by those regulatory agencies.

                      The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

                      The Company's consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Results of operations of purchased banks are included from the dates of acquisition. Following the purchase method of accounting, the assets and liabilities of purchased banks are stated at estimated fair values at the date of acquisition.

                      The principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below.

                  Cash and Cash Equivalents

                      For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from loans originated by the Banks, deposits, interest-bearing deposits and Federal funds purchased and sold are reported net.

                      The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Securities Available for Sale

                    Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                  Securities Held to Maturity

                    Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. The sale of a security within three months of its maturity date or after collection of at least 85 percent of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

                  A decline in the fair value below cost of any available for sale or held to maturity security that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Loans and Interest Income

                    Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest except for add-on interest on certain instalment loans for which interest is recognized on the sum-of-the-months method.

                    Accrual of interest income is discontinued on loans when, in the opinion of management, collection of such interest income becomes doubtful. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current interest income. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

                    Fees on loans and costs incurred in origination of loans are recognized at the time the loan is placed on the books. Because loan fees are not significant and the majority of loans have maturities of one year or less, the results on operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

                    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. Certain estimates are susceptible to change in the near term. Such estimates include the creditworthiness of significant borrowers and the collateral value of delinquent loans. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Loans and Interest Income (Continued)

                    Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Accrual of interest on an impaired loan is discontinued when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loans receivable balance, and no interest income is recognized on those loans until the principal balance has been collected.

                  Premises and Equipment

                    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                                                        Years
                                                                     -----------
                          Buildings and improvements                    15-40
                          Furniture and equipment                        5-7

                  Other Real Estate Owned

                    Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value and valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary. Subsequent decreases in fair value and increases in fair value, up to the value established at foreclosure, are recognized as charges or credits to noninterest expense. OREO is reported net of allowance for losses in the Company's financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Intangible Assets

                      Intangible assets, arising from excess of purchase price over net assets acquired of purchased banks, are being amortized on the straight-line method over various periods not exceeding 25 years.

                  Income Taxes

                      The Company and its subsidiaries file a consolidated income tax return. Each subsidiary provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

                      As of January 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 requires a balance sheet approach to accounting for income taxes and requires that deferred tax assets and liabilities be adjusted in the period of enactment for the effect of an enacted change in tax laws or rates. The adoption of SFAS No. 109 resulted in an income tax benefit of $345,937, which has been included in the consolidated statement of income for the year ended December 31, 1993 as a cumulative effect.

                      Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws on the date of enactment.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Fair Value of Financial Instruments

                    Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                    The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

                       Carrying amounts approximate fair values for the following instruments:

                             Cash and due from banks
                             Federal funds sold
                             Securities available for sale
                             Variable rate loans that reprice frequently
                             Credit card loans and equity line loans
                             Variable rate money market accounts
                             Variable rate certificates of deposit
                             Short-term borrowing
                             Accrued interest receivable
                             Accrued interest payable

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Fair Value of Financial Instruments (Continued)

                    Quoted market prices, where available, or if not available, based on quoted market prices of comparable instruments for securities held to maturity.

                    Discounted cash flows using interest rates currently being offered on instruments with similar terms and with similar credit quality:

                       All loans except variable rate loans described above Fixed rate certificates of deposit

                    Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments are the fees charged to enter into such agreements. These commitments do not represent a significant value to the Company until such commitments are funded. The Company has determined that such instruments do not have a distinguishable fair value and no fair value has been assigned to these instruments.

                  Earnings Per Share

                    Earnings per share are calculated on the basis of the weighted average number of shares outstanding. All per share data for prior years have been adjusted to reflect the four-for-three stock split effected in the form of a stock dividend to shareholders of record as of July 17, 1995.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 2.           RECENT ACQUISITIONS

                  On June 21, 1996, the Company acquired all of the outstanding common stock of Southland Bancorporation ("Southland") in exchange for 402,271 shares of the Company's common stock and $5,880,392 in cash. The excess of purchase price over net book value of assets acquired amounted to $5,310,222. The fair value of assets acquired was deemed to approximate their recorded value; therefore, the excess cost will be accounted for as goodwill and amortized over a period of 15 years. Immediately following the merger, Southland was liquidated and its wholly-owned subsidiary, Southland Bank, became a wholly-owned subsidiary of the Company.

                  The acquisition has been accounted for as a purchase transaction and, accordingly, the operations of Southland Bank will be included in the consolidated financial statements of the Company only from June 21, 1996, the date of acquisition. The consolidated financial statements of the Company for the years ended December 31, 1995, 1994 and 1993 do not include the operations of Southland Bank. Had the acquisition of Southland Bank occurred on January 1, 1993, pro forma unaudited consolidated results of operations (after restatement for the poolings of interest described below) for the years ended December 31, 1995, 1994 and 1993 would have been as follows:



                                                                                 Year Ended December 31,
                                                              ----------------------------------------------------------
                                                                   1995                    1994                1993
                                                              -----------------       ---------------    ---------------
                      Net interest income                        $       24,299        $    20,703           $   18,603
                      Other income                                        5,978              5,354                5,949
                      Net income                                          5,887              3,307                3,270
                      Net income per share                                 1.21               0.74                 0.81


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 2.           RECENT ACQUISITIONS (Continued)

                  On July 31, 1996, the Company acquired all of the outstanding common stock of Central Bankshares, Inc. ("Central") in exchange for 523,826 shares of the Company's common stock and a nominal amount of cash in lieu of fractional shares. Immediately following the merger, Central was liquidated and its wholly-owned subsidiary, Central Bank & Trust, became a wholly-owned subsidiary of the Company. On August 31, 1996, the Company acquired all of the outstanding common stock of First National Financial Corporation ("First National") in exchange for 725,774 shares of the Company's common stock and a nominal amount of cash in lieu of fractional shares. Immediately following the merger, First National was liquidated and its wholly-owned subsidiary, First National Bank of South Georgia, became a wholly-owned subsidiary of the Company.

                  The acquisitions of Central and First National have been accounted for as poolings of interests and, accordingly, all prior financial statements have been restated to include the accounts and operations of the pooled companies. Net interest income and net income of the separate companies for periods preceding the mergers are summarized as follows:


                                                                                               Year Ended December 31,
                                                                            -----------------------------------------------------
                                                                                 1995                1994               1993
                                                                            --------------      --------------      -------------
                      Net interest income:

                      ABC                                                      $    16,030         $    13,500         $   11,965
                      Central                                                        2,182               2,005              1,911
                      First National                                                 2,152               1,724              1,333
                                                                               -----------         -----------         ----------
                      Combined                                                 $    20,364         $    17,229         $   15,209
                                                                               ===========         ===========         ==========

                      Net income:

                      ABC                                                      $     4,341         $     3,100         $    2,638
                      Central                                                          499                 457                321
                      First National                                                   612                 316                238
                                                                               -----------         -----------         ----------
                      Combined                                                 $     5,452         $     3,873         $    3,197
                                                                               ===========         ===========         ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3.           INVESTMENTS IN SECURITIES

                  Effective January 1, 1994, the Bank adopted Financial Accounting Standards Board Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Upon adoption, the Company transferred $18,083,139 of marketable securities from securities held to maturity to securities available for sale. The securities available for sale were marked to fair value resulting in a net unrealized gain of $144,469 which was included in stockholders' equity at $91,274, net of related taxes of $53,195.

                  Under special provisions adopted by the Financial Accounting Standards Board in October 1995, the Company transferred $21,180,546 from securities held to maturity to securities available for sale on December 31, 1995, resulting in a net unrealized gain of $131,346 which was included in stockholders' equity at $86,689, net of related taxes of $44,657.

                  The amortized cost and approximate fair values of investments in securities at December 31, 1995 and 1994 were as follows:


                                                                                                 Gross              Gross
                                                                             Amortized         Unrealized        Unrealized
                                                                                Cost             Gains             Losses
                                                                           --------------    --------------     -------------
                                                                                        (Dollars in Thousands)
                                                                           --------------------------------------------------
                   Securities Available for Sale
                    December 31, 1995:
                     U. S. Government and agency securities                $  50,211       $       381        $     (171)
                     Mortgage-backed securities                                7,897               126                (8)
                     Other securities                                            300                 -               (18)
                                                                           ---------       -----------        ----------
                                                                           $  58,408       $       507        $     (197)
                                                                           =========       ===========        ==========
                    December 31, 1994:
                     U. S. Government and agency securities                $  18,093       $         -        $     (669)
                     Mortgage-backed securities                                  907                 4               (33)
                     Other securities                                            300                 -               (40)
                                                                           ---------       -----------        ----------
                                                                           $  19,300       $         4        $     (742)
                                                                           =========       ===========        ==========
                   Securities Held to Maturity
                    December 31, 1995:
                     State and municipal securities                        $  10,269       $       258        $      (65)
                     Mortgage-backed securities                                3,002                 -               (15)
                                                                           ---------       -----------        ----------
                                                                           $  13,271       $       258        $      (80)
                                                                           =========       ===========        ==========
                    December 31, 1994:
                     U. S. Government and agency securities                $  33,352       $        19        $   (1,235)
                     State and municipal securities                            9,819               114              (471)
                     Mortgage-backed securities                                6,038                22              (308)
                                                                           ---------       -----------        ----------
                                                                           $  49,209       $       155        $   (2,014)
                                                                           =========       ===========        ==========





                                                                                Fair
                                                                                Value
                                                                          --------------------
                                                                         (Dollars in Thousands)
                                                                          --------------------
                   Securities Available for Sale
                    December 31, 1995:
                     U. S. Government and agency securities                        $    50,421
                     Mortgage-backed securities                                          8,015
                     Other securities                                                      282
                                                                                   -----------
                                                                                   $    58,718
                                                                                   ===========
                    December 31, 1994:
                     U. S. Government and agency securities                        $    17,424
                     Mortgage-backed securities                                            878
                     Other securities                                                      260
                                                                                   -----------
                                                                                   $    18,562
                                                                                   ===========
                   Securities Held to Maturity
                    December 31, 1995:
                     State and municipal securities                                $    10,462
                     Mortgage-backed securities                                          2,987
                                                                                   -----------
                                                                                   $    13,449
                                                                                   ===========
                    December 31, 1994:
                     U. S. Government and agency securities                        $    32,136
                     State and municipal securities                                      9,462
                     Mortgage-backed securities                                          5,752
                                                                                   -----------
                                                                                   $    47,350
                                                                                   ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.           INVESTMENTS IN SECURITIES (Continued)

                  Gross realized gains and gross realized losses from sales of securities were as follows:


                                                                                           December 31,
                                                                              ---------------------------------------
                                                                                     1995                   1994
                                                                              ----------------      -----------------
                                                                                      (Dollars in Thousands)
                                                                              ---------------------------------------
                      Gross realized gains                                    $              -      $               2
                      Gross realized losses                                                (20)                     -
                                                                              ----------------      -----------------
                      Net realized gains                                      $            (20)     $               2
                                                                              ================      =================



                  There were no sales of securities during 1993.

                  The amortized cost and fair value of securities as of December 31, 1995 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.


                                                                   Securities Available for Sale
                                                               ----------------------------------
                                                                   Amortized             Fair
                                                                      Cost              Value
                                                               ---------------      -------------
                                                                      (Dollars in Thousands)
                                                               ----------------------------------

                     Due in one year or less                   $     15,288         $      15,316
                     Due from one year to five years                 34,418                34,600
                     Due from five to ten years                         505                   505
                     Due after ten years                                  -                     -
                     Mortgage-backed securities                       7,897                 8,015
                     Marketable equity securities                       300                   282
                                                               ------------         -------------
                                                               $     58,408         $      58,718
                                                               ============         =============


                                                                         Securities Held to Maturity
                                                                    ----------------------------------
                                                                       Amortized                Fair
                                                                           Cost                 Value
                                                                    ---------------       ------------
                                                                            (Dollars in Thousands)
                                                                    ----------------------------------
                     Due in one year or less                        $        727          $        724
                     Due from one year to five years                       2,734                 2,748
                     Due from five to ten years                            5,722                 5,891
                     Due after ten years                                   1,086                 1,099
                     Mortgage-backed securities                            3,002                 2,987
                     Marketable equity securities                              -                     -
                                                                    ------------          ------------
                                                                    $     13,271          $     13,449
                                                                    ============          ============


                  Securities with a carrying value of $40,592,070 and $33,793,889 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.           LOANS AND ALLOWANCE FOR LOAN LOSSES

                  The composition of loans is summarized as follows:


                                                                                                   December 31,
                                                                                     -------------------------------------
                                                                                          1995                    1994
                                                                                     ----------------        -------------
                                                                                              (Dollars in Thousands)
                                                                                     -------------------------------------
                       Commercial and financial                                      $      45,671           $      37,374
                       Agricultural                                                         18,527                  20,031
                       Real estate - construction                                            3,577                   3,688
                       Real estate - mortgage, farmland                                     41,420                  36,485
                       Real estate - mortgage, commercial                                   52,443                  45,702
                       Real estate - mortgage, residential                                  68,554                  59,641
                       Consumer instalment loans                                            50,020                  45,891
                       Other                                                                   819                   1,368
                                                                                     -------------           -------------
                                                                                           281,031                 250,180
                       Allowance for loan losses                                            (5,184)                 (4,525)
                                                                                     -------------           -------------
                                                                                     $     275,847           $     245,655
                                                                                     =============           =============

                  At December 31, 1995, executive officers and directors, and companies in which they have a 10 percent or more beneficial ownership, were indebted to the Company in the aggregate amount of $11,103,000. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Following is a summary of transactions:


                                                                                                 December 31,
                                                                                    ----------------------------------------
                                                                                            1995                    1994
                                                                                    ----------------        ----------------
                                                                                             (Dollars in Thousands)
                                                                                    ----------------------------------------
                      Balance, beginning of year                                    $      10,115           $      10,703
                       Advances                                                             8,594                   7,560
                       Repayments                                                          (7,849)                 (7,096)
                       Transactions due to changes in directors                               243                  (1,052)
                                                                                    -------------           -------------
                      Balance, end of year                                          $      11,103           $      10,115
                                                                                    =============           =============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 4.           LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

                  Changes in the allowance for loan losses are as follows:



                                                                                 Year Ended December 31,
                                                                    ------------------------------------------------------------
                                                                            1995                  1994                 1993
                                                                    -----------------     ----------------      ----------------
                                                                                        (Dollars in Thousands)
                                                                    ------------------------------------------------------------
                     Balance, beginning of year                     $        4,525        $       4,273         $       4,585
                      Provision charged to operations                        1,173                  938                 1,512
                      Loans charged off                                       (954)              (1,237)               (2,916)
                      Recoveries                                               440                  551                 1,092
                                                                    --------------        -------------         -------------
                     Balance, end of year                           $        5,184        $       4,525         $       4,273
                                                                    ==============        =============         =============

                  Information with respect to impaired loans as of and for the year ended December 31, 1995 is as follows:



                                                                                                                   (Dollars in
                                                                                                                    Thousands)
                                                                                                                 --------------
                     Loans receivable for which there is a related allowance
                        for credit losses                                                                        $        1,006
                     Loans receivable for which there is no related
                        allowance for credit losses                                                                       1,253
                                                                                                                 --------------
                     Total impaired loans                                                                        $        2,259
                                                                                                                 ==============
                     Allowance provided for impaired loans included in the
                        allowance for loan losses                                                                $          163
                                                                                                                 ==============
                     Average balance                                                                             $        3,089
                                                                                                                 ==============
                     Interest income recognized                                                                  $          161
                                                                                                                 ==============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.           LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

                  Loans on which the accrual of interest had been discontinued or reduced amounted to $3,868,273 at December 31, 1994. The reduction in interest income associated with nonaccrual and renegotiated loans for 1994 and 1993 is as follows. For 1995, nonaccrual loans have been included in the impaired loan information above.



                                                                                                     December 31,
                                                                                       ----------------------------------------
                                                                                              1994                    1993
                                                                                       ----------------       -----------------
                                                                                                (Dollars in Thousands)
                                                                                       ----------------------------------------
                       Income in accordance with original loan terms                   $         324          $          201
                       Income recognized                                                          37                       9
                                                                                       -------------          --------------
                                                                                       $         287          $          192
                                                                                       =============          ==============



NOTE 5.           PREMISES AND EQUIPMENT, NET

                  Major classifications of these assets are summarized as follows:


                                                                                               December 31,
                                                                                 ----------------------------------------
                                                                                        1995                    1994
                                                                                 ----------------        ----------------
                                                                                          (Dollars in Thousands)
                                                                                 ----------------------------------------
                       Land                                                      $       2,160              $       2,161
                       Buildings                                                         7,096                      6,921
                       Equipment                                                         7,858                      8,067
                       Construction in progress                                            182                          -
                                                                                 -------------              -------------
                                                                                        17,296                     17,149
                       Accumulated depreciation                                         (7,767)                    (7,220)
                                                                                 -------------              -------------
                                                                                 $       9,529              $       9,929
                                                                                 =============              =============

                  Depreciation expense for the years ended December 31, 1995, 1994 and 1993 was $1,161,010, $1,014,903 and $732,811,
                  respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6.           EMPLOYEE BENEFIT PLANS

                  The Company and its subsidiaries have adopted simplified employee pension plans for substantially all employees. These plans are SEP-IRA defined contribution plans. Contributions to these plans charged to expense during 1995, 1994 and 1993 amounted to $585,766, $537,254 and $513,560, respectively.


NOTE 7.           DEFERRED COMPENSATION PLANS

                  The Company and two subsidiary Banks have entered into separate deferred compensation arrangements with certain executive officers and directors. The plans call for certain amounts payable at retirement, death or disability. The estimated present value of the deferred compensation is being accrued over the remaining expected term of active employment. The Company and Banks have purchased life insurance policies which they intend to use to finance this liability. Aggregate compensation expense under the plans were $54,724, $81,295 and $83,459 for 1995, 1994 and 1993, respectively, and is included in other operating expenses.

NOTE 8.           INCOME TAXES

                  The total income taxes in the consolidated statements of income are as follows:

                                                                     December 31,
                                                  -----------------------------------------------------
                                                      1995                 1994                 1993
                                                  -----------          ------------         -----------
                                                                 (Dollars in Thousands)
                                                  -----------------------------------------------------
             Current                              $     2,673          $      1,675         $       912
             Deferred                                    (213)                   29                 175
             Benefit of loss carryforward                  -                     (1)               (108)
                                                  -----------          ------------         -----------
                                                  $     2,460          $      1,703         $       979
                                                  ===========          ============         ===========


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 8.           INCOME TAXES (Continued)

                  The Company's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                                December 31,
                                          ----------------------------------------------------------------------------------------
                                                   1995                             1994                             1993
                                          ----------------------         --------------------------         ----------------------
                                           Amount       Percent           Amount           Percent           Amount       Percent
                                          --------     ---------         --------         ---------         --------     ---------
                                                                             (Dollars in Thousands)
                                          ----------------------------------------------------------------------------------------
Tax provision at statutory rate           $  2,690        34   %         $  1,895            34   %         $  1,300        34   %
Increase (decrease) resulting from:
  Tax-exempt interest                         (216)       (3)                (246)           (4)                (274)       (7)
  Amortization of excess
   cost over assets acquired                    32         1                   37             1                   49         1
  Changes in valuation allowance
   for deferred taxes                          (72)       (1)                 (50)           (1)                   -         -
  Benefit from utilization of net
   operating loss carryforward                   -         -                   (1)            -                 (106)       (2)
  Other                                         26         -                   68             1                   10         -
                                          --------     ---------         --------         ---------         --------     ---------

Provision for income taxes                $  2,460        31   %         $  1,703            31   %         $    979        26   %
                                          ========     =========         ========         =========         ========     =========


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 8.           INCOME TAXES (Continued)

                  Net deferred income tax assets of $454,000 and $584,000 at December 31, 1995 and 1994, respectively, are included in other assets. The components of deferred income taxes are as follows:

                                                                    December 31,
                                                       ---------------------------------------
                                                            1995                     1994
                                                       --------------            -------------
                                                               (Dollars in Thousands)
                                                       ---------------------------------------
Deferred tax assets:
 Loan loss reserves                                     $         929            $         681
 Deferred compensation                                            173                      138
 Other real estate                                                  5                       18
 Other                                                             34                       78
 Net operating loss tax carryforward                              285                      310
 Less valuation allowance                                        (228)                    (300)
 Unrealized loss on securities available for sale                  -                       232
                                                       --------------            -------------
                                                                1,198                    1,157
                                                       --------------            -------------
Deferred tax liabilities:
 Depreciation and amortization                                   (353)                    (278)
 Amortization of intangible assets                               (250)                    (283)
 Other                                                            (30)                     (12)
 Unrealized gain on securities available for sale                (111)
                                                       --------------            -------------
                                                                 (744)                    (573)
                                                       --------------            -------------

Net deferred tax assets                                $          454            $         584
                                                       ==============            =============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 9.   COMMITMENTS AND CONTINGENT LIABILITIES

          In the normal course of business, the Company has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit and collateral policies for these off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. A summary of the Company's commitments is as follows:

                                                              December 31,
                                                      -------------------------
                                                         1995            1994
                                                      ----------      ---------
                                                      (Dollars in Thousands)
                                                      -------------------------
               Commitments to extend credit           $   42,666      $  31,904
               Credit card commitments                     2,883          2,345
               Standby letters of credit                   1,433            989
                                                      ----------         ------
                                                      $   46,982      $  35,238
                                                      ==========      =========

          Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, crops, livestock, inventory, equipment and personal property.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 9.   COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

          Credit card commitments are unsecured.

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management and counsel for the Company, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.


NOTE 10.  CONCENTRATIONS OF CREDIT

          The Banks make agricultural, agribusiness, commercial, residential and consumer loans to customers primarily in the counties of southwest Georgia and southeast Alabama.

          A substantial portion of the Company's customers' abilities to honor their contracts is dependent on the business economy in the geographical area served by the Banks.

          Although the Company's loan portfolio is diversified, there is a relationship in this region between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Company's lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Collateral for agricultural loans include equipment, crops, livestock and land. Credit losses from loans related to the agricultural economy is taken into consideration by management in determining the allowance for loan losses.

          A substantial portion of the Company's loans are secured by real estate in the Company's primary market area. In addition, a substantial portion of the real estate owned is located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in the Company's primary market area.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 10.  CONCENTRATIONS OF CREDIT (Continued)

          The Company has a concentration of funds on deposit at its primary correspondent bank at December 31, 1995, as follows:

            Noninterest-bearing accounts                         $ 16,852,293
            Federal funds sold                                     31,480,000
                                                                 ------------
                                                                 $ 48,332,293
                                                                 ============


NOTE 11.  STOCKHOLDERS' EQUITY

          The primary source of funds available to the Parent Company is the payment of dividends by the subsidiary Banks. Banking regulations limit the amount of dividends that may be paid without prior approval of the Banks' regulatory agency. Approximately $2,630,000 are available to be paid as dividends by the Bank subsidiaries at December 31, 1995.

          Banking regulations also require the Company to maintain minimum capital levels in relation to Company assets. At December 31, 1995, the Company's capital ratios were considered adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Company at December 31, 1995 are as follows:

                                                                     Regulatory
                                                      Actual        Requirement

                                                    ----------      -----------
            Leverage capital ratio                    9.93  %          4.00  %
            Risk based capital ratios:
              Core capital                           14.52             4.00
              Total capital                          15.77             8.00

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 12.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying value and estimated fair value of the Company's financial instruments are as follows:

                                                                                       December 31,
                                                         ------------------------------------------------------------------------
                                                                       1995                                    1994
                                                         ---------------------------------      ---------------------------------
                                                            Carrying             Fair               Carrying             Fair
                                                             Value              Value                 Value              Value
                                                         --------------     --------------      ---------------     -------------
                                                                                  (Dollars in Thousands)
                                                         ------------------------------------------------------------------------
              Financial assets:
                Cash and short-term investments          $      75,836      $      75,836       $       46,740      $     46,740
                                                         ==============     ==============      ===============     =============
                Investments in securities                $      71,989      $      72,167       $       67,771      $     65,912
                                                         ==============     ==============      ===============     =============
                Loans                                    $     281,031      $     271,784       $      250,180      $    242,602
                Allowance for loan losses                       (5,184)                -                (4,525)               -
                                                         --------------     --------------      ---------------     -------------
                        Loans, net                       $     275,847      $     271,784       $      245,655      $    242,602
                                                         ==============     ==============      ===============     =============

              Financial liabilities:
                Noninterest-bearing demand               $      69,661      $      69,661       $       57,903      $     57,903
                Interest-bearing demand                         90,495             90,495               81,325            81,325
                Savings                                         27,468             27,468               29,743            29,743
                Time deposits                                  206,333            208,175              168,245           168,327
                                                         --------------     --------------      ---------------     -------------
                        Total deposits                   $     393,957      $     395,799       $      337,216      $    337,298
                                                         ==============     ==============      ===============     =============

                Short-term borrowings                    $       4,487      $       4,487       $        2,338      $      2,338
                                                         ==============     ==============      ===============     =============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13.          CONDENSED FINANCIAL INFORMATION OF ABC BANCORP
                  (PARENT COMPANY ONLY)

                           CONDENSED BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994

                            (Dollars in Thousands)

                                                                                    1995               1994
                                                                                 ----------         -----------
                  Assets
                   Cash                                                          $     1,863        $     2,055
                   Interest-bearing deposits in banks                                  2,060              1,500
                   Investment in subsidiaries                                         36,231             31,574
                   Other assets                                                        4,097              4,094
                                                                                 -----------        -----------
                         Total assets                                            $    44,251        $    39,223
                                                                                 ===========        ===========
                  Liabilities
                   Other liabilities                                             $       622        $       662
                                                                                 -----------        -----------
                         Total liabilities                                               622                662
                                                                                 -----------        -----------
                   Stockholders' equity                                               43,629             38,561
                                                                                 -----------        -----------
                         Total liabilities and stockholders' equity              $    44,251        $    39,223
                                                                                 ===========        ===========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13.          CONDENSED FINANCIAL INFORMATION OF ABC BANCORP
                  (PARENT COMPANY ONLY) (Continued)

                                  CONDENSED STATEMENTS OF INCOME
                             YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                          (Dollars in Thousands)


                                                                                     1995                1994             1993
                                                                                   ---------           ---------        ---------
                  Income
                    Dividends from subsidiaries                                    $   1,922           $   1,269        $   1,150
                    Interest                                                             139                 113               34
                    Fee and rental income                                              2,757               2,427            1,950
                    Other income                                                          25                  94               32
                                                                                   ---------           ---------        ---------
                          Total income                                                 4,843               3,903            3,166
                                                                                   ---------           ---------        ---------
                  Expense
                    Interest                                                               -                 111              193
                    Amortization and depreciation                                        440                 453              434
                    Other expense                                                      2,977               2,679            1,954
                                                                                   ---------           ---------        ---------
                          Total expense                                                3,417               3,243            2,581
                                                                                   ---------           ---------        ---------
                          Income before income taxes (benefits)
                           and equity in undistributed earnings
                           of subsidiaries                                             1,426                 660              585
                  Income taxes (benefits)                                                (63)                (61)             145
                                                                                   ---------           ---------        ---------
                          Income before equity in undistributed
                           earnings of subsidiaries                                    1,489                 721              440
                  Equity in undistributed earnings
                   of subsidiaries                                                     3,963               3,152            2,757
                                                                                   ---------           ---------        ---------
                          Net income                                               $   5,452           $   3,873        $   3,197
                                                                                   =========           =========        =========


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 13.          CONDENSED FINANCIAL INFORMATION OF ABC BANCORP
                  (PARENT COMPANY ONLY) (Continued)

                           CONDENSED STATEMENTS OF CASH FLOWS
                       YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                   (Dollars in Thousands)

                                                               1995              1994                 1993
                                                         -------------       ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                               $    5,452          $   3,873           $   3,197
                                                           ----------          ---------           ---------
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization                                  172                185                 155
  Amortization of intangible assets                              268                268                 279
  Undistributed earnings of subsidiaries                      (3,963)            (3,152)             (2,757)
  Increase in interest receivable                                 (9)                (6)
  Increase (decrease) in taxes payable                          (180)                30                  19
  Provision for deferred taxes                                    14                  5                 204
  (Increase) decrease in due from
  subsidiaries                                                   (56)                47                (51)
  Other prepaids, deferrals and accruals, net                    (88)                58                (114)
                                                          ----------          ---------           ---------
     Total adjustments                                        (3,842)            (2,565)             (2,265)
                                                          ----------          ---------           ---------
     Net cash provided by operating
         activities                                            1,610              1,308                 932
                                                          ----------          ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Increase in interest-bearing deposits in banks                (560)            (1,500)                 -
  Purchases of premises and equipment                           (281)              (243)                (22)
  Proceeds from sale of premises                                  17                 -                   -
  Contribution of capital to subsidiary bank                      -              (1,500)                 -
                                                          ----------          ---------           ---------

     Net cash used in investing activities                      (824)            (3,243)                (22)
                                                          ----------          ---------           ---------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13. CONDENSED FINANCIAL INFORMATION OF ABC BANCORP
         (PARENT COMPANY ONLY) (Continued)

                      CONDENSED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                            (Dollars in Thousands)

                                                                              1995               1994                 1993
                                                                        ----------------     -------------        -------------
         CASH FLOWS FROM FINANCING
          ACTIVITIES
          Proceeds from long-term debt                                  $       -            $       -            $    1,474
          Repayment of long-term debt                                           -                 (4,739)                (15)
          Proceeds from sale of stock, net of
            stock offering expense                                              -                  8,324                  -
          Proceeds from exercise of stock options                              125                   -                    -
          Proceeds from exercise of stock options
            of pooled subsidiary                                                86                   -                    -
          Purchase of treasury stock                                                                (29)              (1,412)
          Purchase of fractional shares                                         (3)                  -                    -
          Dividends paid                                                    (1,186)                (645)                (672)
                                                                        -----------          -----------          -----------

                Net cash provided by (used in)
                  financing activities                                        (978)               2,911                 (625)
                                                                        -----------          -----------          -----------

         Net increase (decrease) in cash                                      (192)                 976                  285

         Cash at beginning of year                                           2,055                1,079                  794
                                                                        -----------          -----------          -----------

         Cash at end of year                                            $    1,863           $    2,055           $    1,079
                                                                        ===========          ===========          ===========

         SUPPLEMENTAL DISCLOSURE OF
           CASH FLOW INFORMATION

           Cash paid during the year for interest                       $       -            $      111           $      193

                          M & F FINANCIAL CORPORATION
                                AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)


-------------------------------------------------------------------------------

                                                     September 30,  December 31,
Assets                                                   1996          1995
                                                     ------------  ------------

Cash and due from banks                              $  2,700,581  $  1,490,491
Federal funds sold                                              -     4,370,000
Securities available for sale, at fair value            5,041,732     6,595,924
Securities held to maturity, at cost (fair value
  $6,232,415 and $5,958,969)                            6,312,626     5,920,122
Loans                                                  25,932,455    24,210,995
Less allowance for loan losses                            322,123       300,000
                                                     ------------  ------------
          Loans, net                                   25,610,332    23,910,995
                                                     ------------  ------------
Premises and equipment, net                             1,013,206       995,131
Excess cost over assets acquired                          320,710       351,952
Other assets                                            1,121,887     1,195,729
                                                     ------------  ------------
                                                     $ 42,121,074  $ 44,830,344
                                                     ============  ============
Liabilities and Stockholders' Equity

Deposits
  Noninterest-bearing demand                         $  4,455,147  $  5,026,010
  Interest-bearing demand                               8,388,314    10,016,868
  Savings                                               2,433,321     2,146,155
  Time, $100,000 and over                               5,468,749     8,197,430
  Other time                                           12,878,061    12,837,555
                                                     ------------  ------------
          Total deposits                               33,623,592    38,224,018

Notes payable                                           1,050,000     1,200,000
Short-term borrowings                                   3,650,000     2,000,000
Other liabilities                                         284,745       265,150
                                                     ------------  ------------
          Total liabilities                            38,608,337    41,689,168
                                                     ------------  ------------
Commitments and contingent liabilities

Stockholders' equity
Common stock, par value $1; 5,000,000 shares
   authorized, 1,228,609 shares issued                  1,228,609     1,228,609
 Retained earnings                                      2,548,928     2,135,433
 Unrealized gains (losses) on securities available
   for sale, net of taxes                                  (1,278)       50,811
                                                     ------------  ------------
                                                        3,776,259     3,414,853
 Less cost of shares acquired for the treasury            263,522       273,677
                                                     ------------  ------------
                                                        3,512,737     3,141,176
                                                     ------------  ------------
                                                     $ 42,121,074  $ 44,830,344
                                                     ============  ============

See Notes to Consolidated Financial Statements.

                          M & F FINANCIAL CORPORATION
                                AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (Unaudited)


-------------------------------------------------------------------------------

                                                                    1996          1995
                                                                ------------  ------------
Interest income

  Interest and fees on loans                                     $1,949,265    $1,853,420
  Interest on taxable securities                                    408,262       466,941
  Interest on nontaxable securities                                 172,247       128,393
  Interest on deposits in other banks                                 5,481        12,630
  Interest on Federal funds sold                                     49,612        30,049
                                                                 ----------    ----------
                                                                  2,584,867     2,491,433
                                                                 ----------    ----------

Interest expense
  Interest on deposits                                            1,112,218     1,062,202
  Interest on other borrowings                                      201,833       195,059
                                                                 ----------    ----------
                                                                  1,314,051     1,257,261
                                                                 ----------    ----------

           Net interest income                                    1,270,816     1,234,172
Provision for loan losses                                            42,000        14,000
                                                                 ----------    ----------
           Net interest income after provision for loan losses    1,228,816     1,220,172
                                                                 ----------    ----------

Other income
  Service charges on deposit accounts                               253,457       156,651
  Other service charges, commissions and fees                        23,764        22,003
  Security transactions, net                                          8,695        21,899
  Other                                                               5,583         4,582
                                                                 ----------    ----------
                                                                    291,499       205,135
                                                                 ----------    ----------

Other expenses
  Salaries and employee benefits                                    498,378       481,370
  Equipment expense                                                  82,078        62,265
  Occupancy expense                                                  79,567        79,976
  Other operating expenses                                          286,240       293,843
                                                                 ----------    ----------
                                                                    946,263       917,454
                                                                 ----------    ----------

           Income before income taxes                               574,052       507,853

Applicable income taxes                                             162,673       131,584
                                                                 ----------    ----------

           Net income                                            $  411,379    $  376,269
                                                                 ==========    ==========

Income per common share                                          $     0.38    $     0.35
                                                                 ==========    ==========

Average shares outstanding                                        1,091,358     1,086,069
                                                                 ==========    ==========

See Notes to Consolidated Financial Statements.

                          M & F FINANCIAL CORPORATION
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (Unaudited)

--------------------------------------------------------------------------------

                                                               1996          1995
                                                            -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                 $   411,379   $   376,269
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation                                                  51,890        49,220
   Amortization of intangible assets                             31,242        31,242
   Provision for loan losses                                     42,000        14,000
   Security transactions, net                                    (8,695)      (21,899)
   Other prepaids, deferrals and accruals, net                  120,273       (85,238)
                                                            -----------   -----------
           Total adjustments                                    236,710       (12,675)
                                                            -----------   -----------

           Net cash provided by operating activities            648,089       363,594
                                                            -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from maturities of securities held to maturity        351,642       330,236
 Proceeds from maturities of securities available for sale    1,392,674     1,350,502
 Purchase of securities held to maturity                       (744,146)           -
 Purchase of securities available for sale                   (1,098,828)   (2,000,030)
 Proceeds from sales of securities available for sale         1,190,117     1,851,887
 Decrease in Federal funds sold                               4,370,000     3,710,000
 Decrease in interest-bearing deposits in banks                               198,272
 Net increase in loans                                       (1,741,337)   (4,363,946)
 Purchase of premises and equipment                             (69,965)      (60,711)
                                                            -----------   -----------

           Net cash provided by investing activities          3,650,157     1,016,210
                                                            -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net decrease in deposits                                    (4,600,426)   (3,857,144)
 Principal payments on note payable                            (150,000)     (150,000)
 Increase in short-term borrowings                            1,650,000     2,000,000
 Proceeds from exercise of stock options                         12,270            -
                                                            -----------   -----------

           Net cash used in financing activities             (3,088,156)   (2,007,144)
                                                            -----------   -----------

Net increase (decrease) in cash and due from banks            1,210,090      (627,340)

Cash and due from banks at beginning of period                1,490,491     1,993,741
                                                            -----------   -----------

Cash and due from banks at end of period                    $ 2,700,581   $ 1,366,401
                                                            ===========   ===========

See Notes to Consolidated Financial Statements.

                          M & F FINANCIAL CORPORATION
                                AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

--------------------------------------------------------------------------------

(1) The accompanying unaudited consolidated financial statements, which are for interim periods, do not include all disclosures provided in the annual consolidated financial statements. These financial statements and the notes thereto should be read in conjunction with the annual financial statements and the notes thereto for the years ended December 31, 1995 and 1994 included elsewhere in this Proxy Statement/Prospectus.

(2) All material intercompany balances and transactions have been eliminated.

(3) In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the financial statements. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

(4)      Pending Merger

         The directors of the Company have entered into a definitive merger agreement with ABC Bancorp, a multi-bank holding company with headquarters in Moultrie, Georgia, whereby ABC Bancorp would acquire all of the outstanding common stock of the Company in exchange for common stock of ABC Bancorp. The merger is subject to approval by the Company's shareholders and certain regulatory authorities. Upon completion of the merger, Merchants & Farmers Bank will become a wholly-owned subsidiary of ABC Bancorp. The merger will be accounted for as a pooling of interests.

                         INDEPENDENT AUDITOR'S REPORT

================================================================================

To the Board of Directors
M & F Financial Corporation and Subsidiary
Donalsonville, Georgia


          We have audited the accompanying consolidated balance sheets of the M & F Financial Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of M & F Financial Corporation and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/ Mauldin & Jenkins LLC
-----------------------------------

Albany, Georgia
April 26, 1996

                          M & F FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

================================================================================


Assets                                                                                              1995             1994
------                                                                                          -----------      -----------
Cash and due from banks                                                                         $ 1,490,491      $ 1,993,741
Interest-bearing deposits in banks                                                                       -           298,272
Federal funds sold                                                                                4,370,000        3,940,000
Securities available for sale, at fair value (Note 2)                                             6,595,924        7,159,754
Securities held to maturity, at cost (fair value
  $5,958,969 and $5,183,022) (Note 2)                                                             5,920,122        5,469,793
Loans (Note 3)                                                                                   24,210,995       20,809,789
Less allowance for loan losses (Note 3)                                                             300,000          250,000
                                                                                                -----------      -----------
         Loans, net                                                                              23,910,995       20,559,789
                                                                                                -----------      -----------
Premises and equipment, net (Note 4)                                                                995,131          999,098
Excess cost over assets acquired (Note 1)                                                           351,952          393,608
Other assets                                                                                      1,195,729        1,164,821
                                                                                                -----------      -----------

                                                                                                $44,830,344      $41,978,876
                                                                                                ===========      ===========

Liabilities and Stockholders' Equity
------------------------------------

Deposits
  Noninterest-bearing demand                                                                    $ 5,026,010      $ 5,140,760
  Interest-bearing demand                                                                        10,016,868        8,310,579
  Savings                                                                                         2,146,155        2,344,125
  Time, $100,000 and over                                                                         8,197,430        9,589,387
  Other time                                                                                     12,837,555       12,527,976
                                                                                                -----------      -----------
         Total deposits                                                                          38,224,018       37,912,827

Federal Home Loan Bank advances (Note 5)                                                          2,000,000
Note payable (Note 6)                                                                             1,200,000        1,350,000
Other liabilities                                                                                   265,150          195,281
                                                                                                -----------      -----------
         Total liabilities                                                                       41,689,168       39,458,108
                                                                                                -----------      -----------
Commitments and contingent liabilities (Note 9)

Stockholders' equity (Note 11)
  Common stock, par value $1; 5,000,000 shares authorized;
    1,228,609 shares issued                                                                       1,228,609        1,228,609
  Retained earnings                                                                               2,135,433        1,670,833
  Unrealized gains (losses) on securities available
    for sale, net of taxes                                                                           50,811         (104,997)
                                                                                                -----------      -----------
                                                                                                  3,414,853        2,794,445
 Less cost of shares acquired for the treasury                                                      273,677          273,677
                                                                                                -----------      -----------
         Total stockholders' equity                                                               3,141,176        2,520,768
                                                                                                -----------      -----------
                                                                                                $44,830,344      $41,978,876
                                                                                                ===========      ===========

See Notes to Consolidated Financial Statements.

                          M & F FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

================================================================================

                                                                                                    1995            1994
                                                                                                -----------      ----------
Interest income
  Interest and fees on  loans                                                                   $ 2,490,018      $2,005,413
  Interest on taxable securities                                                                    597,242         572,308
  Interest on nontaxable securities                                                                 173,281         177,774
  Interest on deposits in other banks                                                                16,243           8,090
  Interest on Federal funds sold                                                                     64,942          41,790
                                                                                                -----------      ----------
                                                                                                  3,341,726       2,805,375
                                                                                                -----------      ----------
Interest expense
  Interest on deposits                                                                            1,453,243       1,156,806
  Interest on other borrowings (Notes 5 and 6)                                                      246,569         111,018
                                                                                                -----------      ----------
                                                                                                  1,699,812       1,267,824
                                                                                                -----------      ----------

         Net interest income                                                                      1,641,914       1,537,551
Provision for loan losses (Note 3)                                                                   57,699          17,309
                                                                                                -----------      ----------
         Net interest income after provision for loan losses                                      1,584,215       1,520,242
                                                                                                -----------      ----------

Other income
  Service charges on deposit accounts                                                               217,265         187,646
  Other service charges, commissions and fees                                                        19,816          19,662
  Security transactions, net                                                                         17,215           5,453
  Other                                                                                              24,076          13,106
                                                                                                -----------      ----------
                                                                                                    278,372         225,867
                                                                                                -----------      ----------

Other expense
  Salaries and employee benefits (Note 7)                                                           660,343         560,109
  Equipment expense                                                                                  87,639         121,879
  Occupancy expense                                                                                 106,941          85,726
  Amortization of intangible assets                                                                  41,656          41,656
  FDIC premiums                                                                                      41,140          73,774
  Directors' fees                                                                                    41,400          36,900
  Office supplies                                                                                    28,704          31,110
  Other operating expenses                                                                          239,115         217,094
                                                                                                -----------      ----------
                                                                                                  1,246,938       1,168,248
                                                                                                -----------      ----------

         Income before income taxes                                                                 615,649         577,861

Applicable income taxes (Note 8)                                                                    151,049         133,730
                                                                                                -----------      ----------

         Net income                                                                             $   464,600      $  444,131
                                                                                                ===========      ==========

Per share of common stock
         Net income                                                                             $      0.43      $     0.41
                                                                                                ===========      ==========

See Notes to Consolidated Financial Statements.

                          M & F FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

====================================================================================================================================

                                                                                                                      Unrealized
                                                                                                                    Gains (Losses)
                                                                                                                    on Securities
                                                       Common Stock                                                   Available
                                                ----------------------------         Capital          Retained         for Sale,
                                                 Shares          Par Value           Surplus          Earnings       Net of Taxes
                                                ---------        -----------        ---------        ----------        ----------
Balance, December 31, 1993                      1,228,609        $ 1,228,609        $  34,291        $1,309,179        $       -
  Net income                                           -                  -                -            444,131                -
  Purchase of stock in subsidiary                      -                  -           (34,291)          (82,477)               -
  Net change in unrealized losses
    on securities available for sale,
    net of taxes                                       -                  -                -                 -           (104,997)
                                              ------------       -----------        ----------       -----------       -----------
Balance, December 31, 1994                      1,228,609          1,228,609               -           1,670,833         (104,997)

  Net income                                           -                  -                -             464,600               -
  Net change in unrealized
    gains (losses) on securities
    available for sale, net of taxes                   -                  -                -                  -           155,808
                                              -----------       ------------       -----------       -----------       ----------
Balance, December 31, 1995                      1,228,609        $ 1,228,609       $       -         $ 2,135,433       $   50,811
                                              ===========       ============       ===========       ===========       ==========

See Notes to Consolidated Financial Statements.

================================================================================

                                                  Treasury Stock                     Total
                                           ------------------------------         Stockholders'
                                             Shares              Cost                Equity
                                           ----------          ----------        -------------
Balance, December 31, 1993                    142,540          $ (273,677)       $   2,298,402
   Net income                                       -                   -              444,131
   Purchase of stock in subsidiary                  -                   -             (116,768)
   Net change in unrealized losses
      on securities available for sale,
      net of taxes                                  -                   -             (104,997)
                                             --------         -----------        -------------
Balance, December 31, 1994                    142,540            (273,677)           2,520,768

   Net income                                       -                   -              464,600
   Net change in unrealized
      gains (losses) on securities
      available for sale, net of taxes              -                   -              155,808
                                           ----------         -----------        -------------
Balance, December 31, 1995                    142,540          $ (273,677)       $   3,141,176
                                           ==========         ===========        =============


See Notes to Consolidated Financial Statements.

                          M & F FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

================================================================================

                                                                                                      1995              1994
                                                                                                  ------------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                                      $   464,600       $  444,131
                                                                                                  ------------      -----------
 Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation                                                                                        69,187           80,864
   Amortization of excess costs                                                                        41,656           41,656
   Provision for loan losses                                                                           57,699           17,309
   Provision for deferred  income taxes                                                                (9,899)          (3,236)
   Securities transactions, net                                                                       (17,215)          (5,453)
   Increase in interest receivable                                                                    (96,015)        (174,517)
   Increase in interest payable                                                                        41,368           22,412
   Increase (decrease) in taxes payable                                                                24,131          (48,128)
   Other prepaids, deferrals and accruals, net                                                           (889)        (345,250)
                                                                                                   -----------      -----------
       Total adjustments                                                                              110,023         (414,343)
                                                                                                   -----------      -----------

       Net cash provided by operating activities                                                      574,623           29,788
                                                                                                   -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities available for sale                                                       (2,215,391)      (1,374,631)
  Proceeds from sales of securities available for sale                                              2,807,453        1,005,156
  Proceeds from maturities of securities available for sale                                           225,056               -
  Purchases of securities held to maturity                                                           (999,436)      (1,125,844)
  Proceeds from maturities of securities held to maturity                                             549,107        1,058,784
  (Increase) decrease in Federal funds sold                                                          (430,000)         930,000
  Decrease in interest-bearing deposits in banks                                                      298,272          201,728
  Increase in loans, net                                                                           (3,408,905)      (1,546,462)
  Purchase of premises and equipment                                                                  (65,220)         (81,658)
  Purchase of stock in subsidiary                                                                          -          (574,788)
                                                                                                  ------------      -----------

       Net cash used in investing activities                                                       (3,239,064)      (1,507,715)
                                                                                                  ------------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in deposits                                                                                311,191        2,556,787
  Principal payments on note payable                                                                 (150,000)      (1,042,800)
  Proceeds from long-term debt                                                                      2,000,000        1,500,000
  Dividends paid to minority shareholders by subsidiary                                                    -           (23,655)
                                                                                                  ------------      -----------

       Net cash provided by financing activities                                                    2,161,191        2,990,332
                                                                                                  ------------      -----------

                          M & F FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

================================================================================

                                                                             1995            1994
                                                                         -----------     -----------
Net increase (decrease)  in cash and due from banks                      $ (503,250)     $ 1,512,405

Cash and due from banks at beginning of year                              1,993,741          481,336
                                                                         -----------     -----------

Cash and due from banks at end of year                                   $1,490,491      $ 1,993,741
                                                                         ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                                             $1,658,444      $ 1,245,412

    Income taxes                                                         $  136,817      $   185,094

NONCASH TRANSACTION
  Unrealized (gains) losses on securities available for sale             $ (236,073)     $   159,086


See Notes to Consolidated Financial Statements.

                          M & F FINANCIAL CORPORATION
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Basis of Financial Statement Presentation

            M & F Financial Corporation (the Company) is a one-bank holding company whose business is presently conducted by its wholly-owned subsidiary, Merchants & Farmers Bank (the Bank) with operations in Donalsonville, Georgia. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Seminole County and surrounding counties. The Company and the Bank are subject to the regulations of certain Federal and state agencies and are periodically examined by those regulatory agencies.

            The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

            The principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below.

          Cash and Cash Equivalents

            For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from loans originated by the Bank, deposits, interest-bearing deposits and Federal funds purchased and sold are reported net.

            The Bank maintains amounts due from banks which, at times, may exceed Federally insured limits. The Bank has not experienced any losses in such accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Securities Available for Sale

            Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

          Securities Held to Maturity

            Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. The sale of a security within three months of its maturity date or after collection of at least 85 percent of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

            A decline in the fair value below cost of any available for sale or held to maturity security that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

          Loans and Interest Income

            Loans are stated at principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest except for add on interest on certain instalment loans for which interest is recognized on the sum-of-the-months method.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Loans and Interest Income (Continued)

            Accrual of interest income is discontinued on loans when, in the opinion of management, collection of such interest income becomes doubtful. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current interest income. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

            Fees on loans and costs incurred in origination of loans are recognized at the time the loan is placed on the books. Because loan fees are not significant and the majority of loans have maturities of one year or less, the results on operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

            The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. Certain estimates are susceptible to change in the near term. Such estimates include the creditworthiness of significant borrowers and the collateral value of delinquent loans. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Loans and Interest Income (Continued)

            Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Accrual of interest on an impaired loan is discontinued when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loans receivable balance, and no interest income is recognized on those loans until the principal balance has been collected.

          Premises and Equipment

            Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the following estimated useful lives:


                                                                     Years
                                                                   ---------
               Buildings and improvements                            15-40
               Furniture and equipment                                5-7

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Other Real Estate Owned

            Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value and valuation allowances to reduce the carrying amount to fair value less estimated costs to dispose are recorded as necessary. Subsequent decreases in fair value and increases in fair value, up to the value established at foreclosure, are recognized as charges or credits to noninterest expense. OREO is reported net of allowance for losses in the Bank's financial statements.

          Intangible Assets

            Intangible assets, arising from excess of purchase price over net assets acquired upon purchase of the subsidiary bank, are being amortized on the straight-line method over various periods not exceeding 17 years.

          Income Taxes

            Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws on the date of enactment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Fair Value of Financial Instruments

            Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

            The following methods and assumptions were used by the Bank in estimating the fair value of its financial instruments:

              Carrying amounts approximate fair values for the following instruments:

                 Cash and due from banks
                 Federal funds sold
                 Securities available for sale
                 Variable rate loans that reprice frequently
                 Variable rate money market accounts
                 Variable rate certificates of deposit
                 Short-term borrowing
                 Accrued interest receivable
                 Accrued interest payable

            Quoted market prices, where available, or if not available, based on quoted market prices of comparable instruments for the following instruments:

              Securities held to maturity
              Notes payable and other borrowing

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Fair Value of Financial Instruments (Continued)

             Discounted cash flows using interest rates currently being offered on instruments with similar terms and with similar credit quality:

               All loans except variable rate loans described above Fixed rate certificates of deposit

             Commitments to extend credit and standby letters of credit are not recorded until such commitments are funded. The value of these commitments are the fees charged to enter into such agreements. These commitments do not represent a significant value to the Company until such commitments are funded. The Bank has determined that such instruments do not have a distinguishable fair value and no fair value has been assigned to these instruments.

          Earnings Per Share

            Earnings per share are calculated on the basis of the weighted average number of shares outstanding.


NOTE 2.   INVESTMENTS IN SECURITIES

          Effective January 1, 1994, the Bank adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Upon adoption, the Bank transferred $6,943,912 from securities being held to maturity to securities available for sale. The securities available for sale were marked to fair value resulting in a net unrealized gain of $221,662 which was included in stockholders' equity at $146,297 net of related taxes of $75,365.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 2.   INVESTMENTS IN SECURITIES (Continued)

          The amortized cost and approximate fair values of investments in securities at December 31, 1995 and 1994 were as follows:


                                                                             Gross               Gross
                                                        Amortized          Unrealized         Unrealized           Fair
                                                          Cost               Gains              Losses             Value
                                                      ------------         ---------         -----------        ----------
            Securities Available for Sale
              December 31, 1995:
                U. S. Government and
                  agency securities                   $  3,151,995         $  49,091         $  (11,733)        $3,189,353
                Mortgage-backed securities               3,366,942            46,501             (6,872)         3,406,571
                                                      ------------         ---------         -----------        ----------
                                                      $  6,518,937         $  95,592         $  (18,605)        $6,595,924
                                                      ============         =========         ===========        ==========

              December 31, 1994:
                U. S. Government and
                 agency securities                    $  4,457,454         $  24,508         $   (25,373)       $4,456,589
                Mortgage-backed securities               2,861,386               773            (158,994)        2,703,165
                                                      ------------         ---------         ------------       ----------
                                                      $  7,318,840         $  25,281         $  (184,367)       $7,159,754
                                                      ============         =========         ============       ==========
            Securities Held to Maturity
              December 31, 1995:
                U. S. Government and
                  agency securities                   $     58,534         $     986         $        -         $   59,520
                State and municipal securities           4,159,101            78,436             (40,757)        4,196,780
                Mortgage-backed securities               1,702,487            10,243             (10,061)        1,702,669
                                                      ------------         ---------         ------------       ----------
                                                      $  5,920,122         $  89,665         $   (50,818)       $5,958,969
                                                      ============         =========         ============       ==========
              December 31, 1994:
                U. S. Government and
                 agency securities                    $     61,610         $      -          $      (416)       $   61,194
                State and municipal securities           3,317,640             4,213            (189,117)        3,132,736
                Mortgage-backed securities               2,090,543                -             (101,451)        1,989,092
                                                      ------------         ---------         ------------       ----------
                                                      $  5,469,793         $   4,213         $  (290,984)       $5,183,022
                                                      ============         =========         ============       ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 2.   INVESTMENTS IN SECURITIES (Continued)

          Proceeds from sales of securities available for sale during 1995 were $2,807,453. Gross gains of $23,788 and gross losses of $6,573 were realized on those sales.

          Proceeds from sales of securities available for sale during 1994 were $1,005,156. Gross gains of $5,453 were realized on those sales.

          The amortized cost and fair value of securities as of December 31, 1995 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without penalty. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                       Securities Available for Sale       Securities Held to Maturity
                                                      -------------------------------     ------------------------------
                                                        Amortized            Fair           Amortized           Fair
                                                          Cost              Value             Cost             Value
                                                      -------------     -------------     ------------     -------------

            Due in one year or less                   $  1,049,714      $  1,061,891      $    108,535     $    109,520
            Due from one year to five years                733,339           735,269         1,046,960        1,068,077
            Due from five to ten years                     888,135           907,180         2,497,140        2,524,726
            Due after ten years                            480,807           485,013           565,000          553,977
            Mortgage-backed securities                   3,366,942         3,406,571         1,702,487        1,702,669
                                                      -------------     -------------     -------------    -------------
                                                      $  6,518,937      $  6,595,924      $  5,920,122     $  5,958,969
                                                      =============     =============     =============    =============

          Securities with a par value of $9,244,000 and $5,515,000 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES

          The composition of loans is summarized as follows:

                                                                                                        December 31,
                                                                                                 ---------------------------
                                                                                                     1995            1994
                                                                                                 -----------     -----------
                     Commercial and financial                                                    $   560,977     $   758,985
                     Agricultural                                                                  3,176,872       3,031,939
                     Real estate - mortgage, farmland                                              4,834,805       3,804,923
                     Real estate - mortgage, other                                                 9,412,621       8,138,836
                     Consumer instalment, net of unearned interest                                 5,983,729       4,800,111
                     Other                                                                           241,991         274,995
                                                                                                 ------------    ------------
                                                                                                  24,210,995      20,809,789
                     Allowance for loan losses                                                      (300,000)       (250,000)
                                                                                                 ------------    ------------
                     Loans, net                                                                  $23,910,995     $20,559,789
                                                                                                 ============    ============

          At December 31, 1995, the Bank had no loans which were considered to be impaired.

          Loans on which the accrual of interest had been discontinued or reduced amounted to $7,563 at December 31, 1994. There were no nonaccruing loans at December 31, 1995. There was no significant reduction in interest income associated with nonaccrual loans.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

          At December 31, 1995, executive officers and directors, and companies in which they have a 10 percent or more beneficial ownership, were indebted to the Company in the aggregate amount of $1,711,776. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Following is a summary of transactions:

                                                                                           December 31,
                                                                                 ------------------------------
                                                                                      1995           1994
                                                                                 -------------    -------------
                     Balance, beginning of year                                  $  1,001,189     $    800,857
                       Advances                                                     1,726,636        1,060,820
                       Repayments                                                  (1,016,049)        (860,488)
                                                                                 -------------    -------------
                     Balance, end of year                                        $  1,711,776     $  1,001,189
                                                                                 =============    =============

          Changes in the allowance for loan losses are as follows:

                                                                                           December 31,
                                                                                 ------------------------------
                                                                                      1995             1994
                                                                                 -------------    -------------
                      Balance, beginning of year                                 $    250,000     $    240,744
                        Provision charged to operations                                57,699           17,309
                        Loans charged off                                             (12,856)         (30,065)
                        Recoveries                                                      5,157           22,012
                                                                                 -------------    -------------
                      Balance, end of year                                       $    300,000     $    250,000
                                                                                 =============    =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 4.   PREMISES AND EQUIPMENT, NET

          Major classifications of these assets are summarized as follows:


                                                                                  December 31,
                                                                         -----------------------------
                                                                             1995             1994
                                                                         ------------     ------------
                     Land                                                $    86,986      $    86,986
                     Buildings                                               897,725          897,725
                     Equipment                                               839,586          774,366
                     Leasehold improvements                                   35,039           35,039
                                                                         ------------     ------------
                                                                           1,859,336        1,794,116
                     Accumulated depreciation                               (864,205)        (795,018)
                                                                         ------------     ------------
                                                                         $   995,131      $   999,098
                                                                         ============     ============

          Depreciation expense for the years ended December 31, 1995 and 1994 was $69,187 and $80,864, respectively.


NOTE 5.   FEDERAL HOME LOAN BANK ADVANCES

          Federal Home Loan Bank advances consisted of the following at December 31, 1995:

                      Federal Home Loan Bank, principal due July 12,1996,                      $   500,000
                       interest due monthly at Federal Home Loan Bank daily
                       rate, collateralized by investment securities.
                      Federal Home Loan Bank, principal due March 21, 2002,                      1,000,000
                       interest due monthly at LIBOR plus twenty-five basis
                       points, collateralized by investment securities.
                      Federal Home Loan Bank, principal due June 5, 2005,                          500,000
                       interest due monthly at 6.48%, collateralized
                        by investment securities.
                                                                                               -----------
                                                                                               $ 2,000,000
                                                                                               ===========

          At December 31, 1995, the Bank had pledged securities with a market value of $2,336,414 to secure the advances.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 5.   FEDERAL HOME LOAN BANK ADVANCES (Continued)

          Aggregate maturities on Federal Home Loan Bank advances at December 31, 1995 are as follows:

              1996                                                $   500,000
              1997                                                         -
              1998                                                         -
              1999                                                         -
              2000                                                         -
              Later years                                           1,500,000
                                                                  ------------
                                                                  $ 2,000,000
                                                                  ============

NOTE 6.   NOTE PAYABLE

          Note payable consisted of the following:

                                                                                            December 31,
                                                                                -----------------------------------
                                                                                    1995                   1994
                                                                                ------------           ------------
            The Bankers Bank - principal due in 10 annual                       $ 1,200,000            $ 1,350,000
              instalments of $150,000 each beginning                            ============           ============
              December 31, 1994, interest at prime minus
              50 basis points due quarterly, collateralized
              by stock in the subsidiary bank.

          Aggregate maturities on note payable at December 31, 1995 are as follows:

              1996                                                               $   150,000
              1997                                                                   150,000
              1998                                                                   150,000
              1999                                                                   150,000
              2000                                                                   150,000
              Later years                                                            450,000
                                                                                 ------------
                                                                                 $ 1,200,000
                                                                                 ============

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 7.   EMPLOYEE BENEFIT PLANS

          The Bank has a 401K profit-sharing plan covering all employees, subject to certain minimum age and service requirements. The amount of the contribution is at the discretion of the Bank's Board of Directors, and is based on a percentage of individual employee salaries, not to excess the amount allowable under the Internal Revenue Code. The contribution was $39,740 and $36,336 for the years ended December 31, 1995 and 1994, respectively.

          The Bank has a noncontributory pension plan covering substantially all of its employees. No contributions were made during 1995 or 1994 because the plan was fully funded. The Bank has filed an application with the Internal Revenue Service for a determination letter that the plan is qualified and that the termination will be qualified under the Internal Revenue Code. Based on calculations by actuaries, the present value of all accrued benefits as of October 1, 1995 was $165,334 on a plan termination basis. The market value of the plan assets on October 1, 1995 was reported as $222,085, which amount was more than sufficient to cover the termination liability. On December 11, 1995, the plan assets were transferred to a Merchants & Farmers Bank certificate of deposit in the amount of $230,308, pending final settlement of termination benefits to participants covered by the plan.


NOTE 8.   INCOME TAXES

          The total income taxes in the consolidated statements of income are as follows:

                                                       Year Ended December 31,
                                                      -------------------------
                                                         1995           1994
                                                      ----------     ----------

            Current                                   $ 160,948      $ 136,966
            Deferred                                     (9,899)        (3,236)
                                                      ----------     ----------
                                                      $ 151,049      $ 133,730
                                                      ==========     ==========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================


NOTE 8.   INCOME TAXES (Continued)

          The Company's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                                                  December 31,
                                                                              -----------------------------------------------------
                                                                                       1995                         1994
                                                                              ------------------------     ------------------------
                                                                                Amount       Percent         Amount       Percent
                                                                              ----------   -----------     ----------   -----------
            Tax provision at statutory rate                                   $ 209,321          34 %      $ 196,473          34 %
            Increase (decrease) resulting from:
               Tax-exempt interest                                              (56,674)         (9)         (60,608)        (10)
               Amortization                                                      (2,343)          -           (4,348)         (1)
               Other items, net                                                     745           -            2,213           -
                                                                              ----------   -----------     ----------   -----------
            Provision for income taxes                                        $ 151,049          25 %      $ 133,730          23 %
                                                                              ==========   ===========     ==========   ===========

          Net deferred income tax assets of $35,057 and $105,423 at December 31, 1995 and 1994, respectively, are included in other assets. The components of deferred income taxes are as follows:

                                                                                                       December 31,
                                                                                                -------------------------
                                                                                                   1995           1994
                                                                                                ----------     ----------

             Deferred tax assets:
               Loan loss reserve                                                                $  73,602      $  53,983
               Unrealized loss on securities available for sale                                        -          54,089
                                                                                                ----------     ----------
                                                                                                   73,602        108,072
                                                                                                ----------     ----------

             Deferred tax liabilities:
               Depreciation                                                                        12,369          2,649
               Unrealized gain on securities available for sale                                    26,176             -
                                                                                                ----------     ---------
                                                                                                   38,545          2,649
                                                                                                ----------     ----------
             Net deferred tax assets                                                            $  35,057      $ 105,423
                                                                                                ==========     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

NOTE 9.   COMMITMENTS AND CONTINGENT LIABILITIES

          In the normal course of business, the Bank has entered into off-balance-sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

          The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit and collateral policies for these off-balance- sheet financial instruments as it does for on-balance-sheet financial instruments. A summary of the Bank's commitments is as follows:

                                                              December 31,
                                                         -----------------------
                                                             1995        1994
                                                         ----------   ----------
            Commitments to extend credit                 $2,703,977   $2,428,067
            Standby letters of credit                        11,400       40,000
                                                         ----------   ----------
                                                         $2,715,377   $2,468,067
                                                         ==========   ==========

          Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, crops, livestock, inventory, equipment and personal property.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 9.   COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

          Credit card commitments are unsecured.

          Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

          In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management and counsel for the Bank, any liability resulting from such proceedings would not have a material adverse effect on the Bank's financial statements.


NOTE 10.  CONCENTRATIONS OF CREDIT

          The Bank makes agricultural, agribusiness, commercial, residential and consumer loans to customers primarily in Seminole County.

          A substantial portion of the Bank's customers' abilities to honor their contracts is dependent on the business economy in Donalsonville, Georgia and surrounding areas.

          Although the Bank's loan portfolio is diversified, there is a relationship in this region between the agricultural economy and the economic performance of loans made to nonagricultural customers. The Bank's lending policies for agricultural and nonagricultural customers require loans to be well-collateralized and supported by cash flows. Collateral for agricultural loans include equipment, crops, livestock and land. Credit losses from loans related to the agricultural economy is taken into consideration by management in determining the allowance for loan losses.

          A substantial portion of the Bank's loans are secured by real estate in the Bank's primary market area. In addition, a substantial portion of the real estate owned is located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in the Bank's primary market area.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 10.  CONCENTRATIONS OF CREDIT (Continued)

          The concentrations of credit by type of loan are set forth in Note 3. Significant concentrations of credit risk that are not evident from the summary in Note 3 include:

           The Bank has a concentration of funds on deposit at its primary Correspondent Bank at December 31, 1995, as follows:

              Noninterest-bearing accounts                            $  951,215
              Federal funds sold                                       4,220,000
                                                                      ----------
                                                                      $5,171,215
                                                                      ==========

NOTE 11.  STOCKHOLDERS' EQUITY

          The primary source of funds available to the Parent Company is the payment of dividends by the subsidiary. Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Approximately $283,000 are available to be paid as dividends by the bank subsidiary at December 31, 1995.

          Banking regulations also require the Bank to maintain minimum capital levels in relation to Bank assets. At December 31, 1995, the Company's capital ratios were considered adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Bank at December 31, 1995 are as follows:


                                                                     Regulatory
                                                          Actual     Requirement
                                                        ---------   ------------
            Leverage capital ratio                        9.01 %        4.00 %
            Risk based capital ratios:
                  Core capital                           14.07 %        4.00 %
                  Total capital                          15.18 %        8.00 %

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 12.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying value and estimated fair values of the Company's financial instruments at December 31, 1995 are as follows:


                                                      Carrying        Fair
                                                        Value         Value
                                                    ------------  ------------
           Financial assets:

             Cash and short-term investments        $  5,860,491  $  5,860,491
                                                    ============  ============

             Investment securities                  $ 12,516,046  $ 12,554,893
                                                    ============  ============

             Loans                                  $ 24,210,995  $ 24,104,000
             Less allowance for loan losses             (300,000)           -
                                                    ------------  ------------
                                                    $ 23,910,995  $ 24,104,000
                                                    ============  ============
           Financial liabilities:
             Noninterest-bearing demand             $  5,026,010  $  5,026,010
             Interest-bearing demand                  10,016,868    10,016,868
             Savings                                   2,146,155     2,146,155
             Time deposits                            21,034,985    21,886,000
                                                    ------------  ------------
                                                    $ 38,224,018  $ 39,075,033
                                                    ============  ============

           Long-term debt                           $  1,200,000  $  1,200,000
                                                    ============  ============

           Federal Home Loan Bank advances          $  2,000,000  $  2,000,000
                                                    ============  ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 13.  CONDENSED FINANCIAL INFORMATION ON M & F FINANCIAL
          CORPORATION (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                             1995       1994
                                                          ---------- ----------
          Assets
            Cash                                          $  115,459 $   39,406
            Due from subsidiary bank                             -       18,352
            Other assets                                       1,175      2,375
            Goodwill                                         351,952    393,608
            Investment in subsidiary bank, at equity       3,851,696  3,379,398
            Real estate owned                                 29,350     29,350
            Improvements, net of depreciation of $30,174
              and $26,760                                      4,775      8,279
                                                          ---------- ----------
                                                          $4,354,407 $3,870,768
                                                          ========== ==========
          Liabilities and Stockholders' Equity

          Liabilities
            Note payable                                  $1,200,000 $1,350,000
            Accrued income taxes payable                      13,231         -
                                                          ---------- ----------
                                                           1,213,231  1,350,000
                                                          ---------- ----------
          Stockholders' equity
            Common stock, $1 par value per share;
             5,000,000 shares authorized; 1,228,609
             shares issued                                 1,228,609  1,228,609
          Retained earnings                                2,135,433  1,670,833
          Unrealized gains (losses) on securities
             available for sale, net of taxes                 50,811   (104,997)
                                                          ---------- ----------
                                                           3,414,853  2,794,445
          Less cost of treasury stock, 142,540 shares        273,677    273,677
                                                          ---------- ----------
                                                           3,141,176  2,520,768
                                                          ---------- ----------

                                                          $4,354,407 $3,870,768
                                                          ========== ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 13.  CONDENSED FINANCIAL INFORMATION ON M & F FINANCIAL
          CORPORATION (PARENT COMPANY ONLY) (Continued)

                         CONDENSED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                              1995        1994
                                                          ----------   ---------
         Income
            Dividends from subsidiary bank                 $ 250,000   $ 176,345
            Interest                                           6,682       2,383
            Rents                                             14,700      14,700
                                                           ---------   ---------
                     Total income                            271,382     193,428
                                                           ---------   ---------

          Expense
            Amortization                                      41,656      41,656
            Interest                                         114,007      80,038
            Miscellaneous                                     21,830      29,382
                                                           ---------   ---------
                     Total expenses                          177,493     151,076
                                                           ---------   ---------

                     Income before income tax benefits
                       and equity in undistributed net
                       income of subsidiary bank              93,889      42,352

          Income tax benefits                                 54,221      48,117
                                                           ---------   ---------

                     Income before equity in undistributed
                       net income of subsidiary bank         148,110      90,469

          Equity in undistributed net income of
           subsidiary bank                                   316,490     353,662
                                                           ---------   ---------

                     Net income                            $ 464,600   $ 444,131
                                                           =========   =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 13.  CONDENSED FINANCIAL INFORMATION ON M & F FINANCIAL
          CORPORATION (PARENT COMPANY ONLY) (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                       1995            1994
                                                    ----------      ----------
          CASH FLOWS FROM OPERATING ACTIVITIES
            Net income                              $  464,600      $  444,131
                                                    ----------      ----------
            Adjustments to reconcile net income
              to net cash provided by operating
              activities:
              Depreciation                               3,504           3,504
              Amortization                              41,656          41,656
              Undistributed earnings of subsidiary    (316,490)       (353,662)
              Increase (decrease) in income taxes
                payable                                 31,583         (25,220)
              Decrease in interest payable                 -            (5,003)
              Other prepaids, deferrals and
                accruals, net                            1,200           1,199
                                                    ----------      ----------
                      Total adjustments               (238,547)       (337,526)
                                                    ----------      ----------
                      Net cash provided by
                       operating activities            226,053         106,605
                                                    ----------      ----------

          CASH FLOWS FROM INVESTING ACTIVITIES
            Purchase of stock in subsidiary               -           (574,788)
                                                    ----------      ----------
                      Net cash used in investing
                       activities                         -           (574,788)
                                                    ----------      ----------

          CASH FLOWS FROM FINANCING ACTIVITIES
            Proceeds from long-term debt                  -          1,500,000
            Repayment of long-term debt               (150,000)     (1,042,800)
                                                    ----------      ----------

                  Net cash provided by (used in)
                   financing activities               (150,000)        457,200
                                                    ----------      ----------

          Net increase (decrease) in cash               76,053         (10,983)

          Cash at beginning of year                     39,406          50,389
                                                    ----------      ----------

          Cash at end of year                       $  115,459      $   39,406
                                                    ==========      ==========

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                  ABC BANCORP

                                      AND

                          M & F FINANCIAL CORPORATION

                            As of September 12, 1996

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

Preamble...................................................................  A-1

ARTICLE 1   TERMS OF MERGER................................................  A-1
       1.1  Merger.........................................................  A-1
       1.2  Time and Place of Closing......................................  A-1
       1.3  Effective Time.................................................  A-2

ARTICLE 2   ARTICLES, BYLAWS, MANAGEMENT...................................  A-2
       2.1  Articles of Incorporation......................................  A-2
       2.2  Bylaws.........................................................  A-2
       2.3  Directors and Officers.........................................  A-2

ARTICLE 3   MANNER OF CONVERTING AND EXCHANGING SHARES.....................  A-2
       3.1  Conversion of Shares...........................................  A-2
       3.2  Exchange of Shares.............................................  A-3
       3.3  Anti-Dilution Provisions.......................................  A-4
       3.4  Shares Held by TARGET or PURCHASER.............................  A-4
       3.5  TARGET Bank....................................................  A-4
       3.6  Rights of Former TARGET Shareholders...........................  A-4
       3.7  Options........................................................  A-5

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF TARGET.......................  A-5
       4.1  Organization, Standing and Power...............................  A-5
       4.2  Authority; No Breach...........................................  A-5
       4.3  Capital Stock..................................................  A-6
       4.4  TARGET Subsidiaries............................................  A-6
       4.5  Financial Statements...........................................  A-7
       4.6  Absence of Undisclosed Liabilities.............................  A-7
       4.7  Absence of Certain Changes or Events...........................  A-7
       4.8  Tax Matters....................................................  A-8
       4.9  TARGET Allowance for Possible Loan Losses......................  A-9
       4.10 Assets.........................................................  A-9
       4.11 Environmental Matters..........................................  A-9
       4.12 Compliance with Laws........................................... A-10
       4.13 Labor Relations................................................ A-11
       4.14 Employee Benefit Plans......................................... A-11
       4.15 Material Contracts............................................. A-13
       4.16 Legal Proceedings.............................................. A-13
       4.17 Reports........................................................ A-13
       4.18 Statements True and Correct.................................... A-14
       4.19 Accounting, Tax and Regulatory Matters......................... A-14
       4.20 Charter Provisions............................................. A-14

ARTICLE 5        REPRESENTATIONS AND WARRANTIES OF PURCHASER..............  A-15
   5.1           Organization, Standing and Power.........................  A-15
   5.2           Authority; No Breach.....................................  A-15
   5.3           Capital Stock............................................  A-16
   5.4           PURCHASER Subsidiaries...................................  A-16
   5.5           Financial Statements.....................................  A-17
   5.6           Absence of Undisclosed Liabilities.......................  A-17
   5.7           Absence of Certain Changes or Events.....................  A-17
   5.8           Tax Matters..............................................  A-18
   5.9           PURCHASER Allowance for Possible Loan Losses.............  A-18
  5.10           Assets...................................................  A-19
  5.11           Environmental Matters....................................  A-19
  5.12           Compliance with Laws.....................................  A-20
  5.13           Labor Relations..........................................  A-21
  5.14           Employee Benefit Plans...................................  A-21
  5.15           Legal Proceedings........................................  A-23
  5.16           Reports..................................................  A-23
  5.17           Statements True and Correct..............................  A-23
  5.18           Accounting, Tax and Regulatory Matters...................  A-24
  5.19           Charter Provisions.......................................  A-24

ARTICLE 6        CONDUCT OF BUSINESS PENDING CONSUMMATION.................  A-24
   6.1           Affirmative Covenants of TARGET..........................  A-24
   6.2           Negative Covenants of TARGET.............................  A-24
   6.3           Covenants of PURCHASER...................................  A-26
   6.4           Adverse Changes in Condition.............................  A-26
   6.5           Reports..................................................  A-26

ARTICLE 7        ADDITIONAL AGREEMENTS....................................  A-27
   7.1           Registration Statement; Proxy Statement; Shareholder
                 Approval.................................................  A-27
   7.2           Listing..................................................  A-27
   7.3           Applications.............................................  A-27
   7.4           Filings with State Offices...............................  A-27
   7.5           Agreement as to Efforts to Consummate....................  A-28
   7.6           Investigation and Confidentiality........................  A-28
   7.7           Press Releases...........................................  A-29
   7.8           No Solicitation..........................................  A-29
   7.9           Tax Treatment............................................  A-30
  7.10           Agreement of Affiliates..................................  A-31
  7.11           Employee Benefits and Contracts..........................  A-31
  7.12           Large Deposits...........................................  A-31
  7.13           Indemnification..........................................  A-31
  7.14           Irrevocable Proxies......................................  A-32

ARTICLE 8        CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  A-32

   8.1           Conditions to Obligations of Each Party..................  A-32
   8.2           Conditions to Obligations of PURCHASER...................  A-33
   8.3           Conditions to Obligations of TARGET......................  A-34

ARTICLE 9        TERMINATION..............................................  A-35
   9.1           Termination..............................................  A-35
   9.2           Effect of Termination....................................  A-36

ARTICLE 10       MISCELLANEOUS............................................  A-36
  10.1           Definitions..............................................  A-36
  10.2           Expenses.................................................  A-43
  10.3           Brokers and Finders......................................  A-43
  10.4           Entire Agreement.........................................  A-44
  10.5           Amendments...............................................  A-44
  10.6           Waivers..................................................  A-44
  10.7           Assignment...............................................  A-45
  10.8           Notices..................................................  A-45
  10.9           Governing Law............................................  A-46
 10.10           Counterparts.............................................  A-46
 10.11           Captions.................................................  A-46
 10.12           Enforcement of Agreement.................................  A-46
 10.13           Severability.............................................  A-46
 10.14           Survival.................................................  A-46

                                LIST OF EXHIBITS
                                ----------------


Exhibit Number        Description
--------------        -----------

     1.               Form of agreement of affiliates of M & F Financial
                      Corporation ((S) 7.10).

     2. Matters as to which Martin, Snow, Grant & Napier will opine ((S) 8.2(d)).

     3.               Matters as to which Rogers & Hardin will opine ((S)
                      8.3(d)).

     4.               Irrevocable Proxy ((S)7.14).

     5. Form of Employment Agreement between Merchants and Farmers Bank and John C. Mosely ((S) 8.2(f)).

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of September 12, 1996, by and between M & F FINANCIAL CORPORATION ("TARGET"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Donalsonville, Georgia, and ABC BANCORP ("PURCHASER"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Moultrie, Georgia.

                                    Preamble
                                    --------

     Certain terms used in this Agreement are defined in Section 10.1 hereof.

     The Boards of Directors of TARGET and PURCHASER are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the combination of TARGET with PURCHASER pursuant to the merger of TARGET with and into PURCHASER, as a result of which the outstanding shares of the capital stock of TARGET shall be converted into the right to receive shares of common stock of PURCHASER (except as provided herein), and the shareholders of TARGET shall become shareholders of PURCHASER (except as provided herein). The transactions described in this Agreement are subject to the approvals of the shareholders of TARGET, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Following the Closing of the Merger, Merchants and Farmers Bank, a wholly-owned Georgia state bank subsidiary of TARGET, will be operated as a separate subsidiary of PURCHASER.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1
                                TERMS OF MERGER
                                ---------------

     1.1    Merger.  Subject to the terms and conditions of this Agreement, at
            ------
the Effective Time, TARGET shall be merged with and into PURCHASER in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). PURCHASER shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of TARGET and PURCHASER.

     1.2    Time and Place of Closing.  The Closing shall take place at 10:00
            -------------------------
a.m. on the date that the Effective Time occurs or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at the offices of Rogers & Hardin, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

     1.3    Effective Time.  The Merger and other transactions contemplated by
            --------------
this Agreement shall become effective on the date and at the time the Georgia Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on (a) the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and (ii) the date on which the shareholders of TARGET approve this Agreement to the extent such approval is required by applicable Law; or (b) such later date as may be mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party.

                                   ARTICLE 2
                          ARTICLES, BYLAWS, MANAGEMENT
                          ----------------------------

     2.1    Articles of Incorporation.  The Articles of Incorporation of
            -------------------------
PURCHASER in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

     2.2    Bylaws.  The Bylaws of PURCHASER in effect immediately prior to the
            ------
Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

     2.3    Directors and Officers.  The directors of PURCHASER in office
            ----------------------
immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of PURCHASER in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of PURCHASER from and after the Effective Time in accordance with the Bylaws of PURCHASER. The directors and officers of TARGET Bank immediately prior to the Effective Time shall serve as the initial directors and officers of TARGET Bank from and after the Effective Time in accordance with the Bylaws of TARGET Bank.

                                   ARTICLE 3
                   MANNER OF CONVERTING AND EXCHANGING SHARES
                   ------------------------------------------

     3.1    Conversion of Shares.  Subject to the provisions of this Article 3,
            --------------------
at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of PURCHASER and TARGET shall be converted as follows:

            (a) Each share of PURCHASER Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each Outstanding TARGET Share shall automatically be converted at the Effective Time into the right to receive whole shares of PURCHASER Common Stock (plus cash in lieu of fractional shares pursuant to subparagraph (d) below, if applicable) in an amount equal to (i) (A) 1.9 times the lesser of (1)
0.08 times the Average Total Assets of TARGET or (2) the Total Equity of TARGET plus (B) 1.0 times the amount, if any, by which the Total Equity of TARGET
----
exceeds 0.08 times the Average Total Assets of TARGET, divided by (ii) the
                                                       ------- --
aggregate number of Outstanding TARGET Shares (the "Merger Consideration").

          (c) In accordance with the provisions of this Section 3.1, each TARGET shareholder who does not dissent shall receive the number of shares, or such fractions of a share (subject to paragraph (d) below), of PURCHASER Common Stock which shall be equal to the (i)(A) the aggregate Merger Consideration payable to such shareholder pursuant to Section 3.1(b) divided by (B) the Base Period
                                            ------- --
Trading Price (the "Exchange Ratio"), multiplied by (ii) the aggregate number of
                                      ---------- --
Outstanding TARGET Shares such shareholder holds as of the Effective Time.

          (d) Notwithstanding any other provision of this Agreement, each holder of shares of TARGET Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PURCHASER Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PURCHASER Common Stock multiplied by the Base Period Trading Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

          (e) Each share of the TARGET Common Stock that is not an Outstanding TARGET Share as of the Effective Time shall be cancelled without consideration therefor.

          (f) Outstanding TARGET Shares held by TARGET shareholders who, prior to the Effective Time, have met the requirements of Article 13 of the GBCC with respect to shareholders dissenting from the Merger ("Dissenting Shares") shall not be converted in the Merger, but all such shares shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the GBCC; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Outstanding TARGET Shares in accordance with Article 13 of the GBCC, such shares held by such shareholder shall, upon the happening of that event, be treated the same as all other holders of TARGET Common Stock who have not dissented as to the Merger.

     3.2  Exchange of Shares.  At the Effective Time, each holder of Outstanding
          ------------------
TARGET Shares shall surrender to Purchaser his or her certificate or certificates previously evidencing shares of TARGET Common Stock ("Old Certificates"). Promptly following such surrender, PURCHASER shall issue the shares of PURCHASER Common Stock issuable to such shareholder pursuant to subparagraph (c) above and shall pay any cash due in lieu of fractional shares pursuant to subparagraph (d) above. All Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer and, if any certificate for shares of PURCHASER Common Stock is to be issued in a name other than that for which an Old Certificate surrendered is issued, the person requesting such issuance shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the PURCHASER that such taxes are not payable. Unless and until Old Certificates (or evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be requested by TARGET) are presented to PURCHASER, the holder thereof shall not be entitled to the consideration to be paid in exchange therefor pursuant to the Merger, to any dividends payable on any PURCHASER Common Stock to which he or she is entitled, or to exercise any rights as a shareholder of PURCHASER Common Stock. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his or her Old Certificates, the holder thereof shall be paid the consideration to which he or she is entitled. With respect to all such property held for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one (1) year from the Effective Time, any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to PURCHASER for payment or delivery of such property. In no event will any holder of TARGET Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by PURCHASER.

     3.3    Anti-Dilution Provisions.  In the event TARGET or PURCHASER changes
            ------------------------
the number of shares of TARGET Common Stock or PURCHASER Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.4    Shares Held by TARGET or PURCHASER.  Each of the shares of TARGET
            ----------------------------------
Common Stock held by any TARGET Company or by any PURCHASER Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.5    TARGET Bank.  After consummation of the Merger, TARGET Bank shall be
            -----------
a separate subsidiary of PURCHASER.

     3.6    Rights of Former TARGET Shareholders.  At the Effective Time, the
            ------------------------------------
stock transfer books of TARGET shall be closed as to holders of TARGET Common Stock immediately prior to the Effective Time and no transfer of TARGET Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2 of this Agreement, each Old Certificate (other than shares to be canceled pursuant to Section 3.1(d) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of TARGET shall be entitled to vote after the Effective Time at any meeting of shareholders of PURCHASER the number of whole shares of PURCHASER Common Stock into which their respective shares of TARGET Common Stock are converted, regardless of whether such holders have exchanged their certificates representing TARGET Common Stock for certificates representing PURCHASER Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by PURCHASER on the PURCHASER Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PURCHASER Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of TARGET Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 3.2 of this Agreement. However, upon surrender of such TARGET Common Stock certificate, both the PURCHASER Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

     3.7    Options.  Each warrant, stock option or other right, if any, to
            -------
purchase shares of TARGET Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled (whether or not such warrant, option or other right is then exercisable), and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF TARGET
                    ----------------------------------------

     TARGET hereby represents and warrants to PURCHASER as follows:

     4.1    Organization, Standing and Power.  TARGET is a corporation duly
            --------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. TARGET has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. TARGET is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     4.2    Authority; No Breach
            --------------------

            (a) TARGET has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of TARGET, subject to the approval of this Agreement by the holders of a majority of the outstanding TARGET Common Stock. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of TARGET, enforceable against TARGET in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by TARGET, nor the consummation by TARGET of the transactions contemplated hereby, nor compliance by TARGET with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of TARGET's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any TARGET Company under, any Contract or Permit of any TARGET Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, or, (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any TARGET Company or any of their respective Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by TARGET of the Merger and the other transactions contemplated in this Agreement.

     4.3  Capital Stock.
          -------------

          (a) The authorized capital stock of TARGET consists of 5,000,000 shares of TARGET Common Stock, of which 1,091,358 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of TARGET are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of TARGET has been issued in violation of any preemptive rights of the current or past shareholders of TARGET.

          (b) There are no shares of capital stock or other equity securities of TARGET outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of TARGET or contracts, commitments, understandings, or arrangements by which TARGET is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     4.4  TARGET Subsidiaries.  TARGET has Previously Disclosed all of the
          -------------------
TARGET Subsidiaries as of the date of this Agreement. TARGET owns all of the issued and outstanding shares of capital stock of TARGET Bank, and TARGET Bank owns all of the issued and outstanding stock of each other TARGET Subsidiary.
No equity securities of any TARGET Subsidiary are or may become required to be issued (other than to a TARGET Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any TARGET Subsidiary is bound to issue (other than to a TARGET Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any TARGET Company is or may be bound to transfer any shares of the capital stock of any TARGET Subsidiary (other than to a TARGET Company). There are no Contracts relating to the rights of any TARGET Company to vote or to dispose of any shares of the capital stock of any TARGET Subsidiary. All of the shares of capital stock of each TARGET Subsidiary held by a TARGET Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the TARGET Company free and clear of any Lien. Each TARGET Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each TARGET Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. Each TARGET Subsidiary that is a depository institution is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     4.5    Financial Statements.  TARGET has Previously Disclosed, and
            --------------------
delivered to PURCHASER prior to the execution of this Agreement, copies of all TARGET Financial Statements for periods ended prior to the date hereof and will deliver to PURCHASER copies of all TARGET Financial Statements prepared subsequent to the date hereof. The TARGET Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the TARGET Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the TARGET Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the TARGET Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     4.6    Absence of Undisclosed Liabilities.  Except as Previously Disclosed,
            ----------------------------------
no TARGET Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, except Liabilities which are accrued or reserved against in the consolidated balance sheets of TARGET as of December 31, 1995 and June 30, 1996 included in the TARGET Financial Statements or reflected in the notes thereto. Except as Previously Disclosed, no TARGET Company has incurred or paid any Liability since June 30, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     4.7    Absence of Certain Changes or Events.  Since June 30, 1996, (a)
            ------------------------------------
there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, and (b) the TARGET

Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of TARGET provided in Article 7 of this Agreement.

     4.8  Tax Matters.
          -----------

          (a) All Tax returns required to be filed by or on behalf of any of the TARGET Companies have been duly filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on TARGET, and all returns filed are complete and accurate to the Knowledge of TARGET. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on TARGET, except as reserved against in the TARGET Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

          (b) None of the TARGET Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any TARGET Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

          (c) Adequate provision for any Taxes due or to become due for any of the TARGET Companies for the period or periods through and including the date of the respective TARGET Financial Statements has been made and is reflected on such TARGET Financial Statements.

          (d) Deferred Taxes of the TARGET Companies have been provided for in accordance with GAAP.

          (e) Each of the TARGET Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

          (f) Effective January 1, 1993, TARGET adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

     4.9    TARGET Allowance for Possible Loan Losses.  The allowance for
            -----------------------------------------
possible loan or credit losses (the "TARGET Allowance") shown on the consolidated balance sheets of TARGET included in the most recent TARGET Financial Statements dated prior to the date of this Agreement was, and the TARGET Allowance shown on the consolidated balance sheets of TARGET included in the TARGET Financial Statements as of dates subsequent to the execution of this Agreement will be, maintained in accordance with, and are in the amounts required by GAAP and applicable regulatory requirements or guidelines as of the dates thereof except where the failure of such TARGET Allowance to be so maintained is not reasonably likely to have a Material Adverse Effect on TARGET.

     4.10   Assets.  Except as Previously Disclosed or as disclosed or reserved
            ------
against in the TARGET Financial Statements, or where the failure to own good and marketable title is not reasonably likely to have a Material Adverse Effect on TARGET, the TARGET Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the TARGET Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with TARGET's past practices. All Assets which are material to TARGET's business on a consolidated basis, held under leases or subleases by any of the TARGET Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the TARGET Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the TARGET Companies is a named insured are reasonably sufficient. The Assets of the TARGET Companies include all assets required to operate the business of the TARGET Companies as presently conducted.

     4.11   Environmental Matters.
            ---------------------

            (a) Each TARGET Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

            (b) There is no Litigation pending or, to the Knowledge of TARGET, threatened before any court, governmental agency or authority or other forum in which any TARGET Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any TARGET Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of TARGET, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

            (c) There is no Litigation pending or, to the Knowledge of TARGET, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any TARGET Company in respect of such Loan Property) has been or, with respect to threatened litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of TARGET, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

            (d) To the Knowledge of TARGET, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

            (e) During the period of (i) any TARGET Company's ownership or operation of any of their respective current properties, (ii) any TARGET Company's participation in the management of any Participation Facility, or
(iii) any TARGET Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, or to the Knowledge of TARGET Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

            (f) Prior to the period of (i) any TARGET Company's ownership or operation of any of their respective current properties, (ii) any TARGET Company's participation in the management of any Participation Facility, or
(iii) any TARGET Company's holding of a security interest in a Loan Property, to the Knowledge of TARGET, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     4.12   Compliance with Laws.
            --------------------

            (a) TARGET is duly registered as a bank holding company under the BHC Act. Each TARGET Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

            (b) Except as Previously Disclosed no TARGET Company:

                (i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET; and

               (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any TARGET Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, or
     (C) requiring any TARGET Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     4.13   Labor Relations.  No TARGET Company is the subject of any Litigation
            ---------------
asserting that it or any other TARGET Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other TARGET Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any TARGET Company, pending or, to its Knowledge, threatened, or to its Knowledge, is there any activity involving any TARGET Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     4.14   Employee Benefit Plans.
            ----------------------

            (a) TARGET has Previously Disclosed, and delivered or made available to PURCHASER prior to the execution of this Agreement, copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any TARGET Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "TARGET Benefit Plans"). Any of the TARGET Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "TARGET ERISA Plan." Each TARGET ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j)) of the Internal Revenue Code) is referred to herein as a "TARGET Pension Plan." No TARGET Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

            (b) All TARGET Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. Each TARGET ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue

Service, and TARGET is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of TARGET, no TARGET Company has engaged in a transaction with respect to any TARGET Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof would subject any TARGET Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

          (c) No TARGET ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any TARGET Pension Plan, (ii) no change in the actuarial assumptions with respect to any TARGET Pension Plan, and (iii) no increase in benefits under any TARGET Pension Plan as a result of plan amendments or changes in applicable law, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET or materially adversely affect the funding status of any such plan. Neither any TARGET Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any TARGET Company, or the single-employer plan of any entity which is considered one employer with TARGET under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on TARGET. No TARGET Company has provided, or is required to provide, security to a TARGET Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code.

          (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any TARGET Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on TARGET. Except as Previously Disclosed, no TARGET Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title TV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on TARGET. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any TARGET Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (e) No TARGET Company has any obligations for retiree health and life benefits under any of the TARGET Benefit Plans and there are no restrictions on the rights of such TARGET Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on TARGET.

          (f) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any TARGET Company from any TARGET Company under any TARGET Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any TARGET Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

            (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any TARGET Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the TARGET Financial Statements to the extent required by and in accordance with GAAP.

     4.15   Material Contracts.  Except as Previously Disclosed or otherwise
            ------------------
reflected in the TARGET Financial Statements, none of the TARGET Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (b) any Contract relating to the borrowing of money by any TARGET Company or the guarantee by any TARGET Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (c) any Contracts between or among TARGET Companies (together with all Contracts referred to in Sections 4.10 and 4.14(a) of this Agreement, the "TARGET Contracts"). None of the TARGET Companies is in Default under any TARGET Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET. All of the indebtedness of any TARGET Company for money borrowed is prepayable at any time by such TARGET Company without penalty or premium.

     4.16   Legal Proceedings.  Except as Previously Disclosed, there is no
            -----------------
Litigation instituted or pending or, to the Knowledge of TARGET, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any TARGET Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any TARGET Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

     4.17   Reports.  Except as Previously Disclosed since January 1, 1993, each
            -------
TARGET Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with all Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, none of such reports or documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.18  Statements True and Correct.  No statement, certificate, instrument
           ---------------------------
or other writing furnished or to be furnished by any TARGET Company or any Affiliate thereof to PURCHASER pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any TARGET Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by PURCHASER with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any TARGET Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to TARGET's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any TARGET Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of TARGET, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any TARGET Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     4.19   Accounting, Tax and Regulatory Matters.  Except as Previously
            --------------------------------------
Disclosed, no TARGET Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1 (b) of this Agreement or result in the imposition of a condition or restriction of the referred to in the second sentence of such Section. To the Knowledge of TARGET, there exists no fact, circumstance, or reason why the requisite Consents referred to in
Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 8.1(b).

     4.20   Charter Provisions.  Each TARGET Company has taken all action so
            ------------------
that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any TARGET Company or restrict or impair the ability of PURCHASER to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any TARGET Company that may be acquired or controlled by it.

                                 ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

     PURCHASER hereby represents and warrants to TARGET as follows:

     5.1    Organization, Standing and Power.  PURCHASER is a corporation duly
            --------------------------------
organized, validly existing, and in good standing under the laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. PURCHASER has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PURCHASER is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     5.2    Authority; No Breach.
            --------------------

            (a) PURCHASER has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PURCHASER. This Agreement represents a legal, valid and binding obligation of PURCHASER, enforceable against PURCHASER in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

            (b) Neither the execution and delivery of this Agreement by PURCHASER, nor the consummation by PURCHASER of the transactions contemplated hereby, nor compliance by PURCHASER with any of the provisions hereof will (i) conflict with or result in a breach of any provision of PURCHASER's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PURCHASER Company under, any Contract or Permit of any PURCHASER Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, or, (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any PURCHASER Company or any of their respective Assets.

            (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on

PURCHASER, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by PURCHASER of the Merger and the other transactions contemplated in this Agreement.

     5.3    Capital Stock.
            -------------

            (a) The authorized capital stock of PURCHASER consists of (i) 15,000,000 shares of PURCHASER Common Stock, of which 5,031,404 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Preferred Stock, none of which are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of PURCHASER Common Stock are, and all of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of PURCHASER Common Stock has been, and none of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of PURCHASER. PURCHASER has reserved 6,667 shares of PURCHASER Common Stock for issuance under the PURCHASER Stock Plans, pursuant to which options to purchase not more than 6,667 shares of PURCHASER Common Stock are outstanding as of the date of this Agreement.

            (b) Except as set forth in Section 5.3(a) of this Agreement, or as Previously Disclosed, there are no shares of capital stock or other equity securities of PURCHASER outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PURCHASER or contracts, commitments, understandings, or arrangements by which PURCHASER is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     5.4    PURCHASER Subsidiaries.  PURCHASER has Previously Disclosed all of
            ----------------------
the PURCHASER Subsidiaries as of the date of this Agreement. PURCHASER owns all of the issued and outstanding shares of capital stock of each PURCHASER Subsidiary. No equity securities of any PURCHASER Subsidiary are or may become required to be issued (other than to a PURCHASER Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any PURCHASER Subsidiary is bound to issue (other than to a PURCHASER Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any PURCHASER Company is or may be bound to transfer any shares of the capital stock of any PURCHASER Subsidiary (other than to a PURCHASER Company). There are no Contracts relating to the rights of any PURCHASER Company to vote or to dispose of any shares of the capital stock of any PURCHASER Subsidiary. All of the shares of capital stock of each PURCHASER Subsidiary held by a PURCHASER Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the PURCHASER

Company free and clear of any Lien. Each PURCHASER Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each PURCHASER Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER. Each PURCHASER Subsidiary that is a depository institution is an insured institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

     5.5    Financial Statements.  PURCHASER has Previously Disclosed and
            --------------------
delivered to TARGET prior to the execution of this Agreement copies of all PURCHASER Financial Statements for periods ended prior to the date hereof and will deliver to TARGET copies of all PURCHASER Financial Statements prepared subsequent to the date hereof. The PURCHASER Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PURCHASER Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the PURCHASER Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the PURCHASER Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

     5.6    Absence of Undisclosed Liabilities.  No PURCHASER Company has any
            ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except Liabilities which are accrued or reserved against in the consolidated balance sheets of PURCHASER as of December 31, 1995 and June 30, 1996 included in the PURCHASER Financial Statements or reflected in the notes thereto. No PURCHASER Company has incurred or paid any Liability since June 30, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     5.7    Absence of Certain Changes or Events.  Since June 30, 1996, except
            ------------------------------------
as disclosed in SEC Documents filed by PURCHASER prior to the date of this Agreement, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, and (b) the PURCHASER Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of PURCHASER provided in Article 7 of this Agreement.

     5.8    Tax Matters.
            -----------

            (a) All Tax returns required to be filed by or on behalf of any of the PURCHASER Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on PURCHASER, and all returns filed are complete and accurate to the Knowledge of PURCHASER. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except as reserved against in the PURCHASER Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

            (b) None of the PURCHASER Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any PURCHASER Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (c) Adequate provision for any Taxes due or to become due for any of the PURCHASER Companies for the period or periods through and including the date of the respective PURCHASER Financial Statements has been made and is reflected on such PURCHASER Financial Statements.

            (d) Deferred Taxes of the PURCHASER Companies have been provided for in accordance with GAAP.

            (e) Effective January 1, 1993, PURCHASER adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

     5.9    PURCHASER Allowance for Possible Loan Losses.  The allowance for
            --------------------------------------------
possible loan or credit losses (the "PURCHASER Allowance") shown on the consolidated balance sheets of PURCHASER included in the most recent PURCHASER Financial Statements dated prior to the date of this Agreement was, and the PURCHASER Allowance shown on the consolidated balance sheets of PURCHASER included in the PURCHASER Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the PURCHASER Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the PURCHASER Companies as of the dates thereof except where the failure of such PURCHASER Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on PURCHASER.

     5.10   Assets.  Except as Previously Disclosed or as disclosed or reserved
            ------
against in the PURCHASER Financial Statements, the PURCHASER Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the PURCHASER Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PURCHASER's past practices. All Assets which are material to PURCHASER's business on a consolidated basis, held under leases or subleases by any of the PURCHASER Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the PURCHASER Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the PURCHASER Companies is a named insured are reasonably sufficient. The Assets of the PURCHASER Companies include all assets required to operate the business of the PURCHASER Companies as presently conducted.

     5.11   Environmental Matters.
            ---------------------

            (a) Each PURCHASER Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (b) There is no Litigation pending or, to the Knowledge of PURCHASER, threatened before any court, governmental agency or authority or other forum in which any PURCHASER Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any PURCHASER Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of Purchaser, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (c) There is no Litigation pending or, to the Knowledge of Purchaser, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any PURCHASER Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of Purchaser, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (d) To the Knowledge of PURCHASER, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (e) During the period of (i) any PURCHASER Company's ownership or operation of any of their respective current properties, (ii) any PURCHASER Company's participation in the management of any Participation Facility, or
(iii) any PURCHASER Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (f) Prior to the period of (i) any PURCHASER Company's ownership or operation of any of their respective current properties, (ii) any PURCHASER Company's participation in the management of any Participation Facility, or
(iii) any PURCHASER Company's holding of a security interest in a Loan Property, to the Knowledge of PURCHASER, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     5.12   Compliance with Laws.  PURCHASER is duly registered as a bank
            --------------------
holding company under the BHC Act. Each PURCHASER Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (a)  No PURCHASER Company:

                 (i) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER; or

                 (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that any PURCHASER Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, or (C) requiring any PURCHASER Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.13   Labor Relations.  No PURCHASER Company is the subject of any
            ---------------
Litigation asserting that it or any other PURCHASER Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other PURCHASER Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any PURCHASER Company, pending or, to its Knowledge, threatened, or to its Knowledge, is there any activity involving any PURCHASER Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.14   Employee Benefit Plans.
            ----------------------

            (a) PURCHASER has Previously Disclosed and delivered or made available to TARGET prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans," as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any PURCHASER Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "PURCHASER Benefit Plans). Any of the PURCHASER Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "PURCHASER ERISA Plan." Each PURCHASER ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j)) of the Internal Revenue Code) is referred to herein as a "PURCHASER Pension Plan." No PURCHASER Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

            (b) All PURCHASER Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER. Each PURCHASER ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and PURCHASER is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of PURCHASER, no PURCHASER Company has engaged in a transaction with respect to any PURCHASER Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof would subject any PURCHASER Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

          (c) No PURCHASER ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any PURCHASER Pension Plan, (ii) no change in the actuarial assumptions with respect to any PURCHASER Pension Plan, and (iii) no increase in benefits under any PURCHASER Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER or materially adversely affect the funding status of any such plan. Neither any PURCHASER Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any PURCHASER Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on PURCHASER. No PURCHASER Company has provided, or is required to provide, security to a PURCHASER Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (d) No Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any PURCHASER Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on PURCHASER. No PURCHASER Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on PURCHASER. No notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any PURCHASER Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof

          (e) Except as Previously Disclosed, (i) no PURCHASER Company has any obligations for retiree health and life benefits under any of the PURCHASER Benefit Plans and (ii) there are no restrictions on the rights of such PURCHASER Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on PURCHASER.

          (f) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any PURCHASER Company from any PURCHASER Company under any PURCHASER Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PURCHASER Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any PURCHASER Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the PURCHASER Financial Statements to the extent required by and in accordance with GAAP.

     5.15   Legal Proceedings.  There is no Litigation instituted or pending,
            -----------------
or, to the Knowledge of PURCHASER, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any PURCHASER Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any PURCHASER Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

     5.16   Reports.  Since January 1, 1993, each PURCHASER Company has timely
            -------
filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, none of such reports and documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.17   Statements True and Correct.  No statement, certificate, instrument
            ---------------------------
or other writing furnished or to be furnished by any PURCHASER Company or any Affiliate thereof to TARGET pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PURCHASER Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by PURCHASER with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any PURCHASER Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to TARGET's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any PURCHASER Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of TARGET, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any PURCHASER Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     5.18   Accounting, Tax and Regulatory Matters.  No PURCHASER Company or any
            --------------------------------------
Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of PURCHASER, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 8.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such
Section 8.1(b).

     5.19   Charter Provisions.  Each PURCHASER Company has taken all action so
            ------------------
that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any PURCHASER Company or restrict or impair the ability of any TARGET shareholder to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of PURCHASER Common Stock that may be acquired or controlled by it.

                                   ARTICLE 6
                    CONDUCT OF BUSINESS PENDING CONSUMMATION
                    ----------------------------------------

     6.1    Affirmative Covenants of TARGET.  Unless the prior written consent
            -------------------------------
of PURCHASER shall have been obtained, and except as otherwise contemplated herein, TARGET shall, and shall cause each of its Subsidiaries: (a) to operate its business in the usual, regular, and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 8.1(b) of this Agreement or (ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement.

     6.2    Negative Covenants of TARGET.  From the date of this Agreement until
            ----------------------------
the earlier of the Effective Time or the termination of this Agreement, TARGET covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of PURCHASER, which consent shall not be unreasonably withheld:

            (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any TARGET Company; or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a TARGET Company to another TARGET Company) in excess of an aggregate of $50,000 (for the TARGET Companies on a consolidated basis) except in the ordinary course of the business of TARGET Companies consistent with past practices (which shall include, for TARGET Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, receipt of Federal Home Loan Bank advances, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any TARGET Company of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any TARGET Company, or declare or pay any dividend or make any other distribution in respect of TARGET's capital stock; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereto, or as Previously Disclosed, issue, sell, pledge, encumber, authorize the issuance of, or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of TARGET Common Stock or any other capital stock of any TARGET Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock, provided that nothing herein shall restrict or otherwise limit TARGET from selling additional shares of TARGET Common Stock to any Person who is a holder of TARGET Common Stock as of the date hereof, so long as such sale does not cause the Total Equity of TARGET to exceed 8.0% of the Average Total Assets of TARGET; or

          (e) adjust, split, combine or reclassify any capital stock of any TARGET Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of TARGET Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any TARGET Subsidiary (unless any such shares of stock are sold or otherwise transferred to another TARGET Company) or (ii) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over any Person, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) foreclosures in the ordinary course of business, or
(iii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any TARGET Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any TARGET

Company; grant any increase in fees or other increases in compensation or other benefits to directors of any TARGET Company except for the payment of an amount not to exceed $10,000 to each director of TARGET Bank in consideration of the termination of TARGET Bank's Director's Defined Benefit Plan or in accordance with past practice Previously Disclosed; or

            (h) enter into or amend any employment Contract between any TARGET Company and any Person (unless such amendment is required by Law) that the TARGET Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

            (i) adopt any new employee benefit plan of any TARGET Company or make any material change in or to any existing employee benefit plans of any TARGET Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

            (j) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

            (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any TARGET Company for money damages in excess of $50,000 or which involves material restrictions upon the operations of any TARGET Company; or

            (l) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims.

     6.3    Covenants of PURCHASER. From the date of this Agreement until the
            ----------------------
earlier of the Effective Time or the termination of this Agreement, PURCHASER covenants and agrees that it shall continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the PURCHASER Common Stock and the business prospects of the PURCHASER Companies and, to the extent consistent therewith, to use all reasonable efforts to preserve intact the PURCHASER Companies' core businesses and goodwill with their respective employees and the communities they serve.

     6.4    Adverse Changes in Condition.  Each Party agrees to give written
            ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     6.5    Reports.  Each Party and its Subsidiaries shall file all reports
            -------
required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS
                             ---------------------

     7.1    Registration Statement; Proxy Statement; Shareholder Approval.  As
            -------------------------------------------------------------
soon as practicable after execution of this Agreement, PURCHASER shall file the Registration Statement with the SEC, and shall use its best efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of PURCHASER Common Stock upon consummation of the Merger. TARGET shall furnish all information concerning it and the holders of its capital stock as PURCHASER may reasonably request in connection with such action. TARGET shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of the Merger and this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (a) PURCHASER shall prepare and file on TARGET's behalf a Proxy Statement (which shall be included in the Registration Statement and which shall include an explanation of the restrictions on resale with respect to the shares of PURCHASER Common Stock received by the holders of TARGET Common Stock in the Merger) with the SEC and mail it to its shareholders, (b) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (c) the Board of Directors of TARGET shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its shareholders that they approve this Agreement, and (d) the Board of Directors and officers of TARGET shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

     7.2    Listing.  PURCHASER shall use its best efforts to list, prior to the
            -------
Effective Time, on the NASDAQ/NMS, the shares of PURCHASER Common Stock to be issued to the holders of TARGET Common Stock pursuant to the Merger.

     7.3    Applications.  PURCHASER shall promptly prepare and file, and TARGET
            ------------
shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     7.4    Filings with State Offices.  Upon the terms and subject to the
            --------------------------
conditions of this Agreement, PURCHASER shall execute and file the Georgia Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

     7.5    Agreement as to Efforts to Consummate.  Subject to the terms and
            -------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by PURCHASER in connection with the PURCHASER Common Stock to be issued in the Merger or a resolicitation of proxies as a consequence of an acquisition agreement by PURCHASER or any of its Subsidiaries shall not violate this covenant), including, without limitation, using its efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.6    Investigation and Confidentiality.
            ---------------------------------

            (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

            (b) Except as may be required by applicable Law or legal process, and except for such disclosure to those of its directors, officers, employees and representatives as may be appropriate or required in connection with the transactions contemplated hereby, each Party shall hold in confidence all nonpublic information obtained from the other Party (including work papers and other material derived therefrom) as a result of this Agreement or in connection with the transactions contemplated hereby (whether so obtained before or after the execution hereof) until such time as the Party providing such information consents to its disclosure or such information becomes otherwise publicly available. Promptly following any termination of this Agreement, each of the Parties agrees to use its best efforts to cause its respective directors, officers, employees and representatives to destroy or return to the providing party all such nonpublic information (including work papers and other material retrieved therefrom), including all copies thereof. Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party, except one copy of certain materials that can be retained for legal files in accordance with the provisions of the Confidentiality Agreements.

            (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     7.7    Press Releases.  Prior to the Effective Time, TARGET and PURCHASER
            --------------
shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     7.8    No Solicitation.  (a)  TARGET shall not, nor shall it permit any of
            ---------------
its Subsidiaries to, nor shall it authorize or permit any officer, director of employee of, or any investment banker, attorney or other advisor or representative of, TARGET or any of its Subsidiaries to, (i) solicit or initiate, or encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that, if in the opinion of its Board of Directors, after consultation with counsel, such failure to act would be inconsistent with its fiduciary duties to shareholders under applicable law, TARGET may, in response to an unsolicited takeover proposal, and subject to compliance with subparagraph (c) below, (A) furnish information with respect to TARGET to any Person pursuant to a confidentiality agreement and (B) participate in negotiations regarding such takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the immediately preceding sentence by any executive officer of TARGET or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of TARGET or any of its Subsidiaries, whether or not such person is purporting to act on behalf of TARGET or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 7.8 by TARGET. For purposes of this Agreement, "takeover proposal" means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of TARGET or any of its Subsidiaries (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of TARGET or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of TARGET or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving TARGET or any of its Subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to PURCHASER of the transactions contemplated hereby.

     (b) Except as set forth herein, neither the Board of Directors of TARGET nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to PURCHASER, the approval or recommendation of such Board of Directors or any such committee of this Agreement or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, if in the opinion of the TARGET Board of Directors, after consultation with counsel, failure to do so would be inconsistent with its fiduciary duties to TARGET shareholders under applicable law, then, prior to the Shareholders' Meeting, the TARGET Board of Directors may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a superior proposal, or enter into an agreement with respect to a superior proposal, in each case at any time after the second business day following PURCHASER's receipt of written notice (a "Notice of Superior Proposal") advising PURCHASER that the TARGET Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the Person making such superior proposal; provided that TARGET shall not enter into an agreement with respect to a superior proposal unless TARGET shall have furnished PURCHASER with written notice no later than 12:00 noon one (1) day in advance of any date that it intends to enter into such agreement. In addition, if TARGET proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to PURCHASER the Expenses and the Termination Fee (as defined in Section 10.2(b). For purposes of this Agreement, a "superior proposal" means any bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of TARGET Common Stock or TARGET Bank then outstanding or all or substantially all of the assets of TARGET or TARGET Bank and otherwise on terms which the TARGET Board of Directors determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger.

     (c) In addition to the obligations of TARGET set forth in paragraph (b) above, TARGET shall immediately advise PURCHASER orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any takeover proposal or inquiry. TARGET shall keep PURCHASER fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

     (d) Nothing contained in this Section 7.8 shall prohibit TARGET from making any disclosure to TARGET's shareholders if, in the opinion of the TARGET Board of Directors, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to its shareholders under applicable law; provided that TARGET does not, except as permitted by subparagraph (b) above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

     7.9    Tax Treatment.  Each of the Parties undertakes and agrees to use its
            -------------
reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     7.10   Agreement of Affiliates.  TARGET has Previously Disclosed all
            -----------------------
Persons whom it reasonably believes are "affiliates" of TARGET for purposes of Rule 145 under the 1933 Act. TARGET shall use its reasonable efforts to cause each such Person to deliver to PURCHASER not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of
Exhibit 1 hereto, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of TARGET Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of PURCHASER Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Regardless of whether each such affiliate has provided the written agreement referred to in this Section, PURCHASER shall be entitled to place restrictive legends upon certificates for shares of PURCHASER Common Stock issued to affiliates of TARGET pursuant to this Agreement to enforce the provisions of this Section.

     7.11   Employee Benefits and Contracts.  Following the Effective Time,
            -------------------------------
PURCHASER shall provide generally to officers and employees of the TARGET Companies employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of PURCHASER Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PURCHASER Companies to their similarly situated officers and employees, provided that for a period of twelve
(12) months after the Effective Time, PURCHASER shall provide generally to officers and employees of TARGET Companies severance benefits in accordance with the policies of either (i) TARGET as Previously Disclosed, or (ii) PURCHASER, whichever of (i) or (ii) will provide the greater benefit to the officer or employee. For purposes of participation and vesting under such employee benefit plans, the service of the employees of the TARGET Companies prior to the Effective Time shall be treated as service with a PURCHASER Company participating in such employee benefit plans. PURCHASER also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts Previously Disclosed to PURCHASER between any TARGET Company and any current or former director, officer, or employee thereof and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the TARGET Benefit Plans.

     7.12   Large Deposits.  Prior to the Closing, TARGET will provide PURCHASER
            --------------
with a list of all certificates of deposit or checking, savings or other deposits owned by persons who, to the Knowledge of the TARGET, had deposits aggregating more than $100,000 and a list of all certificates of deposit or checking, savings or other deposits owned by directors and officers of TARGET and the Bank and their affiliates in an amount aggregating more than $100,000 as of the last day of the calendar month immediately prior to the Closing.

     7.13   Indemnification.  PURCHASER agrees that all rights to
            ---------------
indemnification and all limitations of liability existing in favor of the officers and directors of TARGET and TARGET Bank ("Indemnified Parties") as provided in their respective articles of incorporation and bylaws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to any indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

     7.14   Irrevocable Proxies.  Concurrent with the execution hereof, TARGET
            -------------------
shall obtain and deliver to PURCHASER irrevocable proxies in substantially the form of Exhibit 4 hereto from each member of TARGET'S Board of Directors.

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

     8.1    Conditions to Obligations of Each Party.  The respective obligations
            ---------------------------------------
of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

            (a) Shareholder Approval.  The shareholders of TARGET shall have
                --------------------
approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

            (b) Regulatory Approvals.  All Consents of, filings and
                --------------------
registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which, in the reasonable judgment of the Board of Directors of either Party, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger; provided, however, that no such condition or restriction shall be deemed to be materially adverse unless it materially differs from terms and conditions customarily imposed by any Regulatory Authority in connection with similar transactions.

            (c) Consents and Approvals.  Each Party shall have obtained any and
                ----------------------
all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

            (d) Legal Proceedings.  No court or governmental or regulatory
                -----------------
authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

            (e) Registration Statement.  The Registration Statement shall be
                ----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of PURCHASER Common Stock issuable pursuant to the Merger shall have been received.

            (f) NASD Listing.  The shares of PURCHASER Common Stock issuable
                ------------
pursuant to the Merger shall have been approved for listing on the NASDAQ/NMS.

            (g) Tax Matters.  TARGET shall have received a written opinion of
                -----------
counsel from Rogers & Hardin, in form reasonably satisfactory to it, substantially to the effect that for federal income tax purposes (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (b) the exchange in the Merger of TARGET Common Stock for PURCHASER Common Stock will not give rise to gain or loss to the shareholders of TARGET with respect to such exchange (except to the extent of any cash received).

     8.2    Conditions to Obligations of PURCHASER.  The obligations of
            --------------------------------------
PURCHASER to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PURCHASER pursuant to Section 10.6(a) of this Agreement:

            (a) Representations and Warranties.  The representations and
                ------------------------------
warranties of TARGET set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 4.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

            (b) Performance of Agreements and Covenants.  Each and all of the
                ---------------------------------------
agreements and covenants of TARGET to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

            (c) TARGET shall have delivered to PURCHASER (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions of its obligations set forth in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by TARGET's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PURCHASER and its counsel shall reasonably request.

            (d) Opinion of Counsel.  TARGET shall have delivered to PURCHASER an
                ------------------
opinion of Martin, Snow, Grant & Napier, counsel to TARGET, dated as of the Closing, in substantially the form of Exhibit 2 hereto, which opinion may be rendered in accordance with the

Interpretive Standards on Legal Opinions to Third Parties in Corporate Transactions promulgated by the Corporate and Banking Law Section of the State Bar of Georgia (January 1, 1992) (the "Interpretive Standards").

            (e) Accountant's Letters.  PURCHASER shall have received from
                --------------------
Mauldin & Jenkins letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding TARGET, in form and substance reasonably satisfactory to PURCHASER, which letters shall be based upon customary specified procedures undertaken by such firm.

            (f) Employment Agreement.  John C. Mosely shall have executed and
                --------------------
delivered an Employment Agreement substantially in the form of Exhibit 5 hereto.

            (g) Dissenting Shareholders.  No shareholder of TARGET shall have
                -----------------------
exercised his or her dissenter's rights.

     8.3    Conditions to Obligations of TARGET.  The obligations of TARGET to
            -----------------------------------
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by TARGET pursuant to Section 10.6(b) of this Agreement:

            (a) Representations and Warranties.  The representations and
                ------------------------------
warranties of PURCHASER set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (b) Performance of Agreements and Covenants.  Each and all of the
                ---------------------------------------
agreements and covenants of PURCHASER to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

            (c) Certificates.  PURCHASER shall have delivered to TARGET (i) a
                ------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by PURCHASER's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as TARGET and its counsel shall reasonably request.

            (d) Opinion of Counsel.  PURCHASER shall have delivered to TARGET an
                ------------------
opinion of Rogers & Hardin, counsel to PURCHASER, dated as of the Closing, in substantially the form of Exhibit 3 hereto, which opinion may be rendered in accordance with the Interpretive Standards.

                                   ARTICLE 9
                                  TERMINATION
                                  -----------

     9.1    Termination.  Notwithstanding any other provision of this Agreement,
            -----------
and notwithstanding the approval of this Agreement by the shareholders of TARGET, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

            (a) By PURCHASER at any time prior to September 21, 1996, if PURCHASER determines in its sole good faith judgment that the financial condition, business or prospects of TARGET are unsatisfactory to PURCHASER based on PURCHASER'S due diligence conducted prior to such date; provided that (i) PURCHASER shall inform TARGET upon such termination as to the reasons for PURCHASER'S determination and (ii) that this Section 9.1(a) shall not limit in any way the due diligence investigation of TARGET which PURCHASER may perform or otherwise affect any other rights which PURCHASER has after the date hereof under the terms of this Agreement;

            (b) By mutual consent of the Board of Directors of PURCHASER and the Board of Directors of TARGET; or

            (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 8.2(a) of this Agreement in the case of PURCHASER and Section 8.3(a) of this Agreement in the case of TARGET; or

            (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within (30) days after the giving of written notice to the breaching Party of such breach; or

            (e) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby has been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of TARGET fail to approve this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders' Meetings where the transactions were presented to such shareholders for approval and voted upon; or

            (f) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by January 31, 1997, provided the failure to consummate the transactions contemplated hereby on or before such date was not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1 (f); or

            (g) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 9.1(f) of this Agreement.

            (h) By the Board of Directors of TARGET in connection with entering into a definitive agreement in accordance with Section 7.8(b), provided that it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee.

     9.2    Effect of Termination.  In the event of the termination and
            ---------------------
abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement shall become void and have no effect, except (i) as provided in
Section 10.14, and (ii) a termination pursuant to Section 9.1(c) or (d) of this Agreement shall entitle the non-breaching Party to the sum of $250,000 to be paid by the breaching Party, as and for liquidated damages, which shall be sole remedy of either Party against the other under this Agreement pursuant to O.C.G.A. (S)13-6-7. The Parties agree that the amount specified as liquidated damages hereunder represents a good faith and reasonable estimate by the Parties of the amount of damages that the non-breaching Party would expect to incur in the event of a default under this Agreement and is not intended as a penalty.

                                   ARTICLE 10
                                 MISCELLANEOUS
                                 -------------

     10.1   Definitions.  Except as otherwise provided herein, the capitalized
            -----------
terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

     "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

     "Affiliate" of a Person shall mean: (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

     "Agreement" shall mean this Agreement and Plan of Merger and the Exhibits delivered pursuant hereto and incorporated herein by reference.

     "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "Average Total Assets of TARGET" shall mean TARGET's total Assets, net of all intangible assets, based on the average of the total Assets, net of intangible assets, of TARGET as of the close of business for each of the sixty
(60) calendar days immediately preceding the date which is five (5) calendar days before the Closing Date.

     "Base Period Trading Price" shall mean the average of the daily closing price of a share of PURCHASER Common Stock as reported on NASDAQ/NMS for the twenty (20) consecutive trading days immediately preceding five (5) consecutive calendar days immediately preceding the Effective Time; provided, however, that for purposes of this calculation, the Base Period Trading Price shall be deemed to equal (i) $21.00 in the event the Base Period Trading Price is greater than $21.00 or (ii) $16.00 in the event the Base Period Trading Price is less than $16.00.

     "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

     "Closing Date" shall have the meaning provided in Section 1.2 of this Agreement.

     "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

     "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

     "Dissenting Shares" shall have the meaning provided in Section 3.1(f) of this Agreement.

     "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

     "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Plan" shall have the meaning provided in Section 4.14 of this Agreement.

     "Exchange Agent" shall have the meaning provided in Section 3.2 of this Agreement.

     "Exchange Ratio" shall have the meaning provided in Section 3.1(b) of this Agreement.

     "Exhibits" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "Expenses" shall have the meaning provided in Section 10.2 of this Agreement.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "Georgia Articles of Merger" shall mean the Articles of Merger to be executed by PURCHASER and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.3 of this Agreement.

     "GBCC" shall mean the Georgia Business Corporation Code.

     "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq., or any similar federal, state or local Law.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Interpretive Standards" shall have the meaning provided in Section 8.2(d) of this Agreement.

     "IRS" shall mean the Internal Revenue Service.

     "Knowledge" as used with respect to a Person shall mean the Knowledge after reasonable due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

     "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

     "Letter of Transmittal" shall have the meaning provided in Section 3.2 of this Agreement.

     "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

     "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

     "Merger" shall mean the merger of TARGET with and into PURCHASER referred to in Section 1.1 of this Agreement.

     "Merger Consideration" shall have the meaning provided in Section 3.1(b) of this Agreement.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NASDAQ/NMS" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

     "1933 Act" shall mean the Securities Act of 1933, as amended.

     "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Old Certificates" shall have the meaning provided in Section 3.2 of this Agreement.

     "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

     "Outstanding TARGET Shares" shall mean all shares of TARGET outstanding immediately prior to the Effective Time, other than Dissenting Shares and shares held in TARGET's treasury which shall be cancelled without consideration at the Effective Time.

     "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "Party" shall mean either TARGET or PURCHASER, and "Parties" shall mean both TARGET and PURCHASER.

     "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any, Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities, or business.

     "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "Previously Disclosed" shall mean information (a) delivered in writing prior to the date of this Agreement in the manner and to the Party and counsel described in Section 10.8 of this Agreement and describing in reasonable detail the matters contained therein, provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition, or (b) disclosed prior to the date of this Agreement by one Party to the other in an SEC Document delivered to such other Party in which the specific information has been identified by the Party making the disclosure.

     "Proxy Statement" shall mean the proxy statement used by TARGET to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of PURCHASER relating to shares of PURCHASER Common Stock to be issued to the shareholders of TARGET.

     "PURCHASER Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

     "PURCHASER Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

     "PURCHASER Common Stock" shall mean the $1.00 par value common stock of PURCHASER.

     "PURCHASER Companies" shall mean, collectively, PURCHASER and all PURCHASER Subsidiaries.

     "PURCHASER Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of PURCHASER as of June 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1996, and for each of the three years ended December 31, 1995, 1994, and 1993, as filed by PURCHASER in SEC Documents and (ii) the consolidated statements of condition of PURCHASER (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1996.

     "PURCHASER Stock Plans" shall mean the existing stock option and other stock-based compensation plans.

     "PURCHASER Subsidiaries" shall mean the Subsidiaries of PURCHASER.

     "Record Date" shall have the meaning provided in Section 3.1(e) of this Agreement.

     "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by PURCHASER under the 1933 Act in connection with the transactions contemplated by this Agreement.

     "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state banking and other regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

     "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, state blue sky laws, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "Shareholders' Meeting" shall mean the meeting of the shareholders of TARGET to be held pursuant to Section 7.1 of this Agreement, including any adjournment or adjournments thereof.

     "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5 % or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "Surviving Corporation" shall mean PURCHASER as the surviving corporation resulting from the Merger.

     "TARGET Allowance" shall have the meaning provided in Section 4.9 of this Agreement.

     "TARGET Bank" shall mean Merchants and Farmers Bank, a Georgia state-chartered bank and a TARGET Subsidiary.

     "TARGET Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

     "TARGET Common Stock" shall mean the $1.00 par value Common Stock of TARGET.

     "TARGET Companies" shall mean, collectively, TARGET and all TARGET Subsidiaries.

     "TARGET Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of TARGET as of June 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994, 1993, as previously furnished by TARGET to Purchaser, and (b) the consolidated balance sheets of TARGET (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 1996.

     "TARGET Stock Plans" shall mean the existing stock option and other stock-based compensation plans of TARGET.

     "TARGET Subsidiaries" shall mean the Subsidiaries of TARGET, which shall include the TARGET Subsidiaries described in Section 4.4 of this Agreement and any Person acquired as a Subsidiary of TARGET in the future and owned by TARGET at the Effective Time.

     "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

     "Termination Fee" shall have the meaning provided in Section 10.2 of this Agreement.

     "Total Equity of TARGET" shall mean TARGET's total stockholders' equity, net of intangible assets, calculated under GAAP as of the close of business on the day immediately preceding the day which is five (5) calendar days before the Closing Date; provided, however, that for purposes of the calculation of the
              --------  -------
Merger Consideration pursuant to Section 3.1(b) hereof, no adjustments shall be made to Total Equity of TARGET for any item that appears on the books and records of TARGET as of the close of business on September 13, 1996, except as a result of events occurring between such date and the close of business on the day immediately preceding the day which is five (5) calendar days before the Closing Date.

     10.2   Expenses.
            --------

            (a) Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel (the "Expenses"), except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

            (b) TARGET shall pay, or cause to be paid, in same day funds to PURCHASER the sum of (i) all of PURCHASER's Expenses plus (ii) $250,000 (the "Termination Fee") upon demand if (A) TARGET terminates this Agreement pursuant to Section 9.1(g) or (B) prior to the termination of this Agreement (other than by TARGET pursuant to Section 9.1(b)), a takeover proposal shall have been made and within one (1) year of such termination, TARGET enters into an agreement with respect to, or approves or recommends or takes any action to facilitate, such takeover proposal. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by PURCHASER, subject to an upward or downward adjustment.

     10.3   Brokers and Finders.  Except as Previously Disclosed, each of the
            -------------------
Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by TARGET or PURCHASER, each of TARGET and PURCHASER, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     10.4   Entire Agreement.  Except as otherwise expressly provided herein,
            ----------------
this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b) of this Agreement, with respect to the Confidentiality Agreements). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.13 of this Agreement.

     10.5   Amendments.  To the extent permitted by Law, this Agreement may be
            ----------
amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of TARGET Common Stock, there shall be made no amendment decreasing the consideration to be received by TARGET shareholders without the further approval of such shareholders.

     10.6   Waivers.
            -------

            (a) Prior to or at the Effective Time, PURCHASER, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by TARGET, to waive or extend the time for the compliance or fulfillment by TARGET of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PURCHASER under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PURCHASER.

            (b) Prior to or at the Effective Time, TARGET, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PURCHASER, to waive or extend the time for the compliance or fulfillment by PURCHASER of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of TARGET under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of TARGET.

            (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     10.7   Assignment.  Except as expressly contemplated hereby, neither this
            ----------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     10.8   Notices.  All notices or other communications which are required or
            -------
permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

PURCHASER:            ABC Bancorp
                      310 First Street, S.E.
                      Moultrie, Georgia  31768
                      Telecopy Number: (912) 890-2235

                      Attention:  President

Copy to Counsel:      Rogers & Hardin
                      2700 Cain Tower, Peachtree Center
                      229 Peachtree Street, N.E.
                      Atlanta, Georgia 30303
                      Telecopy Number: (404) 525-2224

                      Attention:  Steven E. Fox

TARGET:               M & F Financial Corporation
                      109 West Third Street
                      P.O. Box 278
                      Donalsonville, Georgia  31745
                      Telecopy Number: (912) 524-2508

                      Attention:  President

Copy to Counsel:      Martin, Snow, Grant & Napier
                      240 Third Street
                      P.O. Box 1606
                      Macon, Georgia  31202
                      Telecopy Number:  (912) 743-4204

                      Attention:  Edward J. Harrell

     10.9   Governing Law.  This Agreement shall be governed by and construed in
            -------------
accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

     10.10  Counterparts.  This Agreement may be executed in one or more
            ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     10.11  Captions.  The captions contained in this Agreement are for
            --------
reference purposes only and are not part of this Agreement.

     10.12  Enforcement of Agreement.  The Parties hereto agree that irreparable
            ------------------------
damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.13  Severability.  Any term or provision of this Agreement which is
            ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.14  Survival.  The respective representations, warranties, obligations,
            --------
covenants and agreements of the Parties shall not survive the Effective Time or the termination and abandonment of this Agreement, except that (i) Articles Two, Three and Ten and Sections 7.6(b), 7.9, 7.11 and 7.13 of this Agreement shall survive the Effective Time; and (ii) Sections 7.6(b), 7.8(b), 9.2, 10.2 and
10.14 shall survive the termination and abandonment of this Agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers as of the day and year first above written.

ATTEST:                         ABC BANCORP


/s/ Sara R. Hall                By:/s/ Kenneth J. Hunnicutt
----------------                   ------------------------
Secretary                              President


[CORPORATE SEAL]

ATTEST:                             M & F FINANCIAL CORPORATION


/s/ Jerry G. Mitchell               By:/s/ David I. Rach
---------------------                  -----------------------------------------
Secretary                                   President


[CORPORATE SEAL]

                                                                       EXHIBIT 1
                                                                       ---------


                              AFFILIATE AGREEMENT
                              -------------------


ABC Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768

Attention:  President

Ladies and Gentlemen:

     The undersigned is a shareholder of M & F Financial Corporation ("Target"), a corporation organized under the laws of the State of Georgia and located in Donalsonville, Georgia, and will become a shareholder of ABC Bancorp ("Purchaser") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of September 12, 1996 (the "Agreement"), by and between Target and Purchaser. Under the terms of the Agreement, Target will be merged into and with Purchaser (the "Merger"), and the shares of the $1.00 par value common stock of Target ("Target Common Stock") will be converted into and exchanged for shares of the $1.00 par value common stock of Purchaser ("Purchaser Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Purchaser regarding certain rights and obligations of the undersigned in connection with the shares of Purchaser to be received by the undersigned as a result of the Merger.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned and Purchaser hereby agree as follows:

     1.     Affiliate Status.  The undersigned understands and agrees that as to
            ----------------
Target the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

     2.     Covenants and Warranties of Undersigned.  The undersigned
            ---------------------------------------
represents, warrants and agrees that:

            (a) The Purchaser Common Stock received by the undersigned as a result of the Merger will be taken for his or her own account and not for others, directly or indirectly, in whole or in part.

            (b) Purchaser has informed the undersigned that any distribution by the undersigned of Purchaser Common Stock has not been registered under the 1933 Act and that shares of Purchaser Common Stock received pursuant to the Merger can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that Purchaser is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Purchaser Common Stock.

     3.     Restrictions on Transfer.
            ------------------------

            (a) The undersigned understands and agrees that stop transfer instructions with respect to the shares of Purchaser Common Stock received by the undersigned pursuant to the Merger will be given to Purchaser's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

     "The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (i) covered by an effective registration statement under the Securities Act of 1933, as amended, (ii) in accordance with (x) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Purchaser) or (y) Rule 144 (in the
                       ---
     case of shares issued to an individual who is an affiliate of Purchaser) of the Rules and Regulations of such Act, or (iii) in accordance with a legal opinion satisfactory to counsel for Purchaser that such sale or transfer is otherwise exempt from the registration requirements of such Act."

            (b) Such legend will also be placed on any certificate representing Purchaser securities issued subsequent to the original issuance of the Purchaser Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization as long as the Purchaser Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. In addition, if the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Purchaser Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Purchaser, upon the request of the undersigned, will cause the certificates representing the shares of Purchaser Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Purchaser of an opinion of its counsel to the effect that such legend may be removed.

     4.     Understanding of Restrictions on Dispositions.  The undersigned has
            ---------------------------------------------
carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer, or otherwise dispose of the shares of Purchaser Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for Target.

     5.     Filing of Reports by Purchaser.  Purchaser agrees for a period of
            ------------------------------
three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Purchaser Common Stock issued to the undersigned pursuant to the Merger.

     6.     Transfer Under Rule 145(d).  If the undersigned desires to sell or
            --------------------------
otherwise transfer the shares of Purchaser Common Stock received by him or her in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the Transfer Agent for Purchaser Common Stock, together with such additional information as the Transfer Agent may reasonably request. If Purchaser's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Purchaser shall cause such counsel, at Purchaser's expense, to provide such opinions as may be necessary to Purchaser's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

     7.     Acknowledgments.  The undersigned recognizes and agrees that the
            ---------------
foregoing provisions also apply with respect to Target Common Stock held by, and Purchaser Common Stock issued in connection with the Merger to, (a) the undersigned's spouse, (b) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (c) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity, and (d) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or executive officer of Purchaser or becomes a director or executive officer of Purchaser upon consummation of the Merger, among other things, any sale of Purchaser Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

     8.     Miscellaneous.  This Affiliate Agreement is the complete agreement
            -------------
between Purchaser and the undersigned concerning the subject matter hereof. Any notice required to be sent to any parry hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Georgia.

     This Affiliate Agreement is executed as of the _____ day of _________________, 199__.

                                     Very truly yours,


                                     ____________________________
                                     Signature


                                     ____________________________
                                     Print Name


                                     ____________________________
                                     ____________________________
                                     ____________________________
                                     ____________________________
                                     Address
                                     ____________________________
                                     Telephone No.


AGREED TO AND ACCEPTED as of
____________________, 199__

ABC BANCORP

By:_________________________
 Its:_____________________

                                                                       EXHIBIT 2
                                                                       ---------

                              MATTERS AS TO WHICH
                    MARTIN, SNOW, GRANT & NAPIER WILL OPINE


     1. Target is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business as described in the proxy statement used to solicit the approval by the shareholders of Target of the transactions contemplated by the Agreement ("Proxy Statement"), and (b) to own and use its Assets.

     2. Target Bank is a Georgia chartered state bank duly organized and validly existing under the laws of the State of Georgia with all requisite power and authority to conduct its business as described in the Proxy Statement, and to own and use its Assets. The deposits of Target Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

     3. Target's authorized shares consist of 5,000,00 shares of Common Stock, $____ par value, of which ________ shares were outstanding as of _________________. The outstanding shares of Target Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, except as Previously Disclosed, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target to issue equity securities or acquire its equity securities.

     4. Target owns directly or indirectly all the issued and outstanding shares of the capital stock of Target Bank. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating Target Bank to issue equity securities or acquire its equity securities.

     5. The execution and delivery by Target of the Agreement do not, and if Target were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of Target or the Articles of Incorporation or Bylaws of Target Bank or, to our Knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which Target or Target Bank is a party or by which Target or Target Bank is bound.

     6. Target has duly authorized the execution and delivery of the Agreement and all performance by Target thereunder and has duly executed and delivered the Agreement.

     7.     The Agreement is enforceable against Target.

                                                                       EXHIBIT 3
                                                                       ---------

                              MATTERS AS TO WHICH
                           ROGERS & HARDIN WILL OPINE


     1. Purchaser is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority (a) to conduct its business as described in the proxy statement used to solicit the approval by the shareholders of Target of the transactions contemplated by the Agreement ("Proxy Statement"), and (b) to own and use its Assets.

     2. Purchaser's authorized shares consist of 15,000,000 shares of Common Stock, $1.00 par value per share, of which __________ shares were outstanding as of _____________, and 5,000,000 shares of Preferred Stock, none of which were outstanding as of ____________. The outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, were not issued in violation of any statutory preemptive rights of shareholders, and are fully paid and nonassessable. To our Knowledge, except as Previously Disclosed, there are no options, subscriptions, warrants, calls, rights or commitments obligating Purchaser to issue equity securities or acquire its equity securities. The shares of Purchaser Common Stock to be issued to the shareholders of Target upon consummation of the Merger have been registered under the Securities Act of 1933, as amended, and when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

     3. The execution and delivery by Purchaser of the Agreement do not, and if Purchaser were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of Purchaser or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which Purchaser is a party or by which Purchaser is bound.

     4. Purchaser has duly authorized the execution and delivery of the Agreement and all performance by Purchaser thereunder and has duly executed and delivered the Agreement.

     5.     The Agreement is enforceable against Purchaser.

                                                                       EXHIBIT 4
                                                                       ---------
                               IRREVOCABLE PROXY
                               -----------------


          This Irrevocable Proxy is given by the undersigned, ______________ ("Shareholder"), in favor of ABC Bancorp, a Georgia corporation ("ABC"), as of the 12th day of September, 1996.

          WHEREAS, ABC and M & F Financial Corporation, a Georgia corporation ("Target"), have entered into an Agreement and Plan of Merger dated as of September 12, 1996 (the "Merger Agreement") (capitalized terms used but not defined herein shall have the same meaning assigned to such terms in the Merger Agreement), pursuant to which ABC proposes to acquire the entire equity interest in Target by means of a merger (the "Merger") of Target with and into ABC;

          WHEREAS, Shareholder owns, as of the date hereof, _________ shares of Target Common Stock (the "Existing Shares", together with any shares of Target Common Stock acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares"); and

          WHEREAS, ABC has entered into the Merger Agreement in reliance on Shareholder's agreement to support the Merger, including the granting of Shareholder's Irrevocable Proxy hereunder.

          NOW, THEREFORE, with respect to the Merger Agreement and the transactions contemplated thereby and in accordance with the Georgia Business Corporation Code, Shareholder hereby irrevocably makes, constitutes and appoints ABC to act as Shareholder's true and lawful proxy and attorney-in-fact in the name and on behalf of Shareholder, solely for the limited purpose set forth herein, with full power to appoint a substitute or substitutes solely for the limited purpose set forth herein. Shareholder further directs ABC, and ABC hereby agrees, to vote all of the Shares which are entitled to vote at any meeting of the shareholders of Target (whether annual or special and whether or not an adjourned meeting), or by written consent in the place and stead of Shareholder, in favor of the Merger as set forth in the Merger Agreement. ABC shall have no right to vote the shares with respect to any other matters. By giving this proxy, Shareholder hereby revokes any other proxy granted by Shareholder at any time with respect to the Shares and no subsequent proxies will be given with respect thereto by Shareholder. THE PROXY GRANTED HEREBY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE. The proxy granted hereby shall not be terminated by any act of Shareholder or by operation of law, by lack of appropriate power of authority, or by the occurrence of any other event or events and shall be binding upon all beneficiaries, heirs at law, legatees, distributees, successors, assigns and legal representatives of Shareholder. Shareholder agrees to use all good faith efforts to cause any record owner of the Shares of which Shareholder is the beneficial owner to grant to ABC a proxy of the same effect as that contained herein. Shareholder shall perform such further acts and execute such further documents as may be required to vest in ABC the sole power to vote the Shares during the term of the proxy granted herein. The proxy granted herein shall expire on the earlier of (i) the date on which ABC and Shareholder mutually consent in writing to terminate this Irrevocable Proxy, (ii) the date of the Closing, or (iii) the termination of the Merger Agreement in accordance with the terms thereof. Notwithstanding anything herein to the contrary, the proxy granted hereby and power herein conferred upon ABC (or any substitute or substitutes) may not be exercised prior to the receipt by ABC and Target of the Consents of the Regulatory Authorities (as contemplated by the Merger Agreement).

            IN WITNESS WHEREOF, Shareholder has executed and delivered this Irrevocable Proxy as of the date set forth above.



                                           -------------------------------------
                                           (Name)



                                           -------------------------------------
                                           (Signature)

                                                                       EXHIBIT 5
                                                                       ---------


                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of ___________, 19___, by and between MERCHANTS AND FARMERS BANK, a Georgia bank (the "Bank"), and JOHN C. MOSELY, a resident of the State of Georgia (the "Executive").

     WHEREAS, ABC Bancorp, a Georgia corporation ("ABC"), has acquired all of the equity interest of the Bank by means of a merger pursuant to an Agreement and Plan of Merger dated as of September 12, 1996 the ("Merger Agreement");

     WHEREAS, the Bank is now a wholly-owned subsidiary of ABC;

     WHEREAS, the Executive is the President and Chief Executive Officer of the Bank and desires to continue his employment with the Bank in such capacity;

     WHEREAS, ABC desires that the Executive continue to serve in the capacity of President and Chief Executive Officer of the Bank; and

     WHEREAS, the Bank and the Executive, in conjunction with and pursuant to the terms of the Merger Agreement, desire to set forth in writing the terms and conditions of the Executive's continued employment with the Bank.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.     Employment and Duties.
            ---------------------

            (a) The Bank hereby agrees to continue to employ the Executive and the Executive agrees to continue employment in his capacity as President and Chief Executive Officer of the Bank to act in accordance with the terms and conditions set forth herein. The Executive also consents to serve as a director of the Bank for which he will be paid a monthly director's fee of $300. During the term of this Agreement, the Executive agrees that this position will be his principal employment, that he will serve the Bank faithfully and to the best of his ability and that he will devote his full business time, attention and skills to the operation of the business of the Bank, subject to reasonable absences for vacation and illness, and that he will perform such duties, functions and responsibilities in connection with such position and consistent with the foregoing as are from time to time delegated to the Executive by the Board of Directors of the Bank (the "Board"); provided, however, that the foregoing shall
                                     --------  -------
not be deemed to restrict the Executive from devoting a reasonable amount of time and attention to the management of his personal affairs and investments, so long as such activities do not interfere with the responsible performance of the Executive's duties hereunder. The

Executive shall provide the Board with periodic reports on, and keep it informed on a current basis concerning, the business and affairs of the Bank.

            (b) The Bank shall provide the Executive with a private office, secretarial and administrative assistance, office equipment, supplies and other facilities and services suitable to the Executive's position to be located at 109 West Third Street, Donalsonville, Georgia, 31745, or at a comparable location within Seminole County, Georgia.

     2.     Term.  The term ("Term") of this Agreement shall commence on the
            ----
date hereof and shall continue until the first anniversary of the date hereof unless earlier terminated pursuant to Section 4 hereof.

     3.     Compensation.  In consideration of the services to be rendered by
            ------------
the Executive to the Bank hereunder, the Bank hereby agrees to pay or otherwise provide the Executive the following compensation and benefits, it being understood that the Bank shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law (including, without limitation, Social Security payments, income tax withholding and other required deductions now in effect or which may become effective by law any time during the Term):

            (a)  Salary.  The Executive shall receive an annual salary of
                 ------
("Salary") of $83,208 to be paid in equal installments in accordance with the Bank's salary payment practices in effect from time to time for executives of the Bank. The Bank may consider and declare from time to time increases in the Salary.

            (b) Compensation Pursuant to Plans.  During the Term, the Executive
                ------------------------------
shall be included as a participant in all present and future employee benefit, retirement and compensation plans generally available to employees of the Bank, consistent with his Salary and his position with the Bank, including, without limitation, the Bank's (or ABC's) pension plan and hospitalization, major medical, disability and group life insurance plans.

            (c) Expenses.  The Executive shall be entitled to receive
                --------
reimbursement for all reasonable expenses incurred by him in connection with the fulfillment of his duties hereunder, upon receipt of appropriate vouchers therefor, provided that the Executive has complied with all reasonable policies and procedures relating to the reimbursement of such expenses as shall, from time to time, be established by the Bank.

            (d) Vacation and Perquisites.  For so long as the Executive is
                ------------------------
employed by the Bank hereunder, the Executive shall be entitled to such paid vacation and such perquisites, including, without limitation, the use of an automobile and a local country club membership, as are provided to other executive officers of ABC's banking subsidiaries.

     4.     Termination.
            -----------

            (a) This Agreement shall terminate on the earliest to occur of the following events: (i) on the mutual agreement of the Bank and the Executive;
(ii) the death of the Executive or Executive's voluntary retirement; (iii) the Executive becoming unable to perform a substantial portion of his duties as described herein due to injury, illness or disability (mental or physical) as determined by an independent physician selected by the Bank and reasonably satisfactory to the Executive for a period of two (2) consecutive months or any aggregate period of four (4) months in any twelve (12) month period ("Disability"); or (iv) immediately upon the Bank giving written notice to the Executive of termination for Cause (as defined herein).

            (b) The Bank may terminate the Executive's employment under this Agreement at any time for Cause. The termination shall be evidenced by written notice to the Executive, which shall specify the cause for termination. "Cause" shall exist if: (i) the Executive is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) in the reasonable determination of the Board, the Executive has engaged in conduct or activity materially damaging to the business of the Bank (it being understood, however, that unintentional physical damage to any property of the Bank by the Executive shall not be a ground for such a determination by the Board); or (iii) the Executive has failed, without reasonable cause, to devote his full business time and best efforts to the business of the Bank as provided in Section 1(a) hereof and, after written notice from the Bank of such failure, the Executive at any time thereafter again so fails.

            (c) The Executive may terminate his employment under this Agreement at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (i) the assignment to the Executive of duties or responsibilities which are materially inconsistent with the responsibilities of an executive officer holding the office of the Executive; (ii) a material breach by the Bank of any of the material provisions of this Agreement; or (iii) the Bank's requiring the Executive to be based at any place outside a fifty mile radius from Donalsonville, Georgia, except for reasonably required travel on the Bank's business.

            (d) In the event that the Executive's employment hereunder is terminated by the Bank other than for Cause, the Executive shall be entitled to continue to receive from the Bank for an additional 12-month period his Salary at the rate in effect at the time of such termination.

            (e) Notwithstanding anything to the contrary herein, the Bank agrees to give the Executive sixty (60) days' prior notice in the event the Bank shall terminate the Executive after the Term of this Agreement.

     5.     Representations and Warranties.
            ------------------------------

            (a) The Executive represents and warrants to the Bank that: (i) he has the full power and authority to execute, deliver and perform this Agreement, and that he has taken all actions necessary to secure all approvals required in connection herewith and therewith; (ii) this Agreement has been duly authorized, executed and delivered by him and constitutes his valid and binding agreement, enforceable against him in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, any material mortgage, lien, leases, agreement, instrument, order, arbitration award, judgment or decree to which he is a party or by which he or any of his assets are bound.

            (b)  The Bank hereby represents and warrants to the Executive that:
(i) this Agreement has been duly authorized, executed and delivered by it, and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms; (ii) it has the full power and authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith; and (iii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of or entitle any party to accelerate any obligation under or pursuant to, its charter or bylaws or any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which it is a party or by which it or any of its assets are bound.

     6.     Restrictive Covenants.  Acknowledging that (i) he has intimate
            ---------------------
knowledge of the business of the Bank which, if exploited by him, in contravention of this Agreement, would seriously adversely and irreparably affect the value of the Bank and the ability of ABC to continue to operate the Bank following the consummation of the merger contemplated by the Merger Agreement; (ii) the provisions of this Section 6 are reasonable and necessary to protect the legitimate interests of ABC; (iii) the provisions of this Section 6 are reasonable and necessary to protect the goodwill of the Bank acquired by ABC pursuant to the Merger Agreement; (iv) any violation of this Section 6 will result in irreparable injury to ABC and the Bank and that damages at law would not be reasonable or adequate compensation to ABC and the Bank for a violation of this Section 6; and (v) that in the course of his employment with the Bank, as contemplated by this Agreement, and as a result of the position of trust that he will hold under this Agreement, he will obtain private and confidential information and proprietary data relating to ABC, the Bank and other affiliates of ABC, including, without limitation, financial information, product information and other data that are valuable assets and property rights of the Bank and ABC and its affiliates (collectively referred to as "Confidential Information"), the Executive hereby agrees as follows:

            (a) The Executive shall not, during the Term of this Agreement or any time after the termination of this Agreement, either directly or indirectly, disclose or use any Confidential Information acquired during his employment with the Bank, unless (i) the Confidential Information has been made public through no action or fault of the Executive, or (ii) its disclosure is requested or compelled by applicable law or regulatory agency. The Executive further agrees that after the termination of this Agreement, or at such other time as the Bank requests, the Executive will return to the Bank all documents, papers and records constituting Confidential Information, and all copies of same in the Executive's possession and control.

            (b) For a period of one (1) year after termination of the Executive's employment hereunder pursuant to Section 4(b) or by the Executive without Good Reason, the

Executive shall not directly or indirectly provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Bank at the time of such provision of services or solicitation which the Executive served either alone or with others while employed by the Bank in any city, town, borough, township, village or other place in which the Executive performed services for the Bank while employed by it, or assist any actual or potential competitor of the Bank to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place.

            (c) While the Executive is employed by the Bank and for a period of one (1) year after termination of the Executive's employment hereunder pursuant to Section 4(b) or by the Executive without Good Reason, the Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of the Bank as conducted during the Executive's employment by the Bank within Seminole County, Georgia and the contiguous counties thereto.

            (d) In addition to all other remedies provided at law or at equity, the Bank may petition and obtain from a court of law or equity both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security to prevent a breach by the Executive of any covenant contained in this Section 6, as well as to an equitable accounting of all earnings and profits and other benefits arising out of any such violations.

     7.     Notices.  Any notice or other communication required or permitted to
            -------
be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addresses specified below.

     If to the Executive:       John C. Mosely
                                109 West Third Street
                                Donalsonville, Georgia  31745
                                Facsimile:  (912) 524-2508

     If to the Bank:            Merchants and Farmers Bank
                                c/o ABC Bancorp
                                310 First Street, S.E.
                                Moultrie, Georgia  31768
                                Facsimile:  (912) 890-2235
                                Attn:  President

or to such other address or fax number as either party may from time to time designate in writing to the other.

     8.     Entire Agreement.  This Agreement constitutes the entire agreement
            ----------------
between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or recision of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by both parties hereto.

     9.     Governing Law.  This Agreement and the rights and duties of the
            -------------
parties hereunder shall be governed by, construed under and enforced in accordance with the laws of the State of Georgia.

     10.    Assignment.  This Agreement shall inure to the benefit of and be
            ----------
binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. The rights, duties and obligations under this Agreement are assignable by the Bank to a successor of all or substantially all of the business or assets of the Bank. The rights, duties and obligations of the Executive under this Agreement shall not be assignable.

     11.    Survival.  The respective obligations of the parties under Section 6
            --------
hereof shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and delivered, and the Executive has executed and delivered this Agreement, all as of the day and year first above written.


                                     MERCHANTS AND FARMERS BANK



                                     By:
                                        ----------------------------------------
                                             Its:
                                                 -------------------------------



                                                                          (SEAL)
                                     -------------------------------------
                                     JOHN C. MOSELY

                                                                      Appendix B

                           TEXT OF ARTICLE 13 OF THE
                       GEORGIA BUSINESS CORPORATION CODE

                                    PART 1.

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301.  Definitions.

As used in this article, the term:

     (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

     (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

     (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

     (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

     (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.  Right to dissent.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party:

          (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, or

          (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

          (A) Alters or abolishes a preferential right of shares;

          (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

          (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

          (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

          (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

          (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

          (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

               (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

               (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.  Dissent by nominees and beneficial owners.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                                    PART 2.

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320.  Notice of dissenters' rights.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.  Notice of intent to demand payment.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.  Dissenters' notice.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 no more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

14-2-1323.  Duty to demand payment.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324.  Share restrictions.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.  Offer of payment.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any,

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.  Failure to take action.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.  Procedure if shareholder dissatisfied with payment or offer.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                                    PART 3.

                          JUDICIAL APPRAISAL OF SHARES

14-2-1330.  Court action.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.  Court costs and counsel fees.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

14-2-1332.  Limitation of actions.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Georgia Business Corporation Code (the "Georgia Code") provides that the Articles of Incorporation may include a provision eliminating or limiting the personal liability of a director, other than: (i) for any appropriation, in violation of the director's duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or unlawful violation of laws; (iii) for certain unlawful distributions; and
(iv) for any transaction from which the director received an improper personal benefit. The Georgia Code further provides that a corporation may indemnify a director if the director acted in a manner he believed in good faith to be in or not opposed to the best interest of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may not indemnify a director, however, in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. The Georgia Code provides for mandatory indemnification of a director unless otherwise limited by a corporation's Articles of Incorporation, to the extent of reasonable expenses incurred by the director in connection with a proceeding.

  A further limitation on indemnification imposed by the Georgia Code is that in the case of indemnification in connection with a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding.

  Article XI of ABC's Amended Articles of Incorporation (the "Articles") provides that no director shall be personally liable to ABC or its stockholders for monetary damages for any breach of the duty of care or other duty as a director, except that such liability shall not be eliminated: (i) for any appropriation, in violation of a director's duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Georgia Code permits a corporation to indemnify a director if the director seeking indemnification acted in a manner he believed in good faith to be in or not opposed to the best interest of such corporation and, in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a. Exhibits and Exhibit Index

 4.1 Articles of Incorporation of ABC, as amended (incorporated by reference to Exhibit 2.1 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630) filed August 14, 1987).

 4.2 Amendment to Amended Articles of Incorporation dated May 26, 1995 (incorporated by reference to Exhibit 3.1.1 to ABC's Form 10-K filed March 28, 1996).

 4.3 Amendment to Amended Articles of Incorporation (filed as Exhibit 4.3 to ABC's Registration on Form S-4 (Registration No. 333-08301), filed with the Commission on July 17, 1996 and incorporated herein by reference).

 4.4 Bylaws of ABC, as amended (incorporated by reference to Exhibit 2.2 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630) filed August 14, 1987).

 5.1 Opinion of Rogers & Hardin regarding legality of securities being registered (including their consent).

 8.1 Opinion of Rogers & Hardin regarding certain tax matters (including their consent).

10.1 1985 Incentive Stock Option Plan (filed as Exhibit 5.1 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630), filed with the Commission on August 14, 1987 and incorporated herein by reference).

10.2 Incentive Stock Option Agreement with Kenneth J. Hunnicutt dated October 17, 1985 (filed as Exhibit 5.2 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630), filed with the Commission on August 14, 1987 and incorporated herein by reference).

10.3 Deferred Compensation Agreement for Kenneth J. Hunnicutt dated December 16, 1986 (filed as Exhibit 5.3 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630), filed with the Commission on August 14, 1987 and incorporated herein by reference).

10.4  Security Deed in favor of M.I.A., Co. dated December 31, 1984 (filed as
      Exhibit 5.4 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630), filed with the Commission on August 14, 1987 and incorporated herein by reference).

10.5  Loan Agreement and Master Term Note dated December 30, 1986 (filed as
      Exhibit 5.5 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630), filed with the Commission on August 14, 1987 and incorporated herein by reference).

10.6 Executive Salary Continuation Agreement dated February 14, 1984 (filed as Exhibit 10.6 to ABC's Annual Report on Form 10-KSB (File Number 2-71257), filed herewith with the Commission on March 27, 1989 and incorporated herein by reference).

10.7 1992 Incentive Stock Option Plan and Option Agreement for K. J. Hunnicutt (filed as Exhibit 10.7 to ABC's Annual Report on Form 10-KSB (File Number 0-16181), filed with the Commission on March 30, 1993 and incorporated herein by reference.)

10.8 Executive Employment Agreement with Kenneth J. Hunnicutt dated September 20, 1994 (filed as Exhibit 10.8 to ABC's Annual Report on Form 10-KSB (File Number 0-016181), filed with the Commission on March 30, 1995 and incorporated herein by reference).

10.9 Executive Consulting Agreement with Eugene M. Vereen dated September 20, 1994 (filed as Exhibit 10.9 to ABC's Annual Report on Form 10-KSB (File Number 0-16181), filed with the Commission on March 30, 1995 and incorporated herein by reference).

10.10 Agreement and Plan of Merger by and between ABC and Southland Bancorporation dated as of December 18, 1995 (filed as Exhibit 10.10 to ABC's Annual Report on Form 10-K (File No. 0-16181), filed with the Commission on March 28, 1996 and incorporated herein by reference), and Amendment No. 1 thereto dated as of April 16, 1996 (filed as part of Appendix A to Amendment No. 1 to ABC's Registration on Form S-4 (Registration No. 333-2387), filed with the Commission on May 21, 1996 and incorporated herein by reference).

10.11 Agreement and Plan of Merger by and between ABC and Central Bankshares, Inc., dated as of December 29, 1995 (filed as Exhibit 10.11 to ABC's Annual Report on Form 10-K (File No. 0-16181), filed with the Commission on March 28, 1996 and incorporated herein by reference), and Amendment No. 1 thereto dated as of April 26, 1996 (filed as part of Appendix A to ABC's Registration on Form S-4 (Registration No. 333-05861), filed with the Commission on June 12, 1996 and incorporated herein by reference).

10.12 Agreement and Plan of Merger by and between ABC and First National Financial Corporation dated as of April 15, 1996 (filed as Exhibit 10.12 to Amendment No. 1 to ABC's Registration on Form S-4 (Registration No. 333-2387), filed with the Commission on May 21, 1996 and incorporated herein by reference).

10.13 Agreement and Plan of Merger by and between ABC and M & F Financial Corporation dated as of September 12, 1996 (contained in Appendix A to this Registration Statement).

21.1 Schedule of subsidiaries of ABC Bancorp (incorporated by reference to Exhibit 21.1 to ABC's Registration on Form S-4 (Registration No. 333-08301), filed with the Commission on July 17, 1996 and incorporated herein by reference).

23.1  Consent of Mauldin & Jenkins.

23.2  Consent of Mauldin & Jenkins.

23.3  Consent of Rogers & Hardin (contained in Exhibits 5.1 and 8.1 hereto).

24.1  Powers of attorney (included in the Signature page hereto).

99.1  Form of proxy card.

b.  Financial Statement Schedules.

  No financial statement schedules are required to be filed with this Registration Statement.

c.  Reports, Opinions or Appraisals.

  None.

ITEM 22. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

  (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (c) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Moultrie, State of Georgia, on October 21, 1996.

                                          ABC BANCORP

                                                 /s/ Kenneth J. Hunnicutt
                                          By: _________________________________
                                              KENNETH J. HUNNICUTT, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

  In accordance with requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

  Each person whose signature appears below hereby authorizes Kenneth J. Hunnicutt and W. Edwin Lane, Jr., and each of them, to file one or more amendments (including post-effective amendments) to the Registration Statement, with all exhibits thereto, which amendments may make such changes as any of such persons deems appropriate, and each person, individually and in each capacity stated below, hereby appoints each of such persons as attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf any such amendments to the Registration Statement, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or come to be done by virtue hereof.


           SIGNATURES                            TITLE                       DATE
           ----------              ---------------------------------  -------------------
    /s/ Kenneth J. Hunnicutt       President, Chief Executive          October 21, 1996
_________________________________   Officer and Director (Principal
      KENNETH J. HUNNICUTT          Executive Officer)

     /s/ W. Edwin Lane, Jr.        Executive Vice President and        October 21, 1996
_________________________________   Chief Financial Officer
       W. EDWIN LANE, JR.           (Principal Financial Officer and
                                    Principal Accounting Officer)

       /s/ J. Raymond Fulp         Director                            October 21, 1996
_________________________________
         J. RAYMOND FULP

     /s/ Willard E. Lasseter       Chairman of the Board and           October 21, 1996
_________________________________   Director
      WILLIARD E. LASSETER

      /s/ Bobby B. Lindsey         Director                            October 21, 1996
_________________________________
        BOBBY B. LINDSEY

                                   Director                                    , 1996
_________________________________
          HAL L. LYNCH
                                   Director                                    , 1996
_________________________________
        JOSEPH C. PARKER
    /s/ Eugene M. Vereen, Jr.      Director                            October 21, 1996
_________________________________
      EUGENE M. VEREEN, JR.
      /s/ Doyle Weltzbarker        Vice Chairman and Director          October 21, 1996
_________________________________
        DOYLE WELTZBARKER
      /s/ Henry C. Wortman         Director                            October 21, 1996
_________________________________
        HENRY C. WORTMAN
       /s/ Johnny W. Floyd         Director                            October 21, 1996
_________________________________
         JOHNNY W. FLOYD
      /s/ Sidney J. Wooten         Executive Vice President, Chief     October 21, 1996
_________________________________   Operating Officer and Director
        SIDNEY J. WOOTEN

                                 EXHIBIT INDEX


 4.1 Articles of Incorporation of ABC, as amended (incorporated by reference to Exhibit 2.1 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630) filed August 14, 1987).

 4.2 Amendment to Amended Articles of Incorporation dated May 26, 1995 (incorporated by reference to Exhibit 3.1.1 to ABC's Form 10-K filed March 28, 1996).

 4.3 Amendment to Amended Articles of Incorporation (filed as Exhibit 4.3 to ABC's Registration on Form S-4 (Registration No. 333-08301), filed with the Commission on July 17, 1996 and incorporated herein by reference).

 4.4 Bylaws of ABC, as amended (incorporated by reference to Exhibit 2.2 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630) filed August 14, 1987).

 5.1 Opinion of Rogers & Hardin regarding legality of securities being registered (including their consent).

 8.1 Opinion of Rogers & Hardin regarding certain tax matters (including their consent).

10.1 1985 Incentive Stock Option Plan (filed as Exhibit 5.1 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630), filed with the Commission on August 14, 1987 and incorporated herein by reference).

10.2 Incentive Stock Option Agreement with Kenneth J. Hunnicutt dated October 17, 1985 (filed as Exhibit 5.2 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630), filed with the Commission on August 14, 1987 and incorporated herein by reference).

10.3 Deferred Compensation Agreement for Kenneth J. Hunnicutt dated December 16, 1986 (filed as Exhibit 5.3 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630), filed with the Commission on August 14, 1987 and incorporated herein by reference).

10.4  Security Deed in favor of M.I.A., Co. dated December 31, 1984 (filed as
      Exhibit 5.4 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630), filed with the Commission on August 14, 1987 and incorporated herein by reference).

10.5  Loan Agreement and Master Term Note dated December 30, 1986 (filed as
      Exhibit 5.5 to ABC's Regulation A Offering Statement on Form 1-A (File No. 24A-2630), filed with the Commission on August 14, 1987 and incorporated herein by reference).

10.6 Executive Salary Continuation Agreement dated February 14, 1984 (filed as Exhibit 10.6 to ABC's Annual Report on Form 10-KSB (File Number 2-71257), filed herewith with the Commission on March 27, 1989 and incorporated herein by reference).

10.7 1992 Incentive Stock Option Plan and Option Agreement for K. J. Hunnicutt (filed as Exhibit 10.7 to ABC's Annual Report on Form 10-KSB (File Number 0-16181), filed with the Commission on March 30, 1993 and incorporated herein by reference).

10.8 Executive Employment Agreement with Kenneth J. Hunnicutt dated September 20, 1994 (filed as Exhibit 10.8 to ABC's Annual Report on Form 10-KSB (File Number 0-016181), filed with the Commission on March 30, 1995 and incorporated herein by reference).

10.9 Executive Consulting Agreement with Eugene M. Vereen dated September 20, 1994 (filed as Exhibit 10.9 to ABC's Annual Report on Form 10-KSB (File Number 0-16181), filed with the Commission on March 30, 1995 and incorporated herein by reference).

10.10 Agreement and Plan of Merger by and between ABC and Southland Bancorporation dated as of December 18, 1995 (filed as Exhibit 10.10 to ABC's Annual Report on Form 10-K (File No. 0-16181), filed with the Commission on March 28, 1996 and incorporated herein by reference), and Amendment No. 1 thereto dated as of April 16, 1996 (filed as part of Appendix A to Amendment No. 1 to ABC's Registration on Form S-4 (Registration No. 333-2387), filed with the Commission on May 21, 1996 and incorporated herein by reference).

10.11 Agreement and Plan of Merger by and between ABC and Central Bankshares, Inc., dated as of December 29, 1995 (filed as Exhibit 10.11 to ABC's Annual Report on Form 10-K (File No. 0-16181), filed with the Commission on March 28, 1996 and incorporated herein by reference), and Amendment No. 1 thereto dated as of April 26, 1996 (filed as part of Appendix A to ABC's Registration on Form S-4 (Registration No. 333-05861), filed with the Commission on June 12, 1996 and incorporated herein by reference).

10.12 Agreement and Plan of Merger by and between ABC and First National Financial Corporation dated as of April 15, 1996 (filed as Exhibit 10.12 to Amendment No. 1 to ABC's Registration on Form S-4 (Registration No. 333-2387), filed with the Commission on May 21, 1996 and incorporated herein by reference).

10.13 Agreement and Plan of Merger by and between ABC and M & F Financial Corporation dated as of September 12, 1996 (contained in Appendix A to this Registration Statement).

21.1 Schedule of subsidiaries of ABC Bancorp (filed as Exhibit 21.1 to ABC's Registration on Form S-4 (Registration No. 333-08301), filed with the Commission on July 17, 1996 and incorporated herein by reference).

23.1  Consent of Mauldin & Jenkins.

23.2  Consent of Mauldin & Jenkins.

23.3  Consent of Rogers & Hardin (contained in Exhibits 5.1 and 8.1 hereto).

24.1Powers of attorney (included in the Signature page hereto)

99.1  Form of proxy card.